      As filed with the Securities and Exchange Commission on March 2, 2000

                                                       Registration No. 33-86894
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         ------------------------------


                        POST-EFFECTIVE AMENDMENT NO. 6 TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                            IDS MANAGED FUTURES, L.P.
             (Exact name of registrant as specified in its charter)

         DELAWARE                     6793                      06-1189438
 (State of Organization)  (Primary Standard Industrial        (IRS Employer
                          Classification Code Number)     Identification Number)

                            C/O CIS INVESTMENTS, INC.
                             233 SOUTH WACKER DRIVE
                                   SUITE 2300
                             CHICAGO, ILLINOIS 60606
                                 (312) 460-4000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               BARBARA A. PFENDLER
                            C/O CIS INVESTMENTS, INC.
                             233 SOUTH WACKER DRIVE
                                   SUITE 2300
                             CHICAGO, ILLINOIS 60606
                                 (312) 460-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------


                                   COPIES TO:
                             Joseph H. Harrison, Jr.
                                Scott M. Montpas
                                 Sidley & Austin
                            One First National Plaza
                             Chicago, Illinois 60603


                         ------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act") check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                         ------------------------------

                                    PART ONE
--------------------------------------------------------------------------------
                            IDS MANAGED FUTURES, L.P.
                                   $22,500,000
                          LIMITED PARTNERSHIP INTERESTS


THE FUND

The Fund trades in the U.S. and international futures and forward markets in currencies, interest rates, energy and agricultural products, metals and stock indices.

The primary objective of the Fund is substantial capital appreciation over time.

An investment in the Fund offers a potentially valuable means of diversifying a traditional portfolio of stocks and bonds and has the potential to be profitable in both rising and falling markets.

THE TRADING ADVISORS

John W. Henry & Company, Inc. is one of the largest professional managed futures advisors in terms of assets under management in the managed futures industry.

Welton Investment Corporation has been managing institutional, corporate and individual investments in the futures and foreign exchange markets for over ten years.

GENERAL PARTNERS

CIS Investments, Inc. and IDS Futures Corporation are the general partners of the Fund.

CIS Investments, Inc. is an affiliate of Cargill, Incorporated, one of the largest private companies in the United States. IDS Futures Corporation is an affiliate of American Express Financial Corporation.

THE UNITS

The Units are available for subscription on the last day of each month at approximately 109.9% of the then current Net Asset Value. Units will be offered until December 31, 2001 unless all the Units are sold before that date. The General Partners may decide to register additional Units and/or extend the offering.


As of January 31, 2000, the Net Asset Value per Unit, after adjusting for a 3-for-1 split on February 28, 1995, was $295.90.



Subscription funds will be deposited in escrow at U.S. Bank National Association, St. Paul, Minnesota until invested in the Units as of the last day of the month. Interest earned on an investor's subscription will be paid to the investor within thirty days after the investor becomes a limited partner, unless the interest is less than $10, in which case it will be paid to the Fund.



American Express Financial Advisors Inc., the Fund's Selling Agent, will use its best efforts to sell the Units. There is no minimum number of Units which must be sold as of the beginning of any particular month. If the total amount of this offering, $22.5 million, is sold to unaffiliated investors, the General Partners will retain $0.68 million as an Offering Expense Charge and the Selling Agent will retain as much as $1.35 million in selling commissions.


THE RISKS

Before you decide whether to invest, read this entire Prospectus carefully and consider "The Risks You Face" beginning on page 8.


-    You could lose all or substantially all of your investment in the Fund.

- The Fund is speculative and it takes positions with total values that are bigger than the total amount of the Fund's assets. The face value of the Fund's positions typically range from 7 to 30 times its aggregate Net Asset Value.

- Performance has been volatile. The Net Asset Value per Unit has fluctuated almost 25% in a single month.


- Substantial expenses, totaling almost 4.875% per annum, must be offset by trading profits.


- There is no market for the Units. You may not redeem Units until you have been a Limited Partner in the Fund for six months. Thereafter, Units may be redeemed only as of the end of a calendar month.

- A significant portion of the Fund's trading is on non-U.S. markets which are not subject to the same degree of regulation as U.S. markets.

- You will be required to make representations and warranties in connection with your investment.

MINIMUM INVESTMENT: $1,000


This Prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together and both contain important information. Subscribers are encouraged to discuss their investment decision with their financial, tax and legal advisers.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
 THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.


        THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE
       MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED
            ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.
                       ----------------------------------
                 CIS INVESTMENTS, INC. / IDS FUTURES CORPORATION
                               CO-GENERAL PARTNERS
                                 APRIL __, 2000

                      COMMODITY FUTURES TRADING COMMISSION

                            RISK DISCLOSURE STATEMENT

         YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

         FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGES 44 TO 48 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAKEVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 7.

         THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGES 8 TO 11.

         YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

                            ------------------------

                              FREE LOOK ALTERNATIVE

         Commodity Futures Trading Commission Rule 4.26(b) provides that in connection with soliciting prospective participants for a commodity pool, the commodity pool operator must attach to the disclosure document for the pool copies of the pool's most current account statement. The pool operators for this Fund have requested, and have been granted, an exemption from this rule by the Commodity Futures Trading Commission pursuant to the Fund's "Free Look Alternative."

         Under the Free Look Alternative, prospective participants will sign and forward, along with their investment check, the appropriate subscription documents attached to this disclosure document to the home office of American Express Financial Advisors Inc. American Express Financial Advisors Inc. will then send a confirmation of the investment and a copy of the Fund's most recent account statement to the prospective participant on the next business day. The mailing of the confirmation and account statement by American Express Financial Advisors Inc. marks the beginning of the "Free Look" period.

         The Free Look period is 16 days. During this time, prospective participants will have the opportunity to determine whether they wish their subscription amount to be retained by the Fund. Prospective participants may rescind their subscriptions during the Free Look period for any reason.

         Prospective participants may notify American Express Financial Advisors Inc. of their decision to withdraw their subscriptions either by mail or by telephonic communication pursuant to instructions received from American Express Financial Advisors Inc. in the confirmation.

                            ------------------------

         THIS PROSPECTUS DOES NOT INCLUDE ALL OF THE INFORMATION OR EXHIBITS IN THE FUND'S REGISTRATION STATEMENT. YOU CAN READ AND COPY THE ENTIRE REGISTRATION STATEMENT AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC IN WASHINGTON, D.C.

         THE FUND FILES QUARTERLY AND ANNUAL REPORTS WITH THE SEC. YOU CAN READ AND COPY THESE REPORTS AT THE SEC PUBLIC REFERENCE FACILITIES IN CHICAGO, NEW YORK OR WASHINGTON, D.C. PLEASE CALL THE SEC AT 1-800-SEC-0300 FOR FURTHER INFORMATION.

         THE FUND'S FILINGS ARE POSTED AT THE SEC WEBSITE AT HTTP://WWW.SEC.GOV.
                            ------------------------


          CIS INVESTMENTS, INC.                 IDS FUTURES CORPORATION
         233 SOUTH WACKER DRIVE                 200 AXP FINANCIAL CENTER
               SUITE 2300                     MINNEAPOLIS, MINNESOTA 55474
         CHICAGO, ILLINOIS 60606                     (612) 671-3131
             (312) 460-4000

                            IDS MANAGED FUTURES, L.P.

                              ORGANIZATIONAL CHART

[GRAPHIC]

         CISI is a subsidiary of the Clearing Broker and IDS Futures is an affiliate of the Selling Agent, who is also the Fund's Introducing Broker. See "Conflicts of Interest" beginning at page 51 and "Transactions Between the General Partners and the Fund" at page 54.

                            IDS MANAGED FUTURES, L.P.

CONTENTS


                                    PART ONE
                               DISCLOSURE DOCUMENT


Summary.........................................................3
The Risks You Face..............................................8
Investment Factors.............................................11
How the Fund Works.............................................12
Performance of the Fund........................................15
Selected Financial Information.................................16
Management's Analysis of Operations............................17
Quantitative and Qualitative Disclosures
  About the Fund's Market Risk.................................20
The General Partners...........................................24
The Trading Advisors...........................................27
John W. Henry & Company, Inc...................................28
JWH Principals.................................................31
Performance of the JWH Financial
   and Metals Portfolio........................................35
Welton Investment Corporation..................................38
Welton Principals..............................................40
Performance of the Welton Diversified
   Portfolio...................................................41
Interest Income................................................43
Charges........................................................44
Brokerage Arrangements.........................................48
Redemptions; Net Asset Value...................................50
Conflicts of Interest..........................................51
Transactions Between the General Partners
   and the Fund................................................54
The Limited Partnership Agreement..............................54
Tax Consequences...............................................56
Plan of Distribution...........................................59
Lawyers; Accountants...........................................60
Financial Statements...........................................61


                                    PART TWO
                             STATEMENT OF ADDITIONAL
                                   INFORMATION


Supplemental Performance of the Fund............................1
Investment Diversification......................................4
Futures Markets and Trading Methods.............................6
Blue Sky Glossary...............................................7

---------------
Exhibit A --  Amended and Restated Limited
                 Partnership Agreement.........................A-1
Exhibit B --  Subscription Requirements........................B-1
Exhibit C --  Subscription Agreement and
                Power of Attorney..............................C-1
Exhibit D --  Request for Redemption...........................D-1


--------------------------------------------------------------------------------
SUMMARY

GENERAL


         IDS Managed Futures, L.P. is a Delaware limited partnership which trades a wide range of U.S. and international futures and forward contracts and related options. CIS Investments, Inc. ("CISI") and IDS Futures Corporation ("IDS Futures") are the Fund's general partners. John W. Henry & Company, Inc. ("JWH(R)") and Welton Investment Corporation ("Welton") are its current Trading Advisors.



         The Fund began trading on June 16, 1987 with an initial capitalization of $7,372,260 and a Net Asset Value per Unit of $225.43. The beginning Net Asset Value per Unit was $75.14 after adjusting for a 3-for-1 split on February 28, 1995. As of January 31, 2000, the Fund's Net Asset Value per Unit was $295.90.


THE FUND AND ITS OBJECTIVES

         The Fund's primary objective is to achieve substantial capital appreciation over time through professionally managed speculative trading in futures contracts, forward currency contracts, physical commodities and related options on exchanges and markets located in the United States and abroad. The Fund offers investors an opportunity to participate in markets not typically represented in an individual's portfolio, as well as the potential to profit from rising as well as falling prices. The success of the Fund is not dependent on favorable economic conditions, national or international. In fact, periods of economic uncertainty can augment the profit potential of the Fund by increasing the likelihood of significant movements in commodity prices, the exchange rates between various countries, world stock prices and interest rates.

         Currently, JWH manages approximately 65% of the Fund's assets pursuant to its Financial and Metals Portfolio and Welton manages approximately 35% pursuant to its Diversified Portfolio. The General Partners will allocate 65% of the proceeds of this offering to JWH and 35% to Welton.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE TRADING ADVISORS AND THEIR PROGRAMS

JWH


         JWH has been a Trading Advisor for the Fund since its inception. JWH manages capital in commodities, financial futures and foreign exchange markets for international banks, brokerage firms, pension funds, institutions and high net worth individuals. JWH trades on a 24-hour basis in a wide range of futures and forward contracts -- over sixty markets as of the date of this Prospectus -- in the United States, Europe and Asia. JWH is one of the largest managed futures advisors in terms of assets under management, trading approximately $1.8 billion in client capital as of January 31, 2000.


JWH'S PROGRAM USED FOR THE FUND


         JWH currently uses its Financial and Metals Portfolio for the Fund. The Financial and Metals Portfolio has been trading client capital since October 1984 and has a compounded annualized rate of return of 31.6% from inception through January 31, 2000. The Financial and Metals Portfolio, which has the most assets under management of any JWH program, seeks to identify and capitalize on intermediate and long-term price movements in four worldwide market sectors: interest rates, currencies, non-U.S. stock indices and metals. This program takes a market position when trends are identified, but may take a neutral stance or liquidate open positions in non-trending markets. As of January 31, 2000, JWH had approximately $667 million under management pursuant to the Financial and Metals Portfolio.


WELTON


         Welton became a Trading Advisor to the Fund in July 1997. Welton manages capital on behalf of individual, institutional and corporate clients in a wide range of markets. As of January 31, 2000, Welton was managing approximately $101 million of client capital pursuant to its Diversified Portfolio.


WELTON'S PROGRAM USED FOR THE FUND

         The Fund currently uses Welton's Diversified Portfolio, Welton's most diversified trading program in terms of markets traded and trading strategies employed.


         Welton's Diversified Portfolio started trading in April 1992 and has a compounded annualized net rate of return of 12.63% through January 31, 2000. Of all the Welton trading programs, the Diversified Portfolio trades in the widest spectrum of markets and seeks exposure to all major market sectors including interest rates, currencies, stock indices, metals, energy and agricultural commodities. The Diversified Portfolio uses multiple trading strategies in an attempt to earn profits in a variety of market conditions.


                                 ---------------

         THE TRADING PROGRAMS USED BY THE FUND ARE TECHNICAL, TREND-FOLLOWING COMPUTERIZED TRADING SYSTEMS.

         The mathematical models used by the Trading Advisors' trading programs are technical systems, generating trading signals on the basis of statistical research into past market prices. The Trading Advisors do not attempt to analyze underlying economic factors, identify mispricings in the market or predict future prices.

         The Trading Advisors are trend-following traders. A trend-following trader's primary trading objective is to participate in major price trends -- sustained price movements either up or down. Such price trends may be relatively infrequent. Trend-following traders anticipate that over half of their positions will be unprofitable. Their strategy is based on making sufficiently large profits from the trends which they identify and follow to generate overall profits despite the more numerous but, hopefully, smaller losses incurred on the majority of their positions.

                  See "The Risks You Face" beginning at page 8.


MARKETS TRADED


         The trading programs currently used by the Fund emphasize trading currencies and financial instruments, but participate in most major sectors of the global economy, which include:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CURRENCIES
------------------------------------------------------------------


Australian Dollar                 Malaysian Ringgit
British Pound                     Mexican Peso
Canadian Dollar                   New Zealand Dollar
Euro                              South African Rand
Hong Kong Dollar                  Swedish Krona
Japanese Yen                      Swiss Franc


FINANCIAL INSTRUMENTS
------------------------------------------------------------------


Australian                        Euro BOBL
   Bank Bills (90-day)              (5-year)
Australian Treasury               Euro Notional Bond
   Bonds (3-year and              Eurodollar
   10-year)                       Euroswiss
Canadian Bankers'                 Euroyen
  Acceptance (3-month)            Japanese Government
Canadian Government                 Bond (10 year)
   Bond (10-year)                 New Zealand Government
Euribor                             Bill (3-month)
Euro Bonds (5-year                New Zealand Government
  and 30-year)                      Bond (10-year)
Euro Bono (10-year)               U.K. Long "Gilts"
Euro BTP                          U.K. Short Sterling
Euro Bund                         U.S. Treasury Note
                                    (10-year)
                                  U.S. Bond (30-year)



INDICES
------------------------------------------------------------------

 Australian All                   Hang Seng Index (Hong
   Ordinaries Index                 Kong)
CAC 40 Index                      IBEX 35 (Spain)
  (France)                        MSCI Hong Kong Index
DAX Index (German)                MSCI Taiwan Index
Dow Jones Industrial              MIB 30 (Italy)
   Average                        Nasdaq (100 Index)
FTSE 100 Index (UK)               New York Composite
Goldman Sachs                     Nikkei 225 Index
  Commodity Index                   (Japan)
                                  OMX Index (UK)
                                  S&P 500 Stock Index


METALS
------------------------------------------------------------------

Aluminum                          Palladium
Copper                            Platinum
Gold                              Silver
Lead                              Tin
Nickel                            Zinc

AGRICULTURAL PRODUCTS
------------------------------------------------------------------

Azuki (Red Beans)                 Lumber
Cocoa                             Orange Juice
Coffee                            Rubber
Corn                              Soybeans
Cotton                            Soybean Meal
Fresh Pork Bellies                Soybean Oil
Live Cattle                       Sugar
Lean Hogs                         Wheat


ENERGY
------------------------------------------------------------------

Crude Oil                         No. 2 Heating Oil
Natural Gas                       Unleaded Gasoline
                                  London Gasoil

         THE FUND MAY TRADE IN ALL OR ONLY SOME OF THESE MARKETS AT ANY GIVEN TIME. THERE IS NO WAY TO PREDICT WHICH MARKETS THE FUND WILL TRADE OR WHAT ITS RELATIVE COMMITMENTS TO THE DIFFERENT MARKETS WILL BE.


         As of January 31, 2000, the Fund had the following approximate market sector commitments.




         [PIE CHART TO COME]

         Interest Rates             41.7%
         Currencies                 21.2%
         Stock Indices              21.0%
         Metals                     9.3%
         Commodities                3.9%
         Energies                   2.9%


THE GENERAL PARTNERS


         CISI and IDS Futures are the General Partners and Commodity Pool Operators of the Fund. CISI was incorporated in Delaware in 1983 and is an affiliate of Cargill Investor Services, Inc., the Fund's Clearing Broker. In addition to the Fund, CISI is the commodity pool operator of two other public commodity pools -- one jointly with IDS Futures -- and one private commodity pool. As of January 31, 2000, the aggregate capitalization of these funds was $138 million.


         IDS Futures was incorporated in Minnesota in 1986 and is an affiliate of American Express Financial Advisors Inc., the Fund's Selling Agent and

--------------------------------------------------------------------------------

Introducing Broker. The General Partners perform all administrative functions on behalf of the Fund.

MAJOR RISKS OF THE FUND

         The Fund is a speculative investment. It is not possible to predict how the Fund will perform over either the long or short term.

         Investors must be prepared to lose all or substantially all of their investment in the Units.

         There can be no assurance that the past performance of either the Fund or the Trading Advisors indicates how they will perform in the future.

         To date, the performance of the Fund has been volatile (one commonly accepted measure of risk). The Net Asset Value per Unit has varied almost 25% in a single month.

         The Fund could incur large losses over short periods.

         The Fund typically takes positions with a face amount of 7 to 30 times of its total Net Assets.

         Positive correlation between the trading programs (because they trade in some of the same markets and are technical, trend-following programs) reduces diversification and increases the risk of loss.

         The performance of the Trading Advisors' trading programs is dependent upon market trends of the type that their models are designed to identify. Trendless periods are frequent, and during such periods the Fund is unlikely to be profitable.

         Trading on foreign contract markets involves additional risks, including the risks of inadequate or lack of regulation, exchange-rate fluctuations, expropriation, credit and investment controls and counterparty insolvency.

         There can be no assurance of the continued availability of the Trading Advisors or their key principals.


         Because its performance is entirely unpredictable, there is no way of telling when is a good time to invest in the Fund. Investors have no means of knowing whether they are buying Units at a time when profitable periods are ending, beginning or not in progress.


         No market exists for the Units, and Units may be redeemed only once a month beginning with the seventh month after an investor has been admitted to the Fund as a Limited Partner. Because investors must submit irrevocable subscriptions by the tenth calendar day of the month of investment as well as redemption notices by the tenth calendar day prior to the end of the month of redemption, they cannot know the Net Asset Value at which they will acquire or redeem Units. Investors cannot control the maximum losses on their Units because they cannot be sure of the redemption value of their Units.

         As Unitholders, investors have no voice in the operation of the Fund; they are entirely dependent on the General Partners and Trading Advisors for the success of their investment.

FREE LOOK ALTERNATIVE

         Investors must submit their subscription documents to the General Partners by the tenth calendar day of the month to be considered for acceptance in that month. The Selling Agent will send investors a confirmation of receipt and the most recent month-end account statement the day after the investor's subscription documents are received. Investors then have sixteen days to decide whether they want to invest.

FEES AND EXPENSES

         At the time you invest in the Fund, your investment will be subject to a 6% Sales Charge and a 3% Offering Expense Charge. In addition, the Fund is subject to substantial ongoing fees and expenses including the Trading Advisors' management and incentive fees, administrative fees, brokerage commissions and trading fees and periodic operating expenses.


         During the first twelve months of an investment by a new Limited Partner, the initial investment will be subject to expenses of approximately 13.875% taking into account the one-time Sales Charge and the Offering Expense Charge. Thereafter, the estimated break-even calculation for

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
the Fund will be reduced to approximately 4.875% per annum. If the Fund is unable to earn profits and interest sufficient to offset its expenses, its assets will be reduced by expenses during the year. The General Partners have estimated certain Fund expenses for purposes of the following breakeven table. There can be no assurance that the expenses to be incurred by the Fund will not exceed the estimated amounts.



                       BREAKEVEN TABLE

                                                   TWELVE-MONTH
                                                      DOLLAR
                                  TWELVE-MONTH       BREAKDOWN
                                   PERCENTAGE     ($1,000 INITIAL
EXPENSES                           BREAKEVEN       INVESTMENT)++
--------                           ---------       -------------

One Time Sales Charge*               6.00%            $60.00
One Time Offering Expense
Charge                               3.00%            $30.00
Administrative Fee                   1.375%           $13.75
Brokerage Fees                       2.75%            $27.50
Advisory Management Fees**           3.65%            $36.50
Advisory Incentive Fees**            1.20%            $12.00
Periodic Operating Expenses          0.50%             $5.00
LESS Interest Income**              (4.60)%          ($46.00)
RETURN ON $1,000 INITIAL            13.875%           $138.75
INVESTMENT REQUIRED FOR
"BREAK-EVEN" IF UNITS HELD AT
LEAST TWELVE MONTHS
-------------------------------


* Limited Partners who are representatives or employees of American Express Financial Advisors Inc. or certain corporate affiliates will not pay a Sales Charge.


** Estimated. JWH's management fee is 4% per annum of the assets it manages and Welton's management fee is 3% per annum of the assets it manages. JWH receives a quarterly incentive fee of 15% of the Trading Profits it generates and Welton receives a quarterly incentive fee of 18% of the Trading Profits it generates. Consequently, an incentive fee could be due in a breakeven or losing year.


++ Assumes a constant $1,000 Net Asset Value.

                            SEE "CHARGES" AT PAGE 44.

PRINCIPAL TAX ASPECTS OF OWNING UNITS

         Investors are taxed each year on any gains recognized by the Fund whether or not they redeem any Units or receive any distributions from the Fund.


         40% of any trading profits on U.S. exchange-traded contracts are taxed as short-term capital gains at the applicable ordinary income rate for individuals (39.6% maximum), while 60% of such gains are taxed as long-term capital gain at a maximum rate for individuals of 20%. The Fund's trading gains from other contracts will be primarily short-term capital gain. This tax treatment applies regardless of how long an investor holds Units. If, on the other hand, an individual investor held a stock or bond for twelve months, all the gain realized on its sale would generally be taxed at a maximum rate of 20%.



         Losses on the Units may be deducted against capital gains. Any losses in excess of capital gains may be deducted only against ordinary income to the extent of $3,000 per year. Consequently, investors could pay tax on the Fund's interest income even though they have lost money on their Units. See "Tax Consequences" beginning at page 56.


AN INVESTMENT IN THE UNITS SHOULD BE CONSIDERED AS A LONG-TERM COMMITMENT

         The market conditions in which the Fund is likely to recognize significant profits occur infrequently. An investor should plan to hold Units for long enough to have a realistic opportunity for a number of such trends to develop.

         The General Partners believe that investors should consider the Units at least a three to five year commitment.

IS THE FUND A SUITABLE INVESTMENT FOR YOU?

         You should consider investing in the Fund if you are interested in its potential to produce enhanced returns over the long term that are generally unrelated to the returns of the traditional debt and equity markets and you are prepared to risk significant losses. The General Partners believe that the Fund should be viewed as a diversification opportunity for an investor's entire investment portfolio, not as a complete investment program. No one should invest more than 10% of his or her readily marketable assets in the Fund.

--------------------------------------------------------------------------------

THE RISKS YOU FACE

POSSIBLE TOTAL LOSS OF AN INVESTMENT IN THE FUND

         You could lose all or substantially all of your investment in the Fund.

INVESTING IN THE UNITS MIGHT NOT DIVERSIFY AN OVERALL PORTFOLIO


         One of the objectives of the Fund is to add an element of diversification to a traditional securities portfolio. While the Fund may perform in a manner largely independent from the general stock and bond markets, there is no assurance it will do so. An investment in the Fund could increase rather than reduce overall portfolio losses during periods when the Fund as well as stocks and bonds decline in value. Investors must not rely on the Fund as any form of hedge against losses in their core securities portfolios.


         Prospective investors should consider whether diversification in itself is worthwhile even if the Fund is unprofitable.

INVESTORS MUST NOT RELY ON THE PAST PERFORMANCE OF EITHER THE FUND OR THE TRADING ADVISORS IN DECIDING WHETHER TO BUY UNITS

         The performance of the Fund is entirely unpredictable, and the past performance of the Fund as well as that of the Trading Advisors is not necessarily indicative of their future results.


         The price data which technical trading advisors research in developing their programs may not reflect the changing dynamics of future markets. If not, the trading programs would have little chance of being profitable. An influx of new market participants, changes in market regulation, international political developments, demographic changes and numerous other factors can contribute to once-successful strategies becoming outdated.


VOLATILE TRADING HISTORY


         The Fund's performance has been volatile. Since the inception of trading, the largest "peak-to-valley" drawdown was nearly 28% and the largest monthly loss was nearly 17%. Even if the Fund is successful, it is likely to experience significant losses from time to time.


OVERLAP OF THE MARKETS TRADED BY THE TRADING ADVISORS REDUCES DIVERSIFICATION, INCREASING THE RISK OF LOSS

         The trading programs used by the Fund trade in overlapping markets.

ITS SUBSTANTIAL EXPENSES WILL CAUSE LOSSES FOR THE FUND UNLESS OFFSET BY PROFITS


         The Fund pays fixed annual expenses in excess of the interest income it receives of approximately 3.675% of its average month-end assets. In addition to this annual expense level, the Fund is subject to quarterly incentive fees on any Trading Profits. Because these incentive fees are calculated quarterly, they could represent a substantial expense to the Fund even in a breakeven or losing year.


         The Fund's expenses could, over time, result in significant losses. Except for the incentive fees, these expenses are not contingent and are payable whether or not the Fund is profitable.

THE TRADING ADVISORS ANALYZE ONLY TECHNICAL MARKET DATA, NOT ANY ECONOMIC FACTORS EXTERNAL TO MARKET PRICES


         The Trading Advisors' trading programs focus exclusively on technical analysis of market prices. Consequently, any factor external to the market itself which dominates prices is likely to cause major losses. For example, a significant political or economic event may be very likely to cause a major price movement, but the Trading Advisors' programs would continue to maintain positions that would incur major losses as a result of such movement if the programs indicated that they should do so.


         The likelihood of the Units being profitable could be materially diminished during periods when events external to the markets themselves have an important impact on prices. During such periods, the Trading Advisors' historical price analysis could establish positions on the wrong side of the price movements caused by such events.

LACK OF PRICE TRENDS OR THE TYPES OF PRICE TRENDS WHICH THE TRADING PROGRAMS CAN IDENTIFY WILL CAUSE MAJOR LOSSES



         The Fund cannot trade profitably unless major price trends occur in at least certain markets that it trades. Many markets are trendless most of the time, and in static markets the trading programs are likely to incur losses. In fact, each Trading Advisor expects a significant percentage of its trades to be unprofitable; each depends on significant gains from a few major trends to offset these losses.


THE DANGER TO THE FUND OF "WHIPSAW" MARKETS

         Often, the most unprofitable market conditions for the Fund are those in which prices "whipsaw," moving quickly upward, then reversing, then moving upward again, then reversing again. In such conditions, the trading programs may establish losing positions based on incorrectly identifying both the brief upward or downward price movements as trends.

THE LARGE SIZE OF THE FUND'S TRADING POSITIONS INCREASES THE RISK OF SUDDEN, MAJOR LOSSES

         At times the Fund takes positions with face values up to approximately thirty times its total equity. Consequently, even small price movements can cause major losses.

UNIT VALUES ARE UNPREDICTABLE AND VARY SIGNIFICANTLY MONTH-TO-MONTH


         The Net Asset Value per Unit can vary significantly month-to-month. In January 1990, there was almost a 25% change in the value of a Unit. Investors cannot know at the time they submit a subscription or a redemption request what the subscription price or redemption value of their Units will be. In addition, investors are unable to know whether they are subscribing for Units after a significant upswing in the Net Asset Value per Unit -- often a time when the Fund has an increased probability of entering into a losing period.



         The only way to take money out of the Fund is to redeem Units. However, you may not redeem Units during the first six months following your admission to the Fund as a Limited Partner. Thereafter, you can redeem Units only at month-end on ten calendar days' advance notice. Transfers of Units are subject to limitations as well. The restrictions imposed on redemptions limit your ability to protect yourself against major losses by redeeming Units.



ALTERATION OF TRADING SYSTEMS AND CONTRACTS AND MARKETS TRADED


         The Trading Advisors may, in their discretion, change and adjust their trading programs, as well as the contracts and markets which they trade. These adjustments may result in foregoing profits which the trading programs would otherwise have captured, as well as incurring losses which they would otherwise have avoided. Neither the General Partners nor the Limited Partners are likely to be informed of any non-material changes in the trading programs.

INCREASED COMPETITION FROM OTHER TREND-FOLLOWING TRADERS COULD REDUCE THE FUND'S PROFITABILITY


         There has been a dramatic increase over the past twenty years in the amount of assets managed by trend-following trading systems like the Trading Advisors' programs. The increased money under management of trend-following traders has resulted in increased competition for the same positions. Increased competition makes positions more costly and harder to acquire.


THE TRADING ADVISORS' HIGH LEVEL OF EQUITY UNDER MANAGEMENT COULD LEAD TO DIMINISHED RETURNS


         The Trading Advisors have a significant amount of assets under management. As of January 31, 2000, JWH had approximately $1.8 billion under management and, as of January 31, 2000, Welton had approximately $112 million under management. The more money a Trading Advisor manages, the more difficult it may be for the Trading Advisor to trade profitably. Larger trades result in more price slippage than do smaller orders.


ILLIQUID MARKETS COULD MAKE IT IMPOSSIBLE FOR THE FUND TO REALIZE PROFITS OR LIMIT LOSSES


         In illiquid markets, the Trading Advisors could be unable to capitalize on the opportunities identified by their programs or to close out positions against which the market is moving. The Trading Advisors attempt to limit their trading to highly liquid markets, but there can be no assurance that a market which has been highly liquid in the past will not experience periods of unexpected illiquidity resulting in losses for the Fund.


THE TRADING ADVISORS TRADE EXTENSIVELY IN FOREIGN MARKETS; THESE MARKETS ARE LESS REGULATED THAN U.S. MARKETS AND ARE SUBJECT TO EXCHANGE RATE, MARKET PRACTICES AND POLITICAL RISKS

         The trading programs used for the Fund trade a great deal outside the U.S. From time to time, as much as 75% of the Fund's overall market exposure could involve positions taken on foreign markets. Foreign trading involves risks -- including exchange-rate exposure, possible governmental intervention and lack of regulation -- which U.S. trading does not. In addition, the Fund may not have the same access to certain positions on foreign exchanges as do local traders, and the historical market data on which the Trading Advisors base their strategies may not be as reliable or accessible as it is in the United States. Certain foreign exchanges may also be in a more or less developmental stage so that prior price histories may not be indicative of current price dynamics. The rights of clients in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers.

UNREGULATED MARKETS LACK THE REGULATORY PROTECTIONS OF EXCHANGES

         The Fund may trade spot and forward contracts in currencies in unregulated markets. It is impossible to determine fair pricing, prevent abuses such as "front-running" or impose other effective forms of control over such markets. The absence of regulation could expose the Fund in certain circumstances to significant losses which it might otherwise have avoided.

REGULATORY CHANGES COULD RESTRICT THE FUND'S OPERATIONS

         The Fund implements a speculative, highly leveraged strategy. From time to time there is governmental scrutiny of these types of strategies and political pressure to regulate their activities. For example, the Malaysian government recently blamed the collapse of its currency on speculative funds and called for international restrictions on their operations.


         Regulatory changes could adversely affect the Fund by restricting its markets, limiting its trading and/or increasing the taxes to which Limited Partners are subject. The General Partners are not aware of any pending or threatened regulatory developments which might adversely affect the Fund. However, adverse regulatory initiatives could develop suddenly and without notice.



THE FUND COULD LOSE ASSETS AND HAVE ITS TRADING DISRUPTED DUE TO THE BANKRUPTCY OF THE CLEARING BROKER OR OTHERS


         The Fund is subject to the risk of CIS, exchange or clearinghouse insolvency. Fund assets could be lost or impounded in such an insolvency during lengthy bankruptcy proceedings. Were a substantial portion of the Fund's capital tied up in a bankruptcy, the General Partners might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities. No fund managed by the General Partners has ever lost any assets due to the bankruptcy or default of a broker, exchange or clearinghouse, but there can be no assurance that this will not happen in the future.

POSSIBILITY OF TERMINATION OF THE FUND BEFORE EXPIRATION OF ITS STATED TERM

         CISI and/or IDS Futures may withdraw as a general partner of the Fund upon 120 days' notice. If both General Partners were to withdraw, the Fund would terminate unless a substitute general partner was obtained. Other events, such as a long-term substantial loss suffered by the Fund, could also cause the Fund to terminate before the expiration of its stated term. This could cause you to liquidate your investment and upset the overall maturity and timing of your investment portfolio. If the registrations with the CFTC or memberships in the National Futures Association of the Trading Advisors, the General Partners, CIS or American Express Financial Advisors Inc. were revoked or suspended, such entity would no longer be able to provide services to the Fund.

INVESTORS ARE TAXED EVERY YEAR ON THEIR SHARE OF THE FUND'S PROFITS -- NOT ONLY WHEN THEY REDEEM AS WOULD BE THE CASE IF THEY HELD STOCKS OR BONDS


         Investors are taxed each year on their investment in the Fund, irrespective of whether they redeem any Units.

         All performance information included in this Prospectus is presented on a pre-tax basis; the investors who experienced such performance had to pay the related taxes from other sources.

         Over time, the compounding effects of the annual taxation of the Fund's income are material to the economic consequences of investing in the Fund. For example, a 10% compound annual rate of return over five years would result in an initial $10,000 investment compounding to $16,105. However, if one factors in a 30% tax rate each year, the result would be $14,025.


THE FUND'S TRADING GAINS ARE TAXED AT SHORT- AND LONG-TERM CAPITAL GAINS RATES


         Investors are taxed on their share of any trading profits of the Fund at both short- and long-term capital gain rates depending on the mix of U.S. exchange-traded contracts and non-U.S. contracts traded. These tax rates are determined irrespective of how long an investor holds Units. Consequently, the tax rate on the Fund's trading gains may be higher than those applicable to other investments held by an investor for a comparable period.

TAX COULD BE DUE FROM INVESTORS ON THEIR SHARE OF THE FUND'S INTEREST INCOME DESPITE OVERALL LOSSES


         Investors may be required to pay tax on their allocable share of the Fund's interest income, even though the Fund incurs overall losses. Trading losses can be used to offset trading gains and up to $3,000 of ordinary income each year. Consequently, if an investor were allocated $5,000 of interest income and $10,000 of net trading losses, the investor would owe tax on $2,000 of interest income even though the investor would have a $5,000 loss for the year. The $7,000 capital loss would carry forward, but subject to the same limitation on its deductibility against ordinary income.



INVESTMENT FACTORS


         AN INVESTMENT IN THE FUND OFFERS THE POTENTIAL TO ACHIEVE SUBSTANTIAL CAPITAL APPRECIATION OVER TIME TO INVESTORS WHO CAN ACCEPT SIGNIFICANT RISK AND EXPECTED VOLATILITY IN PERFORMANCE. IF SUBSTANTIAL LOSSES CAN BE AVOIDED, THE GENERAL PARTNERS BELIEVE THAT THE FUND HAS A REASONABLE OPPORTUNITY TO GENERATE SIGNIFICANT PROFITS OVER TIME, DESPITE EXHIBITING CONSIDERABLE INTRA-PERIOD VOLATILITY, BY CAPITALIZING ON MAJOR PRICE MOVEMENTS WHEN THEY DO OCCUR. IF SUCCESSFUL, THE FUND OFFERS INVESTORS THE FOLLOWING POTENTIAL ADVANTAGES.


ACCESS TO THE TRADING ADVISORS AND THEIR TRADING PROGRAMS

         By investing in the Fund, subscribers have the opportunity to place assets with experienced active managed futures advisors whose advisory and management services are generally unavailable to small investors. For example, JWH is one of the largest advisors in the managed futures industry in terms of assets under management. JWH typically requires a substantial amount of money -- $5,000,000 or more -- to open a managed account. Investors in the Fund are able to gain access to JWH, as well as Welton, for a small fraction of the Trading Advisors' normal minimum account size.

INVESTMENT DIVERSIFICATION

         The globalization of the world's economy offers potentially valuable trading opportunities, as major political and economic events continue to influence world markets, at times dramatically. Volatility in interest rates, the possibility of significant fluctuations in the value of commodities and currencies, the consolidation of European currencies, fragility in world banking and credit mechanisms and the growing interdependence among national economies create high risks but also substantial opportunities for profit. These developments may make an investment into an investment vehicle such as the Fund timely.

         Unlike a traditional diversified portfolio of stocks, bonds and real estate, the profit potential of the Fund does not depend upon favorable general economic conditions. The Fund is as likely to be profitable (or unprofitable) during periods of declining stock markets as at any other time. In addition to the expected non-correlation in its performance with the performance of the general equity and debt markets, the Fund's flexibility to take either long or short positions, as opposed to traditional portfolios which are typically heavily weighted towards the former, can be an important advantage in times of economic uncertainty.


         An investor who is not prepared to spend substantial time trading in the futures and forward markets may nevertheless participate in the commodities and financial markets through investing in the Fund, thereby obtaining diversification from traditional investments such as a diversified portfolio of stocks, bonds and real estate. By allocating a portion of the risk segment of a traditional diversified portfolio to the Fund, an investor has the potential, if the Fund is successful, to enhance the prospects for superior performance of the overall portfolio as well as to reduce the volatility of the portfolio over time and the dependence of such portfolio on any single country's economy.


         SEE GRAPH ON PAGE 4 OF PART II OF THIS PROSPECTUS FOR AN ILLUSTRATION OF THE LACK OF CORRELATION BETWEEN THE FUND'S RETURNS AND THOSE OF THE S&P 500 STOCK INDEX.


OPPORTUNITY TO PROFIT IN DECLINING AS WELL AS IN RISING MARKETS

         The futures markets offer the ability to trade either side of the market. Unlike short selling in the securities markets, taking short positions in the futures market (or buying a put option or selling a call option) in anticipation of a drop in price can be accomplished without additional restrictions or special margin requirements. Selling short is no more difficult than establishing a long position.

         The profit and loss potential of futures trading is not dependent upon economic prosperity or interest rate or currency stability. Positive and negative returns may be realized in both rising and declining markets. It is potentially advantageous for investors to own assets which can appreciate during a period of generally declining prices, financial disruption or economic instability.

INTEREST ON FUND ASSETS

         Each month, the Clearing Broker pays the Fund interest on 100% of the Fund's average monthly net assets on deposit at the Clearing Broker at a rate equal to 90% of the average yield on the 90-day U.S. Treasury bills issued during that month. The interest earned on the Fund's assets can offset a substantial portion of its routine costs. The Fund's interest income represents a source of revenue entirely independent of the success or failure of its speculative futures and forward trading.

LIMITED LIABILITY

         An investor who opens an individual futures account is generally liable for all losses incurred in such account. Investors may lose substantially more than they commit to an account particularly in light of the large positions in relation to capital used in futures and forward trading. However, a Limited Partner cannot lose more than his or her investment in the Fund plus undistributed profits. In fact, in the event the Net Asset Value of a Unit decreases to less than $125 as of the close of business on any day, the General Partners are required to cause the Fund to liquidate all open positions, suspend trading and declare a Special Redemption Date in accordance with the provisions in the Fund's Limited Partnership Agreement. Without limited liability, it could be imprudent for an investor to participate in strategies like those applied by the Trading Advisors where positions may be large in relation to account equity.

ADMINISTRATIVE CONVENIENCE

         The Fund is structured so as to substantially eliminate the administrative burden which otherwise would be involved if Limited Partners engaged directly in futures and forward trading. Limited Partners receive monthly unaudited and annual certified financial reports as well as all tax information relating to the Fund necessary for Limited Partners to complete their federal income tax returns. The approximate daily Net Asset Value per Unit is available by calling your financial advisor or CISI at

(312) 460-4000.


HOW THE FUND WORKS

BUYING UNITS

         You buy Units as of the last business day of any month at Net Asset Value plus the Sales Charge and the Offering Expense Charge. Your subscription must be submitted by the tenth calendar day of the month to be considered for acceptance as a Limited Partner that month. Late subscriptions will be applied to Unit sales as of the end of the second month after receipt, unless revoked. All subscription funds will be held in an interest bearing escrow account until your subscription is accepted or rejected.

         The Selling Agent will promptly send you a confirmation of your investment and a copy of the Fund's most recent monthly account statement. You will then have sixteen days from the date of the confirmation to decide whether or not you wish your subscription to be retained by the Fund. If you wish to invest in the Fund, no further action is necessary. If, during the sixteen day period, you decided that you do not wish to invest, you must notify the Selling Agent by mail or telephone of your decision; the escrow agent will promptly return your subscription funds. Notification instructions will be included with the confirmation and monthly account statement.

         Investors need to submit a Subscription Agreement with each purchase of Units.

         The minimum purchase for first-time investors is $1,000. Additional investments may be made in $100 increments.

USE OF PROCEEDS

         One hundred percent of the net subscription proceeds are credited to the Fund's commodity accounts with the Clearing Broker. The Fund uses the proceeds to engage in speculative trading in commodity futures contracts, forward contracts and other commodity interests, including options thereon. 65% of the net proceeds are allocated to JWH to trade in accordance with the Financial and Metals Portfolio trading program and 35% of the net proceeds are allocated to Welton to trade in accordance with its Diversified Portfolio trading program.

         Historically, the Fund has used approximately 20% to 60% of its assets as initial margin for futures trading. The General Partners believe that approximately the same percentage of assets will be used for margin, although the percentage may be more or less than the historical range.



         The General Partners have agreed to pay all ongoing offering expenses regardless of total cost. The Offering Expense Charge is 3% of the gross per Unit price and is intended to reimburse the General Partners for offering costs. The General Partners will absorb any costs exceeding 3%. If, at the end of the offering, the total Offering Expense Charge exceeds the actual offering expenses incurred, the General Partners will retain any excess.



         The Fund receives interest on 100% of its average monthly net assets on deposit at the Clearing Broker at 90% of the average 90-day Treasury bill rate for Treasury bills issued during each month. The Clearing Broker retains all interest earned on Fund assets in excess of the amount paid to the Fund.

REDEEMING UNITS

         You can redeem Units monthly beginning the seventh month following your admission to the Fund as a Limited Partner. Redemption requests must be received by the General Partners no later than the tenth calendar day prior to the end of the month during which you want to redeem. A Request for Redemption is attached to Part II of this Prospectus as Exhibit D. Unless you are redeeming all of your Units, the minimum redemption amount is the lesser of two Units or $500 and your remaining interest in the Fund must equal the lesser of $500 or the Net Asset Value of two Units.

UNCERTAIN SUBSCRIPTION AND REDEMPTION VALUE OF UNITS

         The Fund sells and redeems Units at subscription or redemption date Net Asset Value, not at the Net Asset Value as of the date that subscriptions or redemption requests are submitted. Investors must submit subscriptions no later than the tenth day of the month prior to investment and redemption requests no later than the tenth calendar day prior to the end of the month. Because of the volatility of Unit values, these delays mean that investors cannot know the value at which they will purchase or redeem their Units.

         Material adverse changes in the Fund's financial position could occur between the time an investor commits to acquire or redeem Units and the time the purchase or redemption is made.

NO DISTRIBUTIONS INTENDED

         The Fund does not anticipate making any distributions to investors. No distributions have been made to date.

                             PERFORMANCE OF THE FUND

                            IDS MANAGED FUTURES, L.P.
                        PAST PERFORMANCE SINCE INCEPTION


                     NAME OF POOL: IDS Managed Futures, L.P.
                         TYPE OF POOL: Publicly offered
                       INCEPTION OF TRADING: June 16, 1987
                      AGGREGATE SUBSCRIPTIONS: $59,400,000
             CURRENT NET ASSET VALUE: $42,997,956 (January 31, 2000)
                     WORST MONTHLY DECLINE: (7.57)% (10/99)
               WORST PEAK TO VALLEY DECLINE: (21.90)% (7/99-1/00)




------------------------------------------------------------------------------------------------------------------------
      MONTHLY
    PERFORMANCE            2000             1999            1998             1997            1996             1995
------------------------------------------------------------------------------------------------------------------------
January                (5.23)%          (4.20)%          (2.88)%          3.68%            4.07%          (3.05)%
----------------------------------------------------------------------------------------------------------------------
February                                (0.65)%          (0.36)%          0.08%           (3.48)%          8.41%
----------------------------------------------------------------------------------------------------------------------
March                                   (4.62)%           0.94%          (0.18)%          (0.16)%          7.90%
----------------------------------------------------------------------------------------------------------------------
April                                    1.42%           (6.22)%         (2.00)%           3.50%           4.71%
----------------------------------------------------------------------------------------------------------------------
May                                      2.57%            2.49%          (5.51)%          (2.44)%          1.86%
----------------------------------------------------------------------------------------------------------------------
June                                     5.08%           (3.54)%          2.74%            0.51%          (2.84)%
----------------------------------------------------------------------------------------------------------------------
July                                    (2.91)%          (0.97)%          11.05%          (1.09)%          0.27%
----------------------------------------------------------------------------------------------------------------------
August                                  (3.01)%          12.72%          (4.38)%           0.47%          (0.05)%
----------------------------------------------------------------------------------------------------------------------
September                               (5.60)%           9.70%           1.73%            3.34%          (1.14)%
----------------------------------------------------------------------------------------------------------------------
October                                 (7.57)%          (2.96)%         (1.17)%           9.26%          (0.26)%
----------------------------------------------------------------------------------------------------------------------
November                                (0.39)%          (5.24)%          1.67%            6.71%           2.43%
----------------------------------------------------------------------------------------------------------------------
December                                 0.69%            6.46%           1.61%           (1.48)%          3.42%
----------------------------------------------------------------------------------------------------------------------
Compound Annual        (5.23)%
Rate of Return         (1 month)        (18.20)%          8.55%           8.68%           20.08%           23.03%
---------------------------------------------------------------------------------------------------------------------



         Prior to July 1997, Fund assets were allocated equally between JWH and Sabre Fund Management Limited. In July 1997, the Fund's assets were reallocated 65% to JWH, 30% to Welton and 5% to Sabre. Sabre's advisory contract terminated December 31, 1997 and its allocation of Fund assets was moved to Welton.

         Monthly rates of return are calculated by dividing net performance for the month by beginning equity.

         Worst peak-to-valley decline means the greatest cumulative percentage decline in month-end net asset value during any period in which the initial month-end net asset value for the period is not equaled or exceeded by a subsequent month-end net asset value. Worst peak-to-valley decline is calculated by comparing the initial month-end net asset value to each subsequent month-end net asset value. A new trading "peak" is established each time the month-end net asset value exceeds all prior month-end net asset values.


         The performance record shown above depicts the CFTC required performance for the past five years and year to date. The performance record of the Fund from inception through December 1994 is set forth on page 1 of the Statement of Additional Information.


        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

SELECTED FINANCIAL INFORMATION



         THE FOLLOWING SELECTED FINANCIAL INFORMATION FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, 1997, 1996 AND 1995 IS DERIVED FROM THE FINANCIAL STATEMENTS OF THE FUND, WHICH HAVE BEEN AUDITED BY KPMG LLP.


                            -------------------------




                                          1999                1998              1997              1996               1995
                                          ----                ----              ----              ----               ----


Operating Revenues............        $(5,873,245)         $9,512,575        $7,618,500       $10,189,635         $8,419,239

Income (loss) from continuing
operations....................       $(10,406,083)         $4,578,497        $3,778,125        $6,701,475         $5,755,268

Income (loss) per unit*.......          $(69.61)             $30.08            $28.09            $54.14             $50.46

Total assets..................        $47,833,439         $58,570,323       $50,592,432       $41,669,309        $33,275,874

Long term obligations.........             0                   0                 0                 0                  0

Cash dividend obligations.....             0                   0                 0                 0                  0



* FIGURES HAVE BEEN ADJUSTED FOR A 3-FOR-1 SPLIT ON FEBRUARY 28, 1995 FOR COMPARATIVE PURPOSES.

                       ----------------------------------

MANAGEMENT'S ANALYSIS
OF OPERATIONS

RESULTS OF OPERATIONS

GENERAL

         The Trading Advisors' programs do not predict price movements. No fundamental economic supply or demand analysis is used in attempting to identify mispricings in the market, and no macroeconomic assessments of the relative strengths of different national economies or economic sectors is made. Instead, the programs apply proprietary computer models to analyze past market data, and from this data alone attempt to determine whether market prices are trending. Technical traders such as the Trading Advisors base their strategies on the theory that market prices reflect the collective judgment of numerous different traders and are, accordingly, the best and most efficient indication of market movements. However, there are frequent periods during which fundamental factors external to the market dominate prices.

         If the Trading Advisors' models identify trends, they signal positions which follow the trends. When these models identify trends as having ended or reversed, the positions are either closed out or reversed. Due to their trend-following character, the Trading Advisors' programs do not predict either the commencement or the end of a price movement. Rather, their objective is to identify trends early enough to profit from them and to detect their end or reversal in time to close out the Fund's positions while retaining most of the profits made from following the trends.


         In analyzing the performance of the Trading Advisors' trend-following programs, economic conditions, political events, weather factors, etc., are not directly relevant because only market data has any input into their trading results. There is no direct connection between particular market conditions and price trends. There are so many influences on the markets that the same general type of economic event may lead to a price trend in some cases but not in others. The analysis is further complicated by the fact that the programs are designed to recognize only certain types of trends and to apply only certain criteria to determine when a trend has begun. Consequently, even though significant price trends may occur, if these trends are not comprised of the type of intra-period price movements which the programs are designed to identify, the Fund may miss the trend altogether.


         The Fund's success depends on the Trading Advisors' ability to recognize and capitalize on major price movements and other profit opportunities in different sectors of the world economy. Because of the speculative nature of its trading, operational or economic trends have little relevance to the Fund's results, and its past performance is not necessarily indicative of its future results. The General Partners believe, however, that there are certain market conditions -- for example, markets with major price movements -- in which the Fund has a better opportunity of being profitable than in others.



         The following performance summary outlines certain major price trends which at least one of the Trading Advisors' programs identified for the Fund. The fact that certain trends were captured does not imply that others, perhaps larger and potentially more profitable trends, were not missed or that the Trading Advisors will be able to capture similar trends in the future. Moreover, the fact that the programs were profitable in certain market sectors in the past does not mean that they will be so in the future.



         The performance summary is an outline description of how the Fund performed in the past, not necessarily any indication of how it will perform in the future. Furthermore, the general causes to which certain trends are attributed may or may not in fact have caused such trends, as opposed to simply having occurred at about the same time.

         While there can be no assurance that the Trading Advisors will trade profitably even in trending markets, markets in which substantial and sustained price movements occur offer the best profit potential for the Fund.

PERFORMANCE SUMMARY


         FROM INCEPTION UNTIL JULY 1997, JWH AND SABRE FUND MANAGEMENT LIMITED WERE THE FUND'S ONLY TRADING ADVISORS AND FUND ASSETS WERE ALLOCATED EQUALLY TO EACH TRADING ADVISOR. WELTON BECAME A

TRADING ADVISOR IN JULY 1997 AND FUND ASSETS WERE REALLOCATED 65% TO JWH, 30% TO WELTON AND 5% TO SABRE. SABRE'S ADVISORY CONTRACT TERMINATED AT THE END OF 1997 AND SABRE'S ALLOCATION OF FUND ASSETS WAS MOVED TO WELTON. CONSEQUENTLY, THE PERFORMANCE SUMMARY FOR THE YEAR 1997 REFLECTS THE TRADING OF SABRE AND REFERENCES TO TRADING ADVISORS IN THAT YEAR INCLUDE SABRE.



1999



         The Fund experienced a disappointing year in 1999. Both Trading Advisors experienced the most difficult performance years in their history. A lack of sustained price movements coupled with abrupt trend reversals in many market sectors resulted in a very difficult trading environment. The forces that supported strong returns in the equity markets, such as strong consumer confidence and the perception of economic equilibrium, caused volatile, sideways price patterns in the futures markets. This type of price movement is extremely difficult for long-term trend followers such as JWH and Welton.



         The first quarter was marked by the advent of the newly formed Euro currency. In March, the conflict in Kosovo led to the U.S. dollar gaining dramatically on the Euro and Swiss franc. As the conflict in Kosovo escalated, the crisis-related selling of these two currencies continued, resulting in profits for the Fund. Short crude oil positions in January and February gave way to long crude oil positions that were sustained throughout the year. Crude oil began its sharp ascent from just under $12/barrel to $25.60/barrel at year-end. This sustained trend proved profitable for the Fund. However, erratic markets in interest rates in Europe and the Far East along with agricultural markets created losses.



         The second quarter was the most profitable for the Fund. Highlights included the rising Nikkei and S&P 500 Stock Indices and the continued rise of the dollar relative to the Euro and Swiss franc. During May, the British government decided to sell over 50% of its gold reserves. This drove gold prices lower and the Fund's short positions accrued profits. Short U.S. and European interest rate positions performed well as the Federal Reserve increased the discount rate 0.25% in June.



         The third quarter was the most difficult quarter for the Fund. As the crisis in Kosovo began to abate, the Fund's currency positions in the Euro and Swiss franc quickly reversed and open trade profits were reduced dramatically. Despite another 0.25% interest rate increase in August, short positions in the U.S. interest rate sector suffered. In the final week of September, 15 European central banks announced that they had decided to stop selling gold for the next five years. Subsequently, gold prices rose a staggering $50 per ounce and handed gold sellers such as the Fund a significant loss.



         After the final interest rate increase in October, yields on the U.S. 30 year bond moved from 6.4% to 6.1% and back up to 6.5% in the fourth quarter further emphasizing the difficult trading year. Similar trading patterns occurred in non-U.S. interest rates which in turn led to negative performance. The Japanese yen and crude oil helped offset these losses as their positive trends continued. The Fund ended the year with a loss of $10,406,083.


1998

         The year 1998 was marked by declining global interest rates and commodity prices and extremely volatile currency fluctuations. The Fund produced a net gain of 8.55% for the calendar year. One of the key markets that consistently reported profits during the year was the energy sector; primarily crude oil. Short crude oil prices throughout the year were beneficial to the Fund. Additionally, coffee prices fell 28% during the year and the Fund benefitted from its short positions in coffee prices.

         The first quarter was marked by a flight to quality in the bond market, namely German bunds and U.S. bonds, amidst turbulence in the Asian markets. The U.S. dollar remained volatile for the first two months of the year and strengthened during March, primarily versus the German mark and Swiss franc. The volatility in both these sectors produced overall losses for the Fund. Warren Buffett was rumored and then confirmed to be holding significant silver positions anticipating a rise in silver prices. Long silver prices were beneficial to the Fund.

         In the second quarter, the U.S. dollar strengthened against the Japanese yen until the U.S. Government intervened to support the Japanese yen, essentially selling the U.S. dollar and depressing the value of the U.S. dollar relative to most major world currencies. By July, the U.S. dollar was back at all-time highs against the Japanese yen. Overall, the Fund gained as a result of the fluctuation of the U.S. dollar. However, the ripple effect created volatility for the U.S. dollar versus the European currencies. Precious metals, namely silver, reversed as prices slumped. Gold prices seesawed up and down never settling on direction. The volatility in these markets was unprofitable for the Fund.

         The third quarter was highlighted by a devaluation of the Russian ruble which sent shock waves through the world equity markets as traders liquidated equities in favor of sovereign debt. Even prior to the Russian crisis, the Fund was well positioned to take advantage of rising bonds. The Fund was long the U.S., German and Japan bond markets. Interest rates on the U.S. 30-year long bond fell below 5%, the lowest level in over 30 years. In addition, the Fund was short the Nikkei and FTSE equity indices. Gold and silver prices fell to 1998 lows, and short positions in these precious metals were profitable.

         The fourth quarter saw extremes in the currency sector as the U.S. dollar again gyrated for the last three months of the year. A long Japanese yen position provided the only profit for the Fund in October but was the largest losing position in November. Yet, by December, long Japanese yen positions were again providing profits. The Fed eased interest rates one quarter point three times in seven weeks. However, long U.S. bond positions reaped few rewards as these rate cuts had already been factored into the market. Global stock indices rebounded beginning in October and long positions in the S&P and German DAX proved rewarding. The Fund ended the year with a profit of $4,578,497.

1997

         In 1997, the global futures markets showed a great deal of volatility and the Trading Advisors were well positioned to profit from several of these moves. The Fund produced a net gain of 8.68% for the calendar year. The year 1997 was marked by declining gold prices and interest rates around the globe and a rising U.S. dollar relative to the German mark and Japanese yen. The strength of these market moves proved beneficial to the Fund. The price of gold declined to the lowest level in over a decade reflecting its declining value as an alternative monetary asset as central banks increased their willingness to sell or lease the precious metal. Solid gains were generated in the global interest rate markets, particularly in the Japanese Government bond where yields plummeted to historic lows as the nation sank relentlessly into a recession. Strong gains were also recorded in Australian 10-year bonds and 3-year notes and in German and Italian bonds. Gains were realized in positions in the German mark, which weakened in world markets as hopes for European Monetary Union rose. The U.S. dollar dominated the world currencies reflecting sound economic fundamentals in the U.S. The Fund benefited from the upward price movement in natural gas during the summer and fall. However, energy markets were disappointing as ample world inventories and mild weather kept supply and demand in balance. In addition, losses were incurred in agricultural markets, despite strong performance by coffee futures earlier in the year. The Fund ended the year with a profit of $3,778,125.

     LIQUIDITY AND CAPITAL RESOURCES

         The amount of assets invested in the Fund generally does not affect its performance, as typically this amount is not a limiting factor on the positions acquired by the Trading Advisors, and the Fund's expenses are primarily charged as a fixed percentage of or are proportional to its asset base, however large.

         The Fund sells no securities other than the Units. The Fund borrows only to a limited extent and only on a strictly short-term basis in order to finance losses on non-U.S. dollar denominated trading positions pending the conversion of the Fund's dollar deposits. These borrowings are at a prevailing short-term rate in the relevant currency. They have been immaterial to the Fund's operation to date and are expected to continue to be so.


        The Net Asset Value of the Fund's assets is not materially affected by inflation. Changes in interest rates, which are often associated with inflation, will affect the interest rate applied to the Fund's cash deposits. More importantly, however, changes in interest rates could cause periods of strong up or down price trends, during which the Fund's profit potential generally increases. Inflation or deflation in commodity prices could also generate price movements which the programs might successfully follow.


         The Fund's assets are held in cash. This should permit the Trading Advisors to limit losses as well as reduce market exposure on short notice should their programs indicate reducing market exposure. In addition, because there is a readily available market value for the Fund's positions, the Fund's monthly Net Asset Value calculations are precise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE FUND'S MARKET RISK

INTRODUCTION

PAST RESULTS ARE NOT NECESSARILY
INDICATIVE OF FUTURE PERFORMANCE

       The Fund is a speculative commodity pool. The market sensitive instruments held by it are acquired for speculative trading purposes, and all or substantially all of the Fund's assets are subject to the risk of trading loss. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Fund's main line of business.

       Market movements result in frequent changes in the fair market value of the Fund's open positions and, consequently, in its earnings and cash flow. The Fund's market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and commodity contracts, the diversification effects among the Fund's open positions and the liquidity of the markets in which it trades.

       The Fund can acquire and/or liquidate both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Fund's past performance is not necessarily indicative of its future results.

       Value at Risk is a measure of the maximum amount which the Fund could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Fund's speculative trading and the recurrence in the markets traded by the Fund of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Fund's experience to date (I.E., "risk of ruin"). In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification included in this section should not be considered to constitute any assurance or representation that the Fund's losses in any market sector will be limited to Value at Risk or by the Fund's attempts to manage its market risk.

STANDARD OF MATERIALITY

       Materiality as used in this section, "Quantitative and Qualitative Disclosures About the Fund's Market Risk," is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Fund's market sensitive instruments.

QUANTIFYING THE FUND'S TRADING VALUE AT RISK


QUANTITATIVE FORWARD-LOOKING STATEMENTS


       THE FOLLOWING QUANTITATIVE DISCLOSURES REGARDING THE FUND'S MARKET RISK EXPOSURES CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SAFE HARBOR FROM CIVIL LIABILITY PROVIDED FOR SUCH STATEMENTS BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (SET FORTH IN SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934). ALL QUANTITATIVE DISCLOSURES IN THIS SECTION ARE DEEMED TO BE FORWARD-LOOKING STATEMENTS FOR PURPOSES OF THE SAFE HARBOR, EXCEPT FOR STATEMENTS OF HISTORICAL FACT.

       The Fund's risk exposure in the various market sectors traded by the Trading Advisors is quantified below in terms of Value at Risk. Due to the Fund's mark-to-market accounting, any loss in the fair value of the Fund's open positions is directly reflected in the Fund's earnings (realized or unrealized) and cash flow (at least in the case of exchange-traded contracts in which profits and losses on open positions are settled daily through variation margin).

       Exchange maintenance margin requirements have been used by the Fund as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed the maximum losses reasonably expected to be incurred in the fair value of any given contract in 95%-99% of any one-day intervals. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation. Maintenance margin has been used rather than the more generally available initial margin, because initial margin includes a credit risk component which is not relevant to Value at Risk.

       The market sensitive instruments traded by the Fund are exchange traded.

       The fair value of the Fund's futures and forward positions does not have any optionality component. However, Welton also trades commodity options on behalf of the Fund. The Value at Risk associated with options is reflected in the following table as the margin requirement attributable to the instrument underlying each option. Where this instrument is a futures contract, the futures margin, and where this instrument is a physical commodity, the futures-equivalent maintenance margin has been used. This calculation is conservative in that it assumes that the fair value of an option will decline by the same amount as the fair value of the underlying instrument, whereas, in fact, the fair values of the options traded by the Fund in all cases fluctuate to a lesser extent than those of the underlying instruments.

       In quantifying the Fund's Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have simply been aggregated to determine each trading category's aggregate Value at Risk. The diversification effects resulting from the fact that the Fund's positions are rarely, if ever, 100% positively correlated have not been reflected.

THE FUND'S TRADING VALUE AT RISK IN DIFFERENT MARKET SECTORS

       The following table indicates the average, highest and lowest amounts of trading Value at Risk associated with the Fund's open positions by market category for fiscal year 1999 and the actual trading Value at Risk as of December 31, 1998. All open position trading risk exposures of the Fund have been included in calculating the figures set forth below. During fiscal year 1999, the Fund's average total capitalization was approximately $51.4 million. As of December 31, 1998, the Fund's total capitalization was approximately $57.7 million.




                                FISCAL YEAR 1999
        ----------------------------------------------------------------

                 HIGHEST    LOWEST     AVERAGE        % OF
    MARKET        VALUE      VALUE      VALUE       AVERAGE
    SECTOR       AT RISK*  AT RISK*   AT RISK*   CAPITALIZATION**
    ------       -------   --------   --------   ----------------
Interest Rates     $4.1      $2.4       $2.8          5.6%
Currencies         $1.8      $1.4       $1.7          3.2%
Stock Indices      $2.5      $0.8       $1.7          3.2%
Precious Metals    $0.7      $1.0       $0.8          1.6%
Commodities        $0.6      $0.7       $0.6          1.0%
Energy             $0.1      $0.0       $0.1          0.3%
                   ----      ----       ----         -----
Total              $9.8      $6.3       $7.7         14.9%
                   ====      ====       ====         =====



       * Average, highest and lowest Value at Risk amounts relate to the quarter-end amounts for each calendar quarter-end during the fiscal year. All amounts represent millions of dollars.


       ** Average Capitalization is the average of the Fund's capitalization at the end of each fiscal quarter for fiscal year 1999.


                                DECEMBER 31, 1998
        ----------------------------------------------------------------
                                              % OF TOTAL
MARKET SECTOR          VALUE AT RISK          CAPITALIZATION
-------------          -------------          --------------
Interest Rates         $ 3.9 million                6.8%
Currencies             $ 0.7 million                1.3%
Stock Indices          $ 0.6 million                1.0%
Precious Metals        $ 0.5 million                0.8%
Commodities            $ 0.1 million                0.2%
Energy                 $ 0.1 million                0.2%
                       -------------
Total                  $ 5.9 million                10.3%
                       =============                =====

MATERIAL LIMITATIONS ON VALUE AT RISK
AS AN ASSESSMENT OF MARKET RISK


         The face value of the market sector instruments held by the Fund is typically many times the applicable maintenance margin requirement

(maintenance margin requirements generally ranging between approximately 1% and 10% of contract face value) as well as many times the capitalization of the Fund. The magnitude of the Fund's open positions creates a "risk of ruin" not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions -- unusual, but historically recurring from time to time -- could cause the Fund to incur severe losses over a short period of time. The foregoing Value at Risk tables -- as well as the past performance of the Fund -- give no indication of this "risk of ruin."


NON-TRADING RISK

         The Fund has non-trading market risk on its foreign cash balances not needed for margin. However, these balances (as well as any market risk they represent) are immaterial.

         The Fund holds substantially all of its assets in cash on deposit with CIS and CISFS. The Fund has cash flow risk on these cash deposits because if interest rates decline, so will the interest paid out by CIS and CISFS at the 90% of 90-day Treasury bill rate. As of December 31, 1999 and 1998, the Fund had approximately $45.4 million and $53.0 million, respectively, in cash on deposit with CIS and CISFS.

QUALITATIVE DISCLOSURES REGARDING PRIMARY TRADING RISK EXPOSURES

         THE FOLLOWING QUALITATIVE DISCLOSURES REGARDING THE FUND'S MARKET RISK EXPOSURES -- EXCEPT FOR (i) THOSE DISCLOSURES THAT ARE STATEMENTS OF HISTORICAL FACT AND (ii) THE DESCRIPTIONS OF HOW THE FUND AND THE TRADING ADVISORS MANAGE THE FUND'S PRIMARY MARKET RISK EXPOSURES -- CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT. THE FUND'S PRIMARY MARKET RISK EXPOSURES AS WELL AS THE STRATEGIES USED AND TO BE USED BY THE TRADING ADVISORS FOR MANAGING SUCH EXPOSURES ARE SUBJECT TO NUMEROUS UNCERTAINTIES, CONTINGENCIES AND RISKS, ANY ONE OF WHICH COULD CAUSE THE ACTUAL RESULTS OF THE FUND'S RISK CONTROLS TO DIFFER MATERIALLY FROM THE OBJECTIVES OF SUCH STRATEGIES. GOVERNMENT INTERVENTIONS, DEFAULTS AND EXPROPRIATIONS, ILLIQUID MARKETS, THE EMERGENCE OF DOMINANT FUNDAMENTAL FACTORS, POLITICAL UPHEAVALS, CHANGES IN HISTORICAL PRICE RELATIONSHIPS, AN INFLUX OF NEW MARKET PARTICIPANTS, INCREASED REGULATION AND MANY OTHER FACTORS COULD RESULT IN MATERIAL LOSSES AS WELL AS IN MATERIAL CHANGES TO THE RISK EXPOSURES AND THE RISK MANAGEMENT STRATEGIES OF THE FUND. THERE CAN BE NO ASSURANCE THAT THE FUND'S CURRENT MARKET EXPOSURE AND/OR RISK MANAGEMENT STRATEGIES WILL NOT CHANGE MATERIALLY OR THAT ANY SUCH STRATEGIES WILL BE EFFECTIVE IN EITHER THE SHORT- OR LONG-TERM. INVESTORS MUST BE PREPARED TO LOSE ALL OR SUBSTANTIALLY ALL OF THEIR INVESTMENT IN THE FUND.

         The following were the primary trading risk exposures of the Fund as of December 31, 1999, by market sector.

         INTEREST RATES. Interest rate risk is the principal market exposure of the Fund. Interest rate movements directly affect the price of the sovereign bond positions held by the Fund and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact the Fund's profitability. The Fund's primary interest rate exposure is to interest rate fluctuations in the United States and the other G-7 countries. However, the Fund also takes positions in the government debt of smaller nations -- E.G., Australia and New Zealand. The General Partners anticipate that G-7 interest rates will remain the primary market exposure of the Fund for the foreseeable future. The changes in interest rates which have the most effect on the Fund are changes in long-term, as opposed to short-term, rates. Most of the speculative positions held by the Fund are in medium- to long-term instruments. Consequently, even a material change in short-term rates would have little effect on the Fund were the medium- to long-term rates to remain steady.


         CURRENCIES. The Fund's currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. These fluctuations are influenced by interest rate changes as well as political and general economic conditions. The Fund trades in a large number of currencies, including cross-rates -- I.E., positions between two currencies other than the U.S. dollar. However, the Fund's major exposures have typically been in the dollar/yen, dollar/euro, dollar/Swiss franc and dollar/pound positions. The General Partners do not anticipate that the risk profile of the Fund's currency sector will change significantly in the future. The currency trading Value at Risk figure includes foreign margin amounts converted into U.S. dollars with an incremental adjustment to reflect the exchange rate risk inherent to the dollar-based Fund in expressing Value at Risk in a functional currency other than dollars.



         STOCK INDICES. The Fund's primary equity exposure is to equity price risk in the G-7 countries. The stock index futures traded by the Fund are by law limited to futures on broadly based indices. As of December 31, 1999, the Fund's primary exposures were in the S&P and NASDAQ (U.S.), FTSE (England) and Nikkei (Japan) stock indices. The General Partners anticipate little trading in non-G-7 stock indices. The Fund is primarily exposed to the risk of adverse price trends or static markets in the major U.S., European and Japanese indices. (Static markets would not cause major market changes but would make it difficult for the Fund to avoid being "whipsawed" into numerous small losses.)

         METALS. The Fund's metals market exposure is to fluctuations in the price of gold and silver as well as various of the industrial metals. The Trading Advisors have from time to time taken substantial positions as they have perceived market opportunities to develop. The General Partners anticipate that trading will continue across most of the available metals contracts.


         COMMODITIES. The Fund's primary commodities exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions. Hogs, coffee and rubber accounted for the substantial bulk of the Fund's commodities exposure as of December 31, 1999. In the past, the Fund also has had material market exposure to grains, sugar and cocoa and may do so again in the future. Welton will continue to trade a wide variety of commodity contracts.


         ENERGY. The Fund's primary energy market exposure is to gas and oil price movements, often resulting from political developments in the Middle East. Although the Trading Advisors trade natural gas to a limited extent, oil and oil products are by far the dominant energy market exposure of the Fund. Oil prices can be volatile as evidenced by their dramatic rise in 1999 after ending 1998 depressed. Substantial profits and losses have been and are expected to continue to be experienced in this market.

QUALITATIVE DISCLOSURES REGARDING NON-TRADING RISK EXPOSURE

         The following were the only non-trading risk exposures of the Fund as of December 31, 1999.



         FOREIGN CURRENCY BALANCES. The Fund's primary foreign currency balances are in Japanese yen, Euros, British pounds and Australian dollars. The Fund controls the non-trading risk of these balances by regularly converting these balances back into dollars (no less frequently than twice a month).

         CASH POSITION. The Fund holds substantially all its assets in cash at CIS and CISFS, earning interest at 90% of the average 90-day Treasury bill rate for Treasury bills issued during each month.

QUALITATIVE DISCLOSURES REGARDING MEANS OF MANAGING RISK EXPOSURE

         The General Partners monitor the Fund's performance and the concentration of its open positions, and they consult with the Trading Advisors concerning the Fund's overall risk profile. If the General Partners felt it necessary to do so, the General Partners could require the Trading Advisors to close out individual positions as well as entire programs traded on behalf of the Fund. However, any such intervention would be a highly unusual event. The General Partners primarily rely on the Trading Advisors own risk control policies while maintaining a general supervisory overview of the Fund's market risk exposures.

RISK MANAGEMENT

         JWH. JWH attempts to control risk in all aspects of the investment process -- from confirmation of a trend to determining the optimal exposure in a given market, and to money management issues such as the startup or upgrade of investor accounts. JWH double checks the accuracy of market data, and will not trade a market without multiple price sources for analytical input. In constructing a portfolio, JWH seeks to control overall risk as well as the risk of any one position, and JWH trades only markets that have been identified as having positive performance characteristics. Trading discipline requires plans for the exit of a market as well as for entry. JWH factors the point of exit into the decision to enter (stop loss). The size of JWH's positions in a particular market is not a matter of how large a return can be generated but of how much risk it is willing to take relative to that expected return.

         To attempt to reduce the risk of volatility while maintaining the potential for excellent performance, proprietary research is conducted on an ongoing basis to refine the JWH investment strategies. Research may suggest substitution of alternative investment methodologies with respect to particular contracts; this may occur, for example, when the testing of a new methodology has indicated that its use might have resulted in different historical performance. In addition, risk management research and analysis may suggest modifications regarding the relative weighting among various contracts, the addition or deletion of particular contracts from a program, or a change in position size in relation to account equity. The weighting of capital committed to various markets in the investment programs is dynamic, and JWH may vary the weighting at its discretion as market conditions, liquidity, position limit considerations and other factors warrant.

         JWH may determine that risks arise when markets are illiquid or erratic, such as may occur cyclically during holiday seasons, or on the basis of irregularly occurring market events. In such cases, JWH at its sole discretion may override computer-generated signals and may at times use discretion in the application of its quantitative models, which may affect performance positively or negatively.

         Adjustments in position size in relation to account equity have been and continue to be an integral part of JWH's investment strategy. At its discretion, JWH may adjust the size of a position in relation to equity in certain markets or entire programs. Such adjustments may be made at certain times for some programs but not for others. Factors which may affect the decision to adjust the size of a position in relation to account equity include ongoing research, program volatility, assessments of current market volatility and risk exposure, subjective judgment, and evaluation of these and other general market conditions.

         WELTON. Welton's portfolios are subject to an on-going process of monitoring and review. Risk is managed at all levels in the investment process. In advance of entering a position, the risk of each trade is determined in relationship to the potential exposure and volatility impact of an open position in an account proportionate to its size. Multiple indicators of risk exposure are calculated including initial risk, volatility, intra-period volatility, open equity risk and margin exposure. The initial risk is the difference between the entry price and the initial intended exit point. It is fundamental to calculating position quantity and is directly related to market volatility. The risk of each trade is determined before trade entry and monitored throughout the life span of the trade.


         The following factors are used to assess risk exposure and performance risks more generally: (i) initial risk per trade (by model and market); (ii) volatility (standard deviation of returns) per trade throughout the holding period; (iii) open equity risk (by market, market group and portfolio); (iv) margin to equity ratio (by market and portfolio); (v) judgment of extraordinary event or report risk; (vi) portfolio level volatility (standard deviation and negative semi-variant standard deviation); (vii) slippage (model efficiency and market liquidity) monitoring over time; and (viii) weighted mean correlation of open positions. Multiple other factors would need to be included for business risks, implementation quality assessments, and the like. Furthermore, Welton retains the right to exercise discretion.

THE GENERAL PARTNERS

         The General Partners of the Fund are CISI and IDS Futures. CISI is a wholly-owned subsidiary of the Fund's Clearing Broker. IDS Futures is a wholly-owned subsidiary of IDS Management Corporation, which is itself a wholly-owned subsidiary of American Express Financial Corporation. American Express Financial Corporation is also the parent of the Fund's Selling Agent/Introducing Broker. Together, CISI and IDS Futures are responsible for administering the Fund's affairs. Both General Partners are registered under the Commodity Exchange Act, as amended, as commodity pool operators (and are currently acting as the Fund's

Commodity Pool Operators) and are members of NFA.

         The General Partners maintain an aggregate 1% interest in the Fund. As of January 31, 2000, principals of the General Partners owned a total of 2,883.58 Units. Neither the General Partners nor their individual principals trade or intend to trade commodity interests for their own accounts.

CISI

         CISI was incorporated in Delaware in 1983. It has been registered with the CFTC under the Commodity Exchange Act as a commodity pool operator since December 13, 1985 and is a member of NFA in such capacity. CISI maintains its principal office at 233 South Wacker Drive, Suite 2300, Chicago, Illinois 60606; telephone (312) 460-4000. The records of the Fund are kept at CISI's principal office. The officers and directors of CISI do not receive any compensation directly from CISI.

         In addition to the Fund, CISI currently operates two public commodity pools, one of which is also jointly operated with IDS Futures, and one private commodity pool.

         The directors and officers of CISI are as follows:

         BERNARD W. DAN (born in December 1960) is President and a director. Mr. Dan has been President of CIS since June 1, 1998. He joined CIS in 1985 and held various operational positions. In 1986 Mr. Dan was assigned to Cargill Investor Services, Ltd. in London as Administrative Manager for all operational activities. In 1989 Mr. Dan was assigned to the CIS New York Regional Office as the Administrative Manager. Mr. Dan was named Director of Cargill Investor Services (Singapore) Pte Ltd. at the formation of the company in November 1994 and continued in that position until April 1997. Mr. Dan actively serves within the futures industry on exchange committees and industry user groups. He received a B.S. degree in accounting from St. John's University, Collegeville, Minnesota.

         BARBARA A. PFENDLER (born in May 1953) is Vice President and a director. Ms. Pfendler is a graduate of the University of Colorado, Boulder. She began her career with Cargill, Incorporated in 1975. She held various merchandising and management positions within the organization's Oilseed Processing Division before transferring to CIS in 1986 where she is responsible for the Fund Services Group. She was appointed Vice President of CISI in May 1990 and Vice President of CIS in June 1996.

         SHAUN D. O'BRIEN (born November 1964) is Vice President -- Controller/Treasurer and a director. Mr. O'Brien became a Vice President and a director of CISI on July 1, 1999. Mr. O'Brien graduated from Northeastern University in 1987 and he received a master's degree from the University of Minnesota's Carlson School of Management in 1999. Mr. O'Brien began working for Cargill, Incorporated in 1988 and joined CIS in 1999.

         JAN R. WAYE (born in June 1948) is Vice President. Mr. Waye assumed the position of Senior Vice President of CIS in mid-September 1996, after returning from London where he held various management positions for Cargill Investor Services, Ltd. including most recently Managing Director for CIS Europe. He was appointed Vice President of CISI on June 24, 1997. Mr. Waye joined Cargill in 1970 and served in various commodity trading and management positions in Chesapeake, Virginia; Winnipeg, Manitoba; and Vancouver, British Columbia. In 1978 he moved to New York and shortly thereafter Minneapolis as head of Foreign Exchange for Cargill's metals trading business. Mr. Waye served in various management positions in the Financial Markets Group until 1988 when he assisted in the management and sale of Cargill's life insurance business in Akron, Ohio. He moved to London in late 1988. Mr. Waye has served as a member of the Board of LIFFE, the London International Financial Futures and Options Exchange, and as Vice Chairman of its Membership and Rules Committee. He also served on the Board of the London Commodity Exchange up to its merger with LIFFE. Mr. Waye graduated from Concordia College, Moorhead, Minnesota, with a B.A. degree in Communications and Economics in 1970.

         CHRISTOPHER MALO (born in August 1956) is Vice President. Mr. Malo graduated from Indiana University in 1978 with a B.S. in Accounting and further completed the University of Minnesota

Executive Program in 1993. He started work at Cargill, Incorporated in June 1978. He joined CIS in 1979, and served as Secretary/Treasurer and Controller from 1983 until 1991. He was elected Vice President, Administration and Operations in July 1991. He was Managing Director in Europe from 1996 until January 1999, responsible for CIS activities and operations in Europe, the Middle East and Russia. He was an active member of the FIA-UK Chapter and LIFFE Membership and Rules Committee. He currently serves on the Board of the FIA in Chicago.

         RONALD L. DAVIS (born in September 1953) is Vice President. Mr. Davis graduated from Illinois Institute of Technology, Chicago, Illinois in 1975 with a B.S. and an M.B.A. in 1977. He began his career in the futures industry with
A. G. Becker, Incorporated in 1980 and joined CIS in 1987 as the Administrative Manager of the Fund Services Group. He is responsible for all administrative, accounting and reporting functions of all CISI funds. In June 1998, Mr. Davis became Business Development Manager of the Fund Services Group.

         REBECCA S. STEINDEL (born in April 1965) is Secretary. Ms. Steindel graduated from the University of Illinois in 1987. She began working at CIS in August 1987. She has held various financial and risk management positions at CIS and was elected Risk and Compliance Officer and Secretary in August 1997. She currently serves on the Board of Directors and Executive Committee of the FIA Financial Management Division.

         PATRICE H. HALBACH (born in August 1953) is an Assistant Secretary. Ms. Halbach graduated Phi Beta Kappa from the University of Minnesota with a B.A. degree in history. In 1980 she received a J.D. degree CUM LAUDE from the University of Minnesota. She is a member of the Tax Executives Institute, the American Bar Association and the Minnesota Bar Association. Ms. Halbach joined the Law Department of Cargill, Incorporated in February 1983. She had previously been an attorney with Fredrikson & Byron, Minneapolis, Minnesota. In December 1990 she was named Senior Tax Manager for Cargill, Incorporated's Tax Department and became Assistant Tax Director in March 1993. She was named Assistant Vice President of Cargill, Incorporated's Administrative Division in April 1994. In January 1999 she was named Vice President, Tax, of Cargill, Incorporated. In her current position as Vice President, Tax, Ms. Halbach oversees Cargill, Incorporated's global tax function.


         BARBARA A. WALENGA (born in February 1960) is an Assistant Secretary. Ms. Walenga graduated from Fayetteville Technical Institute in 1981. She began working at CIS in August 1981. She has held various compliance management positions at CIS and is currently the Legal Compliance Manager. She is currently a member of the FIA Law and Compliance Division and the SIA Compliance and Legal Division.


         The following are new officers of CISI: JAMES CLEMENS, Assistant Secretary; LILLIAN LUNDEEN, Assistant Secretary.

IDS FUTURES

         IDS Futures was incorporated in 1986 to act as a general partner and commodity pool operator in connection with commodity pool offerings. It is registered as a commodity pool operator and is a member of NFA in such capacity. As of the date of this Prospectus, the principal office of IDS Futures is at IDS Tower 10, Minneapolis, Minnesota 55440. Effective April 17, 2000, the principal office of IDS Futures will be 200 AXP Financial Center, Minneapolis, Minnesota 55474. The directors and officers of IDS Futures do not receive any compensation directly from IDS Futures.

         The directors and officers of IDS Futures are as follows:

         JOHN C. BOEDER (born December 1941) is President and a director of IDS Futures Corporation. Mr. Boeder was elected as a director and President of IDS Futures in December 1999. Mr. Boeder has been employed by American Express Financial Corporation since 1964. Since January 1999, he has held the title Vice President and General Manager of the Non-Proprietary Products Group for American Express Financial Corporation. He has overall responsibility for the non-proprietary products offered through American Express Financial Advisors Inc.'s distribution channels. In addition, he oversees American Express Financial Advisors Inc.'s direct investment and limited partnership business. From 1994 to 1999, he was Vice President and General Manager of Segment Marketing. From 1989 to 1994, he was President of IDS Life Insurance Company of New York. He has held numerous marketing positions in the insurance, annuity and mutual fund departments of American Express Financial Corporation. He graduated from the University of Minnesota with a B.A. degree in business.


         MICHAEL L. WEINER (born in July 1946) is Vice President, Secretary and Treasurer. Mr. Weiner is the Vice President -- Tax Research and Audit of American Express Financial Corporation. He has been employed by American Express Financial Corporation since 1975. His responsibilities include research, planning and compliance for the American Express Financial Corporation corporate tax group. Mr. Weiner graduated from the University of Minnesota Law School in 1974 and completed the Masters of Business Administration program at St. Thomas College of Minnesota in 1979. Mr. Weiner is also an officer of American Express Financial Advisors Inc.


         PATTY L. MOREN (born in June 1960) is Vice President of IDS Futures. Since June 1999, Ms. Moren has been Vice President -- Controller of Variable Assets & Services for American Express Financial Corporation. In this role, she is charged with the overall finance responsibilities for mutual funds, wealth management services, variable annuities, limited partnerships and brokered mutual funds at American Express Financial Corporation, an indirect parent company of IDS Futures. From 1995 to 1999, she was Director of Field Compensation for American Express Financial Corporation where she led the development of product compensation schedules and incentive programs for the independent contractor sales force. From 1990 to 1995, Ms. Moren was Manager of Sales Compensation for American Express Financial Corporation. Ms. Moren started at American Express Financial Corporation in 1985 as Audit Manager. Prior to joining American Express Financial Corporation, she was a senior financial auditor for Cargill, Inc. She has a B.A. in Accounting from the University of St. Thomas and a M.B.A. in Finance from the University of Minnesota's Carlson School of Management.


         PETER J. ANDERSON (born in March 1942), is a director. Mr. Anderson is Chairman and Chief Investment Officer of American Express Asset Management Group Inc. (formerly IDS Advisory Group Inc.), as well as Senior Vice President -- Investments, and a member of the board of directors of American Express Financial Corporation. Mr. Anderson joined American Express Asset Management Group Inc. in April 1982 as Senior Vice President -- IDS Equity Advisors, a division of American Express Asset Management Group Inc. He became President of American Express Asset Management Group Inc. in January 1985. In July 1987, Mr. Anderson was named Senior Vice President of American Express Financial Advisors Inc. and at that point assumed responsibility for common stock mutual funds. In January 1993, Mr. Anderson assumed responsibility for the portfolio management, research and economic functions of American Express Financial Advisors Inc. Mr. Anderson has a B.A. from Yale University and an M.B.A. with a major in finance from Wharton Graduate School.



THE TRADING ADVISORS

         Each Trading Advisor is an independent commodity trading advisor and is not affiliated with either General Partner, the Clearing Broker, the Selling Agent/Introducing Broker or the Fund. Each Trading Advisor directs trading for the Fund completely independently of the other, and will have no knowledge of trading decisions being made by the other.

         The Trading Advisors are described in the following sections of this Prospectus. The descriptions of JWH and Welton have been developed by JWH and Welton, and accordingly represent only those aspects of the JWH and Welton trading methodologies deemed by JWH and Welton to be worthy of emphasis. The trading methods of the Trading Advisors are proprietary and confidential, and therefore the summaries presented hereafter are general and do not include specific details about them. In addition, the Trading Advisors engage in ongoing research concerning the commodity interests markets and may modify and refine their trading methods from time to time. As a result of such modifications, the trading methods that might be used by the Trading Advisors in the future in directing trading for the Fund might differ from those presently used by them.

Investors in the Fund will not be advised of such changes in trading methods.

THE ADVISORY CONTRACTS

         The General Partners, in their sole discretion, may reallocate assets between the Trading Advisors or among other trading advisors which may be appointed by them. The JWH advisory contract extends to December 31, 2002 and may be renewed by the Fund for three additional one-year terms. The advisory contract with Welton extends to December 31, 2000, and may be renewed by the Fund for one additional one-year term. The Advisory Contracts may also be terminated by the General Partners upon notice for cause in certain circumstances or if specified events occur. Each Trading Advisor may terminate the advisory contract with respect to itself if certain specified events occur. In addition, JWH may terminate its advisory contract at any time upon 60 days' written notice to the General Partners. Both Advisory Contracts will terminate automatically if the Fund is terminated.

         There is no assurance that, after the expiration or termination of the Advisory Contracts, the Fund will be able to retain the advisory services of JWH or Welton, or that if such services are available they will be on the same terms as those of the initial Advisory Contracts.

         The Fund will indemnify a Trading Advisor, its principals and employees to the fullest extent permitted by law for any liability incurred in connection with any acts or omissions related to such Trading Advisor's management of its allocable share of Fund assets, PROVIDED that there has been no judicial determination that such liability was the result of negligence, misconduct or bad faith nor any judicial determination that the conduct which was the basis for such liability was not done in a good faith belief that it was in, or not opposed to, the best interests of the Fund. A Trading Advisor, its affiliates and its related parties will not be liable to the Fund or the Limited Partners unless its conduct violates the standards for indemnification by the Fund.

JOHN W. HENRY & COMPANY, INC.

BACKGROUND

         John W. Henry & Company began managing assets in 1981 as a sole proprietorship and was later incorporated in the State of California as John W. Henry & Co., Inc. to conduct business as a commodity trading advisor ("CTA"; a person which directs the trading of futures accounts for clients, including commodity pools). JWH reincorporated in Florida in 1997. JWH's offices are at One Glendinning Place, Westport, Connecticut 06880 and 301 Yamato Road, Suite 2200, Boca Raton, Florida 33431-4931. JWH's registration as a CTA became effective in November 1980. JWH is a member of NFA in this capacity. "JWH" is the registered trademark of John W. Henry & Company, Inc.

         For a description of the principals of JWH, see "JWH Principals" beginning at page 28.

TRADING STRATEGY

         THE FOLLOWING DESCRIPTION OF JWH'S TRADING STRATEGY RELATES TO JWH GENERALLY AND NOT TO THE FUND ITSELF.

GENERAL

         JWH specializes in managing institutional and individual capital in the global futures, interest rate and foreign exchange markets. Since 1981, JWH has developed and implemented proprietary methods to identify short- to long-term trends. As of the date of this Prospectus, JWH operates twelve trading programs.


INVESTMENT PHILOSOPHY AND METHODOLOGY


         JWH's investment philosophy is based on the premise that market prices, rather than market fundamentals, are the key aggregator of information necessary to make investment decisions. JWH believes that changes in market prices initially reflect human reactions to new or emerging information or events that will cause trends, but that prices eventually reflect all relevant information. The price adjustment process takes time, however, since reactions of market participants to changing market dynamics initially may be inefficient. For example, investors may not react immediately to information because of differing abilities to process and evaluate data, differing levels of risk tolerance or uncertainty. Gradual price adjustments manifest themselves in long-terms trends, which themselves can influence the course of events and from which profit opportunities can arise. JWH believes that such market inefficiencies can be exploited through a combination of trend detection and risk management.



         There is strong economic and statistical evidence to suggest that trends do exist in most markets although they may be difficult to identify. Since it was founded, JWH has employed analytical methods to identify short- to long-term trends. Comprehensive research undertaken by the firm's founder, John
W. Henry, led to the development of disciplined systematic quantitative models. JWH's computer models examine market data for systematic price behavior or relationships which will characterize a trend. When price trends are identified, the JWH trading system generates buy and sell signals for implementing trades. The strict application of these signals is one of the most important aspects of JWH's investment process.



         JWH attempts to control risk throughout the investment process. This includes the confirmation of a trend, determining the optimal exposure in a given market and money management issues such as the startup or upgrade of an account. JWH's research on these and other issues has resulted in investment program modifications from time to time that have decreased from previous levels the overall volatility of its investment programs while maintaining the potential for generating attractive performance returns.



DURATION OF POSITIONS HELD



         JWH's historical performance demonstrates that, because trends often last longer than most market participants expect, significant returns can be generated from positions held over a long period of time. Therefore, market exposure to profitable positions is not changed based on the time horizon of a trade. Positions held for two to four months are not unusual and positions have been held for more than one year. Losing positions are generally pared relatively quickly, with most closing within a few days or weeks. However, if the JWH system detects a profitable underlying trend, a position trading at a loss may be retained in order to capture the potential benefits of participating in that trend. Throughout the investment process, risk controls designed to reduce the possibility of extraordinary loss in any one market are maintained.



EQUITY DRAWDOWNS



         Historically, only 30% to 40% of all trades made pursuant to JWH's programs have been profitable. Large profits on a few trades in positions that typically exist for several months have produced favorable results overall. The greatest cumulative percentage decline in daily net asset value which JWH has experienced since inception in any single program was nearly 60% on a composite basis. Prospective investors in the Fund should understand that similar or greater drawdowns are possible in the future.



         To reduce exposure to volatility in any particular market, most JWH programs participate in several markets at one time. In total, JWH participates in more than sixty markets, encompassing interest rates, currencies and commodities such as agricultural products, energy and precious and base metals. Most investment programs maintain a consistent portfolio composition to allow opportunities in as many major market trends as possible.



OVERSIGHT OF TRADING POLICIES



         The Investment Policy Committee ("IPC") is a senior-level advisory group, broadly responsible for evaluating and overseeing trading policies. The IPC provides a forum for shared responsibility, meeting periodically to discuss issues relating to implementation of JWH's investment process and its application to markets, including research on new markets and strategies in relation to JWH trading models. Typical issues analyzed by the IPC include liquidity, position size, capacity, performance cycles, and new product and market strategies. The IPC also makes the discretionary decisions concerning investment program selection, asset allocation and position sizes in relation to account equity for the Strategic Allocation Program, a multi-program asset allocation methodology. Composition of the IPC, and participation in its discussions and decisions by non-members, may vary over time. All recommendations of the IPC are subject to final approval by the chairman. The IPC does not make day-to-day trading decisions.



DISCRETIONARY ASPECTS



         JWH at its sole discretion may override computer-generated signals and may at times use discretion in the application of its quantitative models, which may affect performance positively or negatively. This could occur, for example, when JWH determines that markets are illiquid or erratic, such as may occur cyclically during holiday seasons or on the basis of irregularly occurring market events. Subjective aspects of JWH's quantitative models also include the determination of position size in relation to account equity, when an account should commence trading, the investment of assets associated with additions, redemptions and reallocations, contracts and contract months traded and effective trade execution.


PROGRAM MODIFICATIONS


         Proprietary research is conducted on an ongoing basis to refine the JWH investment strategies. While the basic philosophy underlying the firm's investment methodology has remained intact throughout its history, the potential benefits of employing more than one investment methodology, or in varying combinations, is a subject of continual testing, review and evaluation. Extensive research may suggest substitution of alternative investment methodologies with respect to particular contracts. This may occur, for example, when testing of a different methodology has indicated that it might have resulted in different historical performance. In addition, risk management research and analysis may suggest modifications regarding the relative weighting among various contracts, the addition or deletion of particular contracts for a program or a change in position size in relation to account equity. However, most investment programs maintain a consistent portfolio composition to allow opportunities in as many major market trends as possible.



         All cash in a JWH investment program is available to be used to trade in a JWH program. The amounts committed to margin will vary from time to time. As capital in each JWH trading program increases, additional emphasis and weighting may be placed on certain markets which have historically demonstrated the greatest liquidity and profitability. Furthermore, the weighting of capital committed to various markets in the trading programs is dynamic, and JWH may vary the weighting at its discretion as market conditions, liquidity, position limit considerations and other factors warrant. The Fund generally will not be informed of any such changes.


ADJUSTING THE SIZE OF THE TRADING POSITIONS TAKEN


         Adjustments to position size in relation to account equity have been and continue to be an integral part of JWH's investment strategy. At its discretion, JWH may adjust the size of a position in relation to account equity in certain markets or entire programs. Such adjustments may be made at certain times for some investment programs but not for others. Factors which may affect the decision to adjust the size of a position in relation to account equity include: ongoing research; program volatility; current market volatility; risk exposure; and subjective judgment and evaluation of these and other general market conditions. Such decisions to change the size of a position in relation to account equity may positively or negatively affect performance and will alter risk exposure for an account. Such adjustments may lead to greater profits or losses, more frequent and larger margin calls and greater brokerage expense. No assurance is or can be given that such adjustments will result in profits for investors in the Fund. JWH reserves the right to alter, at its sole discretion and without notification to the Fund, its policies regarding the size of positions taken in relation to account equity.


ADDITION, REDEMPTION AND REALLOCATION OF CAPITAL FOR COMMODITY POOL ACCOUNTS

         Investors purchase or redeem Units at Net Asset Value on the close of business on the last business day of the month. In order to provide market exposure commensurate with the Fund's equity on the date of these transactions, JWH's general practice is to adjust positions as near as possible to the close of business on the last trading date of the month. The intention is to provide for additions and redemptions at a Net Asset Value that will be the same for each of these transactions, and to eliminate possible variations in Net Asset Values that could occur as a result of inter-day price changes if, for example, additions were calculated on the first day of the subsequent month. Therefore, JWH may, at its sole discretion, adjust its investment of the assets associated with the addition or redemption as near as possible to the close of business on the last business day of the month to reflect the amount then available for trading. Based on JWH's determination of liquidity or other market conditions, JWH may decide to commence trading earlier in the day on, or before, the last business day of the month, or at its sole discretion, delay adjustments to trading for an account to a date or time after the close of business on the last day of the month. No assurance is given that JWH will be able to achieve the objectives described above in connection with Fund equity level changes. The use of discretion by JWH in the application of this procedure may affect performance positively or negatively.

PHYSICAL AND CASH COMMODITIES

         JWH may from time to time trade in physical or cash commodities for immediate or deferred delivery, including specifically gold bullion, as well as futures and forward contracts when JWH believes that cash markets offer comparable or superior market liquidity or the ability to execute transactions at a single price. The CFTC does not regulate cash transactions, which are subject to the risk of counterparty failure, inability or refusal to perform with respect to such contracts.

LEGAL CONCERNS

         There neither now exists nor has there previously ever been any material administrative, civil or criminal action against JWH or its principals.


         Principals of JWH serve on the boards of directors and committees of various organizations, both in and outside the managed futures industry. In such capacity, these individuals have a fiduciary duty to the other organizations they serve, and they are required to act in the best interests of those organizations, even if those actions were to be adverse to the interest of JWH and its clients.


FINANCIAL AND METALS PORTFOLIO


         JWH currently uses its Financial and Metals Portfolio for the Fund. The Financial and Metals Portfolio, which has the most assets under management of any JWH program, seeks to identify and capitalize on intermediate and long-term price movements in four worldwide market sectors: interest rates, currencies, non-U.S. stock indices and metals. If a trend is identified, the program takes a position; in non-trending markets, the program may remain neutral or liquidate open positions.


JWH PRINCIPALS

         The following are the principals of JWH:


         The sole shareholder of JWH is the John W. Henry Trust dated July 27, 1990. MR. JOHN W. HENRY is chairman of the JWH Board of Directors and is trustee and sole beneficiary of the John W. Henry Trust. Mr. Henry is also a member of the JWH Investment Policy Committee. He currently concentrates his activities at JWH on portfolio management, research and new system development, day-to-day decisions involving the strategic direction and business of the firm and frequent dialogue with trading supervisors. Mr. Henry is the exclusive owner of certain trading systems licensed to Elysian Licensing Corporation, a corporation wholly-owned by Mr. Henry and sublicensed by Elysian Licensing Corporation to JWH and utilized by JWH in managing investor accounts.



         Mr. Henry has served on the Board of Directors of the Futures Industry Association ("FIA"), the National Association of Futures Trading Advisors ("NAFTA") and the Managed Futures Trade Association, and has served on the Nominating Committee of NFA. He has also served on a panel created by the Chicago Mercantile Exchange and the Chicago Board of Trade to study cooperative efforts related to electronic trading, common clearing and issues regarding a potential merger. In 1989, Mr. Henry established residency in Florida, and since that time has performed services from that location as well as from the offices of JWH in Westport, Connecticut. Mr. Henry is a principal of Westport Capital Management Corporation, Global Capital Management Limited and JWH Financial Products, Inc., all of which are affiliates of JWH. Since the beginning of 1987, Mr. Henry has devoted, and will continue to devote, considerable time to activities in businesses other than JWH and its affiliates including acting as Chairman of the Florida Marlins Baseball Club LLC, which continues to be operated by a professional baseball staff.



         MR. MARK H. MITCHELL is vice chairman, counsel to the firm and a member of the JWH Board of Directors. His duties include the coordination and allocation of responsibilities among JWH and its affiliates. He is also vice chairman and a director of JWH Financial Products, Inc. Prior to joining JWH in January 1994, Mr. Mitchell was a partner at Chapman and Cutler, in Chicago, where he headed the law firm's futures law practice from August 1983 to December 1993. He also served as General Counsel of the Managed Funds Association ("MFA") and General Counsel of NAFTA. Mr. Mitchell is currently a member of the NFA CPO/CTA Advisory Committee. In addition, he has served as a member of the NFA Special Committee for the Review of Multi-tiered Regulatory Approach to NFA Rules, the MFA Government Relations Committee and the Executive Committee of the Law and Compliance Division of the FIA. In 1985, he received the Richard P. Donchian Award for Outstanding Contributions to the Field of Commodity Money Management. He received an A.B. with honors from Dartmouth College and a J.D. from the University of California at Los Angeles, where he was named to the Order of the Coif, the national legal honorary society.



         MR. VERNE O. SEDLACEK is the president, chief operating officer and a member of the JWH Investment Policy Committee. Mr. Sedlacek is responsible for the day-to-day management of the firm. He is also president and a director of Westport Capital Management Corporation and Global Capital Management Limited, and vice president of JWH Financial Products, Inc. Prior to joining JWH in July 1998, Mr. Sedlacek was the executive vice president and chief financial officer of Harvard Management Company, Inc., a wholly-owned subsidiary of Harvard University, which at the time of his departure managed approximately $14 billion of University-related funds. He joined Harvard Management Company in March 1983 and was responsible for managing the areas of personnel, budgets, systems, performance analysis, contracts, credit, compliance, custody, operations, cash management, securities lending and market risk evaluation. Mr. Sedlacek currently serves on the Board of Directors of the NFA, FIA and the Chicago Mercantile Exchange, and he is a member of the Global Markets Advisory Committee of the CFTC. He is also a member of the NFA/FIA Best Practices Study End User Expert Panel. Mr. Sedlacek received his A.B. in Economics from Princeton University, M.B.A. in Accounting from New York University and was certified as a C.P.A. in the State of New York in 1978.



         DR. MARK S. RZEPCZYNSKI is a senior vice president, research and trading, and a member of the JWH Investment Policy Committee. He is also a vice president of JWH Financial Products, Inc. Dr. Rzepczynski joined JWH in May 1998. From May 1995 to April 1998, Dr. Rzepczynski was vice president and director of taxable credit and quantitative research in the fixed-income division of Fidelity Management and Research where he oversaw credit and quantitative research recommendations for all Fidelity taxable fixed-income funds. From April 1993 to April 1995, Dr. Rzepczynski was a portfolio manager and director of research for CSI Asset Management, Inc., a fixed-income money management subsidiary of Prudential Insurance. Dr. Rzepczynski has a B.A. CUM LAUDE in Economics from Loyola University of Chicago, and an A.M. and Ph.D. in Economics from Brown University.



         MR. E. LYNDON TEFFT is a senior vice president and the chief financial officer. He is also the treasurer of Westport Capital Management Corporation, vice president of JWH Financial Products, Inc. and a director, secretary and treasurer of JWH Securities, Inc. Prior to joining JWH in October 1998, Mr. Tefft was the Director of MIS and a vice president at Harvard Management Company, Inc. where he was responsible for directing the design, development, and operation of global equity, bond and derivative trading, accounting and settlement systems beginning in May 1994. Mr. Tefft received a B.S. in Industrial Management from Purdue University and an M.B.A. from Wharton School of Business at the University of Pennsylvania.



         MS. ELIZABETH A. M. KENTON is a senior vice president, compliance. She is responsible for the day-to-day management of compliance, as well as overall issues pertaining to administration and human resources. Since joining JWH in March 1989, Ms. Kenton has held positions of increasing responsibility in research and development, administration and regulatory compliance. Ms. Kenton is also a director of Westport Capital Management Corporation and Global Capital Management Limited, and she is a vice president of JWH Financial Products, Inc. She received a B.S. in Finance from Ithaca College.



         MR. DAVID M. KOZAK is a senior vice president, general counsel, and secretary to the corporation. He is also secretary of JWH Financial Products, Inc. and a director and secretary of Westport Capital Management Corporation. Prior to joining JWH in September 1995, Mr. Kozak had been a partner at the law firm of Chapman and Cutler from 1989. In his practice there he concentrated in commodity futures law, with an emphasis on commodity money management. Mr. Kozak is currently the secretary and a director of the MFA, and is a member of that organization's Executive and Government Relations Committees. He is also a member of the Special Committee on CPO/CTA Disclosure Issues and the Special Committee for the Review of Multi-Tiered Regulatory Approach to NFA Rules, both of NFA. He is chairman of the subcommittee on CTA and CPO issues of the Committee on Futures Regulation of the Association of the Bar of the City of New York. Mr. Kozak received a B.A. from Lake Forest College, an M.A. from the University of Chicago, and a J.D. from Loyola University of Chicago.



         MR. DAVID I. GINSBERG is a member of the JWH Board of Directors and special advisor to the chairman. Mr. Ginsberg joined JWH in October 1999. He served as the managing director of the Multi-Manager Group at Global Asset Management ("GAM") from its inception in September 1989 until July 1995. This GAM group was, and continues to be, one of the largest multi-advisor groups specializing in hedge funds. Since leaving GAM, Mr. Ginsberg has been a private investor. Mr. Ginsberg received a M.B.A. with a concentration in finance from Boston University and a B.A. from Kenyon College. Mr. Ginsberg is a member of the board of directors of GAM Diversity, Inc., a global multi-advisor hedge fund with assets in excess of $1 billion that specializes in hedge funds, and a director of Adelphi Europe Fund, a hedge fund specializing in European equities. He is also vice chairman of the Florida Marlins Baseball Club LLC.



         MR. JOHN A. WING is a member of the JWH Board of Directors. He is also a professor of Law and Finance at the Illinois Institute of Technology (IIT) and director of its Center for the Study of Law and Financial Markets. Mr. Wing joined JWH in February 2000 and IIT in July 1998. Prior to July 1998, he was chairman of the board and chief executive officer of ABN-AMRO Incorporated, formerly The Chicago Corporation. Mr. Wing joined The Chicago Corporation as its chief executive officer in 1981 and continued to lead the firm following its merger with ABN-AMRO in January 1997 until his retirement in July 1998.



         Mr. Wing is currently chairman of the board for the Risk Management Committee of the Commercial Club and of Market Liquidity Holding, LLC. He is also a director of AmerUs Life Holdings. In addition, he has served as a director of the Midwest Stock Exchange, The Chicago Board Options Exchange, Securities Industry Association, Futures Industry Association, National Futures Association and Chicago Capital Fund. Mr. Wing has also been a governor of the National Association of Securities Dealers, a member of the New York Stock Exchange Regional Firms Committee, and a member of the Chicago Mercantile Exchange's special panel to review trading rules and practices. Mr. Wing has also served as a trustee of IIT and chairman of the Board of Overseers of its Stuart School of Business. He received a B.A. in Economics from Union College and a LLB from George Washington University.



         MR. KEVIN S. KOSHI is a senior vice president, proprietary trading and a member of the JWH Investment Policy Committee. He is responsible for the implementation and oversight of the firm's proprietary strategies and investments. Mr. Koshi joined JWH in August 1988 as a professional in the Finance Department, and since 1990 has held positions of increasing responsibility in the trading department. He received a B.S. in Finance from California State University at Long Beach.


         MR. MATTHEW J. DRISCOLL is vice president, trading and chief trader. He is also a member of the JWH Investment Policy Committee. He is responsible for the supervision and administration of all aspects of order execution strategies and implementation of trading policies and procedures. Mr. Driscoll joined

JWH in March 1991 as a member of its trading department. Since joining the firm, he has held positions of increasing responsibility as they relate to the development and implementation of JWH's trading strategies and procedures. He has played a major role in the development of JWH's 24-hour trading operation. Mr. Driscoll attended Pace University.


         MR. EDWIN B. TWIST is a member of the JWH Board of Directors. Mr. Twist is also a director of JWH Financial Products, Inc. Mr. Twist joined JWH as internal projects manager in September 1991 and has been a director of JWH since August 1993. Mr. Twist's responsibilities include assisting with the day-to-day administration and internal projects of JWH's Florida office.



         MR. JULIUS A. STANIEWICZ is a vice president, senior strategist, and a member of the JWH Investment Policy Committee. He is also president of JWH Financial Products, Inc. and a vice president of Westport Capital Management Corporation. He joined JWH in March of 1992. Mr. Staniewicz received a B.A. in Economics from Cornell University.



         The additional principals of JWH have the following titles: Mr. Christopher E. Deakins, vice president, investor services; Ms. Nancy O. Fox, C.P.A. vice president, investment support; Mr. Andrew D. Willard, vice president, information technology; Mr. Paul D. Braica, vice president, analytics; Ms. Florence Y. Sofer, vice president, marketing; Ms. Wendy G. Goodyear, vice president, investor services and Mr. Robert B. Lendrim, vice president, investor services.

              PERFORMANCE OF THE JWH FINANCIAL AND METALS PORTFOLIO

                               PROGRAM COMPOSITION


      Interest Rates                              Currencies
      Non U.S. Stock Indices                      Precious and Base Metals

                INCEPTION OF CLIENT ACCOUNT TRADING: OCTOBER 1982
          INCEPTION OF CLIENT ACCOUNT TRADING IN PROGRAM: OCTOBER 1984
   ASSETS MANAGED (EXCLUDING NOTIONAL FUNDS) ON JANUARY 31, 2000: $1.8 BILLION ASSETS MANAGED PURSUANT TO THE PROGRAM (EXCLUDING NOTIONAL FUNDS) ON JANUARY
                             31, 2000: $667 MILLION
                           NUMBER OF OPEN ACCOUNTS: 26
      WORST MONTHLY DECLINE ON AN INDIVIDUAL ACCOUNT BASIS: (10.1)% (2/96)
      WORST PEAK-TO-VALLEY DECLINE ON AN INDIVIDUAL ACCOUNT BASIS: (30.5)%
                                  (6/94-1/95)
 AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM JANUARY 1995 THROUGH JANUARY
                                   2000: 11.5%
   AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM INCEPTION THROUGH JANUARY
                                   2000: 31.6%



---------------------------------------------------------------------------------------------
    MONTHLY                      2000       1999      1998       1997        1996      1995
  PERFORMANCE
---------------------------------------------------------------------------------------------
January                         (3.6)%     (4.8)%     (3.5)%      4.4%       6.0%      (3.8)%
---------------------------------------------------------------------------------------------
February                                    0.9%      (4.0)%     (2.2)%     (5.5)%     15.7%
---------------------------------------------------------------------------------------------
March                                      (2.6)%     (1.6)%     (0.7)%      0.7%      15.3%
---------------------------------------------------------------------------------------------
April                                       1.6%      (7.9)%     (2.9)%      2.3%       6.1%
---------------------------------------------------------------------------------------------
May                                         5.9%       3.2%      (8.3)%     (1.7)%      1.2%
---------------------------------------------------------------------------------------------
June                                        6.1%      (4.8)%      4.1%       2.2%      (1.7)%
---------------------------------------------------------------------------------------------
July                                       (2.3)%     (0.9)%     15.8%      (1.1)%     (2.3)%
---------------------------------------------------------------------------------------------
August                                     (3.1)%     17.5%      (3.7)%     (0.8)%      2.1%
---------------------------------------------------------------------------------------------
September                                  (7.0)%     15.3%       2.2%       3.2%      (2.1)%
---------------------------------------------------------------------------------------------
October                                    (8.1)%     (3.8)%      2.0%      14.3%       0.3%
---------------------------------------------------------------------------------------------
November                                   (3.2)%     (7.5)%      2.5%      10.9%       2.6%
---------------------------------------------------------------------------------------------
December                                   (2.8)%      8.9%       2.9%      (2.6)%      1.7%
---------------------------------------------------------------------------------------------
Compound Annual                 (3.6)%    (18.7)%      7.2%      15.2%      29.7%      38.5%
Rate of Return                (1 month)
---------------------------------------------------------------------------------------------












        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

NOTES ON PERFORMANCE RECORDS



      FROM THE INCEPTION OF TRADING OF THE JWH PROGRAMS, THE GREATEST CUMULATIVE PERCENTAGE DECLINE IN DAILY NET ASSET VALUE EXPERIENCED IN ANY SINGLE PROGRAM WAS NEARLY 60% ON A COMPOSITE BASIS, AND CERTAIN INDIVIDUAL ACCOUNTS INCLUDED IN SUCH PROGRAM EXPERIENCED EVEN GREATER DECLINES. (THE PERFORMANCE INFORMATION FOR THE FINANCIAL AND METALS PORTFOLIO PRIOR TO JANUARY 1995 IS NOT PRESENTED, IN ACCORDANCE WITH CFTC POLICY). CERTAIN JWH ACCOUNTS HAVE LOST 10% OR MORE IN A SINGLE TRADING DAY. PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT SIMILAR OR GREATER DRAWDOWNS ARE POSSIBLE IN THE FUTURE. THERE CAN BE NO ASSURANCE THAT JWH WILL TRADE PROFITABLY FOR THE FUND OR AVOID SUDDEN AND SEVERE LOSSES.



      An investor should note that the composite capsule performance presentations include individual accounts which, even though traded according to the same investment program, have materially different rates of return. The reasons for this are numerous material differences among accounts: (a) procedures governing timing for the commencement of trading and means of moving toward full portfolio commitment of new accounts; (b) the period during which accounts are active; (c) client trading restrictions, including futures versus forward contracts and contract months; (d) trading size to equity ratio resulting from procedures for the commencement of trading and full portfolio commitment of new accounts and new capital; (e) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to an investment program; (f) the amount of interest income earned by an account, which will depend on the rates paid by futures commission merchants on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as Treasury bills; (g) the amount of management and incentive fees paid to JWH and the amount of brokerage commissions paid, which will vary and will depend on the commissions negotiated by the client with the broker; (h) the timing of orders to open or close positions; (i) the market conditions, which in part determine the quality of trade executions; (j) variations in fill prices; and (k) timing of additions and withdrawals. Notwithstanding these material differences among accounts, the composite remains a valid representation of the accounts included therein.



      Composite performance presentation is only allowed for accounts which are not materially different. To decide if there are material differences among accounts traded pursuant to the same trading program, the gross trading performance of each JWH investment program and each individual JWH account within the relevant program is reviewed against the following parameters established by interpretations of the Division of Trading and Markets of the CFTC to determine if the differences are material: (i) if the arithmetic average of two percentages is greater than ten percentage points and the difference between the two is less than 10% of their average; (ii) if the arithmetic average of the two percentages is greater than five percentage points but less than ten percentage points and the difference between the two is 1.5 percentage points or less; and (iii) if the arithmetic average of the two percentages is less than five percentage points and the difference between the two is one percentage point or less. If one of the parameters (i) - (iii) is satisfied in the review, then the results within the designated range are deemed "materially the same" or "not materially different." The parameters (i) - (iii) determine if differences between accounts are material. The gross trading performance of each JWH investment program and each individual JWH account within the relevant program not satisfying the above parameters is then reviewed to determine whether any material differences that are detected could produce misleading composite performance results. With the exception of accounts that were established at levels below JWH's current minimum account size, JWH's policy is to provide separate performance capsules when an account is consistently performing differently on a gross trading basis from the other JWH accounts traded pursuant to the same trading program and the continued inclusion of that account in the composite would create a distortion in the composite rate of return.



      The composite rates of return indicated should not be taken as representative of any rate of return actually achieved by any single account represented in the records. Investors are further cautioned that the data set forth in the performance capsule records are not indicative of any results which may be attained by JWH in the future since past performance is not necessarily indicative of future results. During the periods covered by the capsule performance records, and particularly since 1989, JWH has increased and decreased position size in relation to account equity in certain markets and entire programs, and also altered the composition of the markets and contracts for certain programs. In general since 1992, JWH began implementing certain position size adjustments that were of a more permanent nature. While historical returns represent actual performance achieved, investors should be aware that the position size relative to account equity utilized currently or in the future may be significantly different from that used during previous time periods. Investors should be aware that commencing in August 1992, JWH decreased the position size in relation to account equity by 50% for the Financial and Metals Portfolio.



      Prior to December 1991, capsule performance records are presented on a cash basis except as otherwise stated in the notes to the records. The recording of items on a cash basis should not, for most months, be materially different from presenting such rates of return on an accrual basis. Any differences in the monthly rates of return between the two methods are immaterial to the overall performance presented. With the change to the accrual basis of accounting for incentive fees in December 1991 for JWH, the net effect on monthly net performance and the rate of return in the capsule performance records of continuing to record interest income, management fees, commissions and other expenses on a cash basis is materially equivalent to the full accrual basis. In August 1998, JWH made an adjustment to the accounting method employed for the Financial and Metals Portfolio. This adjustment moved the Financial and Metals Portfolio to the full accrual basis on September 1, 1998.



      The calculation of management and incentive fees is subject to variation due to agreed-upon definitions contained in each account's advisory agreement. Management fees vary from 0% to 6% of assets under management; incentive fees vary from 0% to 25% of profits. Such variations in advisory fees may have a material impact on the performance of an account from time to time.


NOTES TO CAPSULE PERFORMANCE SUMMARY


      Assets Managed Pursuant to the Program is the aggregate amount of total equity, excluding "notional" equity, under management of JWH in the Financial and Metals Portfolio as of December 31, 1999.



      Number of Open Accounts is the number of accounts directed by JWH pursuant to the Financial and Metals Portfolio as of December 31, 1999.



      Worst Monthly Decline on an Individual Account Basis within the past five years is the largest monthly loss experienced by any single account in the Financial and Metals Portfolio in any calendar month covered by the capsule. "Loss" for these purposes is calculated on the basis of the loss experienced by the individual account, expressed as a percentage of total equity (including "notional" equity) in the account. Worst monthly decline information includes the month and year of such decline.



      Worst Peak-to-Valley Decline on an Individual Account Basis is the largest percentage decline by any single account in the Financial and Metals Portfolio (after eliminating the effect of additions and withdrawals) during the period covered by the capsule from any month-end net asset value, without such month-end net asset value being equalled or exceeded as of a subsequent month-end by the individual account, expressed as a percentage of the total equity (including "notional" equity) in the account.



      Compound Annual Rate of Return is calculated by compounding the monthly rates of return over the number of periods in a given year. For example, each monthly rate of return in hundredths is added to one (1) and the result is multiplied by the previous month's compounded monthly rate of return similarly expressed. One (1) is then subtracted from the product. For periods less than one year, the results are year to date. Average Compounded Annualized Rate of Return is similarly calculated, except that before subtracting one (1) from the product, the product is exponentially changed by the factor of one (1) divided by the number of years in the program's performance record, then one (1) is subtracted.



         Monthly Rates of Return are daily compounded monthly rates of return. The daily compounded monthly rate of return is calculated by compounding the daily rates of return over the number of days in the month. For example, each of the daily rates of return in hundredths is added to one (1) and the result is multiplied by the previous day's daily rate of return similarly expressed. One
(1) is then subtracted from the product. The daily rates of return are calculated by dividing the day's net performance by the sum of the beginning equity, plus additions minus withdrawals for the day. Prior to September 1998, Monthly Rates of Return were calculated by dividing net performance by the sum of the beginning equity, plus additions minus withdrawals in the investment program for the month. For such purposes all additions and withdrawals were treated as if they had been made on the first day of the month, even if, in fact, they occurred later. From December 1991 through August 1998, if additions and withdrawals were material to the Financial and Metals Portfolio's performance, they were time weighted. If time weighting was materially misleading, then the only accounts traded method was utilized. As of September 1998, time weighting is no longer relevant as the monthly rates of return are daily compounded monthly rates of return.


      Proprietary capital is included in the rates of return for the Financial and Metals Portfolio, but does not have a material impact on the rates of return.

WELTON INVESTMENT CORPORATION


         Welton Investment Corporation is a Delaware corporation merged in May 1997 from a California corporation originally formed in November 1988. Its business is providing professional management services specializing in futures and foreign exchange markets worldwide. Welton was formed to offer proprietary investment and portfolio management techniques to qualified individual, institutional, and corporate investors. Welton is registered beginning January 4, 1989, as a commodity trading advisor and commodity pool operator with the CFTC, is a commodity trading advisor and commodity pool operator member of NFA and is also a member of the Managed Funds Association.



WELTON INVESTMENT PHILOSOPHY AND RISK MANAGEMENT PROCESS



         Welton is committed to achieving attractive rates of return while successfully managing risk. This is pursued through the consistent application of the firm's primary trading principles:


         -        Market diversification

         -        Style diversification

         -        Portfolio allocation and management

         -        Trade execution analysis

         -        Formal monitoring and review systems


These principles provide the basis for pursuing strong rates of return with controlled volatility and with low correlation to traditional fixed income and equity investments as well as other managed futures programs and alternative investment strategies.



         Welton's investment process employs a variety of trading styles to diversify the basis of profitability by adding diverse sources of return with differing market dependencies, timing risks, and therefore low to moderate correlation to traditional directional trading models of many managed futures trading advisors. This may provide the potential benefits of (1) increasing the actual level of portfolio diversification by increasing the number of methods pursuing different market conditions, (2) effectively moderating negative characteristics of other implemented models through diversification, (3) requiring each method to be an effective, profitable and efficient user of capital resources, (4) applying each method objectively across all applicable markets, and (5) providing diversification to the market impact of order types and market conditions during execution. Specifically, Welton organizes its trading approaches into two fundamentally diverse investment style return drivers as follows: Non/Limited Price Directional (relative value and volatility arbitrage) and Price Directional (trend following).



         Welton considers its portfolios and program to be in a constant cycle of review and improvement centered on a stable process for improving their long term success. This paradigm for performance improvement encompasses all divisions of the firm. The continuous process involves regular review and analysis of the following:


         -        All actual trading activity


         - New and existing global markets with the goal of increasing market diversification

         - Potential strategic approaches to various market conditions with the goal of increasing diversification



         -        Trading costs and execution methods



         - Portfolio management models and techniques to best integrate all of the above



          This process implicitly recognizes that adaptation is essential in approaching the global markets and that adaptation is best implemented at even the most primary model levels.



         To implement these models, Welton has developed an advanced decision support platform capable of analyzing markets and combinations of markets around the world in real-time. This tool allows the implementation of Welton's trading strategies independently or in complementary combinations across diverse global markets. Ongoing research and development continues to be Welton's largest single commitment of resources with the objective of improving the level, consistency and quality of performance in its offered portfolios and programs.


         Although the trading of Welton portfolios is guided by the consistent application of proprietary mathematical systems, there will always remain investment decisions requiring the discretion and judgment of Welton. These include but are not limited to contract month selection, analysis of portfolio balance and capital requirements.

         In addition, Welton may at its sole discretion choose not to implement certain trades if they are judged to carry unusual risk to an account. Welton will reinvest trading profits unless withdrawn by the client. Welton may also stop trading certain markets should they become, in Welton's judgment, too illiquid or volatile to trade or their movement too correlated with other portfolio elements.


         Assets committed to meet minimum exchange margin for all positions is expected to remain between 5% and 20% of the trading size of the account. These levels may from time to time be greater or lesser than this range. Actual margin requirements may also differ between client accounts based on the method upon which margin is being calculated and other terms negotiated between clients and their brokers. All investments, including Welton managed portfolios and programs, involve the risk of loss.



WELTON INVESTMENT PORTFOLIOS AND PROGRAM



         Welton offers two distinct categories of investment products to institutional, fund, corporate and qualified individual clients. One category contains two classes of absolute return managed investment portfolios. The first class provides three portfolio choices each of which utilize diversified trading styles and quantitative investment models across the global futures, options and currency markets. They are designed to achieve attractive absolute rates of return with low correlation to the returns of traditional asset classes as well as skill-based alternative investment strategies.



         The second class provides a single portfolio choice that utilizes a narrower group of trading styles on a much more limited group of highly liquid global futures, options, and currency markets. The focus of this portfolio is upon trading styles with substantially lower dependency on correct directional positioning and timing of those positions than Welton's more diversified absolute return portfolios. The main goal of the portfolio is to provide a source of significant, durable diversification to other skill-based alternative asset investments and traditional managed futures allocations.



         In addition to absolute return portfolios, Welton offers a category with a relative return investment program. This is an inherently customized investment program designed to improve returns relative to a client-directed global investment performance benchmark such as a fixed income index or note. In directing trading for the Fund, Welton will employ its Diversified Portfolio, which is an absolute return investment portfolio.


DIVERSIFIED PORTFOLIO


         The Diversified Portfolio manages client assets through exposure to the widest spectrum of futures markets spanning all major market sectors including interest rates, currencies, stock indices, precious and industrial metals, energy, meats, grains and soft commodities. Multiple trading strategies are employed in an attempt to profitably participate in a variety of market conditions. This emphasis on market and style diversification exemplifies Welton's core principles in advising on investor assets in the global marketplace.


WELTON PRINCIPALS


         PATRICK L. WELTON is the Chief Executive Officer and Chairman of Welton Investment Corporation. Dr. Welton developed the mathematical analysis techniques and systems software employed by Welton in its trading and portfolio management. Dr. Welton earned bachelor's degrees from the University of Wisconsin, completing a portion of his undergraduate studies at Harvard University. He then attended the UCLA School of Medicine where he completed graduate biophysics and medical studies and earned an M.D. degree. Subsequently, he was a postgraduate physician and a chief resident at the Stanford University Medical Center. In addition to his full-time management of Welton, Dr. Welton is a Principal to Welton Global Funds Management Corporation, a Director of Axios Data Analysis Systems Corporation and a volunteer Clinical Professor of Medicine at Stanford University School of Medicine. He has engaged in futures and equities market research since 1981. During the past five years, Dr. Welton has spoken at domestic and international conferences, authored articles, participated in panel presentations on numerous trading and risk management issues, and served on committees for the Managed Funds Association and NFA. He is currently serving on the Board of Directors of NFA. He is registered as an Associated Person with NFA.



         ANNETTE L. WELTON is a co-founder of Welton Investment Corporation, a Director, Chief Operational and Chief Financial Officer. Ms. Welton participated in the early development of the systems software employed by Welton in its trading and portfolio management methods. Since 1988, Ms. Welton has continued to participate in the research committee, the review process and the monitoring of trading for the company's clients. She also serves as a principal to Welton Global Funds Management Corporation, a commodity pool operator affiliate. Ms. Welton earned a Bachelor of Science degree in 1984 from the University of California at Los Angeles. Since 1992, Ms. Welton has participated in the Managed Funds Association's Public Relations and Trading and Markets Committees. She has served on NFA's Nominating Committee in the Commodity Trading Advisory category and has authored and co-authored several articles published in various alternative investment trade publications. She is registered as an Associated Person with NFA.



         JERRY M. HARRIS is the Senior Vice President of Welton. He received a Bachelor of Science degree in aerospace engineering at the University of Virginia. He then earned a master's degree in information systems from the University of Southern California. Subsequently, he was Vice President and Chief Operating Officer of Cresta Commodity Management, Inc. in San Diego, California. Beginning 1989 through 1990, he was Vice President of Marketing at Commodities Corporation in Princeton, New Jersey. From November 1988 through March 1998, he was a pilot with Delta Airlines. Mr. Harris is responsible for business development efforts and industry representation, as well as participating in strategic planning for Welton. Mr. Harris is a member of the Alternative Investments Management Association and serves on its International Development Committee as well as the Institutional Money Management Advisory Committee of the New York Mercantile Exchange. He frequently is a featured speaker to institutional and private investor groups on the topic of integrating skill-based alternative investment strategies to diversify investment portfolios. He has been associated with Welton Investment Corporation since 1993 and is registered as an Associated Person with NFA.



         DAVID S. NOWLIN is the Vice President of Administrative Operations. His responsibilities include oversight of the performance accounting and compliance functions within the firm. Mr. Nowlin received a Bachelor of Arts degree in 1983 in Business Administration from Westmont College located in Santa Barbara, California. He earned a Masters of Business Administration in 1992 from Santa Clara University. Mr. Nowlin has been with Welton since 1993 and is registered as an Associated Person with NFA. Prior to 1993, he held positions with Price Waterhouse and Dean Witter Reynolds.



         BRENT M. HANKINS is the Vice President of Trading Operations and Portfolio Manager of Welton. His responsibilities include all aspects of trading operations and portfolio management for the firm.

This includes management of brokerage relationships as well as the preparation, transmission, checking and reconciliation of orders, monitoring of open positions and risk, as well as tracking the liquidity of markets traded. Mr. Hankins earned a Bachelor of Arts degree in Agricultural Business from California Polytechnic State University, San Luis Obispo in 1992. He has been associated with Welton since 1993 and is registered as an Associated Person with NFA.


OTHER WELTON PROGRAMS


         In addition to the Diversified Portfolio, Welton currently operates three other portfolios and a trading program, none of which will be utilized by the Fund.


PERFORMANCE OF THE WELTON DIVERSIFIED PORTFOLIO

         The results set forth in the following table for accounts managed pursuant to Welton's Diversified Portfolio are not indicative of the results which may be achieved by the Fund in the future. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS. NO REPRESENTATION IS MADE THAT THE FUND WILL OR IS LIKELY TO ACHIEVE PROFITS OR INCUR LOSSES COMPARABLE TO THOSE SHOWN.

         The following performance results are presented on a composite basis rather than for each account managed by Welton pursuant to its Diversified Portfolio. The experience of individual accounts, including the Fund, have and will differ from the composite results shown. Since Welton has modified and will continue to modify its trading methods from time to time, the results shown in the table do not necessarily reflect the precise trading methods to be used by Welton on behalf of the Fund. In addition, the markets in which performance records were achieved have been and are changing. A trading method that was successful in a particular set of market conditions might not be successful in other market conditions. The performance of particular accounts managed by Welton may vary from the performance of other accounts managed by Welton due to such factors as account size, brokerage commissions and advisory fees payable by an account, degree of diversification, the particular commodity interests traded and the times when accounts began trading, as well as the period during which accounts are active, leverage is employed, the amount of interest income earned by an account, the timing of orders to open or close positions and trading instructions and/or restrictions of the client.

         INVESTORS SHOULD NOTE THAT THE FOLLOWING PERFORMANCE TABLE IS A COMPOSITE OF INDIVIDUAL ACCOUNTS WHICH VARY ACCORDING TO ACCOUNT SIZE, TRADING LEVERAGE, FEES AND TRADING OBJECTIVES. THESE ACCOUNTS ARE NEGOTIATED ON A CLIENT BY CLIENT BASIS AND THE TRADING FEES AND LEVERAGE AS WELL AS THE ACCOUNT SIZE FOR EACH INDIVIDUAL ACCOUNT MAY BE MORE OR LESS THAN THE FUND. CONSEQUENTLY, THE FOLLOWING PERFORMANCE TABLES MAY NOT PRESENT AS MEANINGFUL INFORMATION TO INVESTORS AS THE ACTUAL PERFORMANCE OF THE FUND, WHICH IS PRESENTED ON PAGE 15.

                 PERFORMANCE OF THE WELTON DIVERSIFIED PORTFOLIO



               INCEPTION OF CLIENT ACCOUNT TRADING: FEBRUARY 1989
           INCEPTION OF CLIENT ACCOUNT TRADING IN PROGRAM: APRIL 1992
   ASSETS MANAGED (EXCLUDING NOTIONAL FUNDS) ON JANUARY 31, 2000: $112,000,000 ASSETS MANAGED PURSUANT TO THE PROGRAM (EXCLUDING NOTIONAL FUNDS) ON JANUARY
                             31, 2000: $101,000,000
                           NUMBER OF OPEN ACCOUNTS: 32
                     WORST MONTHLY DECLINE: (15.94)% (2/96)
               WORST PEAK-TO-VALLEY DECLINE: (25.96)% (2/96-8/96)
 AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM JANUARY 1995 THROUGH JANUARY
                                  2000: 11.66%
   AVERAGE COMPOUNDED ANNUALIZED RATE OF RETURN FROM INCEPTION THROUGH JANUARY
                                  2000: 12.63%



--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
         MONTHLY                2000          1999           1998          1997          1996           1995
       PERFORMANCE
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
January                       (5.90)%        (2.26)%       (1.71)%        2.42%          5.94%        (3.94)%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
February                                     (2.54)%        6.81%         6.21%        (15.94)%        8.90%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
March                                        (7.90)%        6.18%        (1.57)%        (1.86)%        10.11%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
April                                         1.12%        (3.50)%        0.28%          4.66%         3.57%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
May                                          (3.34)%        2.30%         3.78%         (7.71)%        11.71%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
June                                          3.43%        (0.84)%        5.96%         (1.72)%       (1.38)%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
July                                         (3.82)%       (0.25)%        12.83%        (2.83)%       (2.57)%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
August                                       (2.33)%        5.63%        (6.16)%        (2.70)%       (1.25)%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
September                                    (1.61)%        2.35%         1.25%          7.48%         1.55%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
October                                      (7.10)%       (4.66)%       (6.14)%        13.16%        (7.39)%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
November                                      6.79%         2.65%         2.79%          9.97%         4.77%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
December                                      7.81%         2.04%         1.23%          2.15%         9.44%
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------
Compound Annual               (5.90)%       (12.32)%        17.52%        23.62%         7.17%         36.35%
Rate of Return               (1 month)
--------------------------- ------------- -------------- ------------- ------------- -------------- -------------



         Monthly rates of return are calculated by dividing net performance for the month by beginning equity.



         Worst peak-to-valley decline means the greatest cumulative percentage decline in month-end net asset value during any period in which the initial month-end net asset value for the period is not equaled or exceeded by a subsequent month-end net asset value. Worst peak-to-valley decline is calculated by comparing the initial month-end net asset value to each subsequent month-end net asset value. A new trading "peak" is established each time the month-end net asset value exceeds all prior month-end net asset values.



        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

INTEREST INCOME


         The Fund's assets are generally deposited with CIS and CISFS.

         On the fifth business day of each month, CIS and CISFS credit the Fund with interest on 100% of the Fund's net assets on deposit with CIS or CISFS, as the case may be, in the previous month at a rate equal to 90% of the average 90-day Treasury bill rate for Treasury bills issued during that month.

         CIS retains any interest earned on the Fund's assets in excess of the amounts paid to the Fund.

         Although the Fund has not yet traded in the spot and forward currency markets, it will be required to deposit margin with CISFS when it does participate in these markets. CIS will satisfy such margin requirements by transferring Fund assets from the Fund's account at CIS to CISFS. Amounts transferred to CISFS as margin on spot and forward currency and precious metals positions will not be held by CISFS as customer segregated funds under the CEA and the rules of the CFTC but will be included in determining the interest to be credited to the Fund as described above.

         The Fund's assets are used either as margin to secure the Fund's obligations under the open positions which it holds in the markets or as a reserve to support further trading in the event of market losses. The assets deposited as margin with and held by the Clearing Broker are held in "customer segregated funds accounts" or "foreign futures and foreign options secured amount accounts" (in the case of futures and options traded on non-U.S. exchanges), as prescribed by the CEA and applicable CFTC regulations. If assets are deposited as margin with and held by CISFS they will be held in unregulated accounts. In general, approximately 80% to 94% of the Fund's assets are held in customer segregated funds accounts, with the remainder in foreign futures and options secured accounts. The Fund's assets are held in cash.

CHARGES

                            CHARGES PAID BY THE FUND
                            ------------------------

         The Fund is subject to the following charges and fees.


RECIPIENT                  NATURE OF PAYMENT                           AMOUNT OF PAYMENT
---------                  -----------------                           -----------------
JWH                        Incentive                                   Fee 15% of Trading Profits, if
                                                                       any, in each quarter
                                                                       attributable to trading directed
                                                                       by it.

JWH                        Management Fee                              1/3 of 1% (a 4% annual rate) of
                                                                       month-end Net Asset Value of
                                                                       Fund assets subject to its
                                                                       management.

Welton                     Incentive Fee                               18% of Trading Profits, if any,
                                                                       in each quarter attributable to
                                                                       trading directed by it.

Welton                     Management Fee                              1/4 of 1% (a 3% annual rate) of
                                                                       month-end Net Asset Value of
                                                                       Fund assets subject to its
                                                                       management.

American Express           Sales Charge                                6% of the first $50,000
Financial Advisors                                                     subscribed, 4% of the second
Inc.                                                                   $50,000, 2% of the subsequent
                                                                       $400,000, and 1% of any amount
                                                                       of the subscription exceeding
                                                                       $500,000.

American Express           Brokerage Commissions                       $20 per round turn trade of the
Financial Advisors                                                     total $35 per round turn trade
Inc.                                                                   commission.

IDS Futures                Annual Administrative Fee                   1.125% of Net Asset Value on the
                                                                       first day of the Fund's fiscal
                                                                       year.

CISI                       Annual Administrative Fee                   0.25% of Net Asset Value on the
                                                                       first day of the Fund's fiscal
                                                                       year.

CIS                        Brokerage Commissions                       $15 per round turn trade of the
                                                                       total $35 per round turn trade
                                                                       commission.

CIS                        Reimbursement of delivery, insurance,       Actual payments to third parties
                           storage, NFA, clearing, give-up,            in connection with the Fund's
                           electronic trading, EFP and exchange        trading.
                           transaction fees, and any other charges
                           paid to third parties


                                      -44-

RECIPIENT                  NATURE OF PAYMENT                           AMOUNT OF PAYMENT
---------                  -----------------                           -----------------
CIS                        Financial benefit from interest income      Interest earned on Fund assets
                                                                       in excess of the amount of
                                                                       interest paid to the Fund. From
                                                                       1994 to 1999 this amount ranged
                                                                       between 0.41% to 0.54% of the
                                                                       Fund's Net Asset Value. The
                                                                       General Partners anticipate
                                                                       future percentages to remain at
                                                                       the lower end of this range due
                                                                       to an increase in the interest
                                                                       rate credited to the Fund by the
                                                                       Clearing Broker in July of 1993.

CISFS                      Brokerage Commissions                       A maximum of $15 per round turn
                                                                       trade of the total $35 per round
                                                                       turn trade commission.

Third Parties              Periodic legal, accounting,                 Actual expenses incurred,
                           auditing, printing, recording and filing    estimated at approximately 0.50%
                           fees, and postage charges                   of the Fund's Net Asset Value
                                                                       annually.

Third Parties              Extraordinary Expenses                      Not subject to estimate.

The General Partners       Offering Expense Charge                     3% of the subscription proceeds
                                                                       to cover legal, auditing,
                                                                       accounting, marketing and other
                                                                       offering expenses. The General
                                                                       Partners will pay any expenses
                                                                       in excess of this percentage. If
                                                                       the total Offering Expense
                                                                       Charge received exceeds actual
                                                                       expenses, the difference shall
                                                                       be retained by the General
                                                                       Partners. The Sales Charge and
                                                                       the Offering Expense Charge
                                                                       together will not in any event
                                                                       exceed an amount equal to 9% of
                                                                       the gross proceeds from the sale
                                                                       of Units, and no Limited Partner
                                                                       will pay more than 9% of the
                                                                       gross proceeds of his or her
                                                                       subscription toward such
                                                                       reimbursement.

                       ------------------------

DESCRIPTION OF CHARGES TO THE FUND

ADVISORY FEES

         JWH receives a monthly management fee of 1/3 of 1% (a 4% annual rate) and Welton receives a monthly management fee of 1/4 of 1% (a 3% annual rate). In each case, the management fee is calculated only on the assets of the Fund under the management of the Trading Advisor. Management fees are paid monthly and deducted prior to the calculation of the quarterly incentive fees.

INCENTIVE FEES

         JWH receives a quarterly incentive fee equal to 15% of Trading Profits, if any, attributable to trading directed by it and Welton receives a quarterly incentive fee equal to 18% of Trading Profits, if any, attributable to trading directed by it. Trading Profits is the excess of (A) the Net Asset Value of the Fund's assets managed by the Trading Advisor as of the last day of any calendar quarter (before deduction of incentive fees payable for such quarter) over (B) the highest Net Asset Value of the Fund's assets managed by the Trading Advisor as of the last day of the most recent calendar quarter for which an incentive fee was due and owing. In computing Trading Profits, interest realized on Fund assets managed by the Trading Advisor is excluded. Also, allocations of Fund assets to a Trading Advisor and reallocations of Fund assets away from a Trading Advisor increase or decrease, respectively, the highest Net Asset Value referred to in (B) above.

         Units redeemed on a date other than at quarter-end shall be treated as if redeemed at the end of the quarter for purposes of calculating incentive fees and incentive fees, if any, shall be paid to the Trading Advisors at that time. Subsequent losses do not reduce incentive fees once they are earned.

         The incentive fees payable to a Trading Advisor are based upon Trading Profits, if any, as of the end of each quarter, including any unrealized gains or losses in open positions in commodity interests. Unrealized gains attributable to appreciation in open positions may never be realized by the Fund when those positions are closed. Upon the expiration or termination of a Trading Advisor's Advisory Contract, the Fund will be charged an incentive fee as though such expiration or termination date were the end of a quarter.

SAMPLE ADVISORY FEE CALCULATION

         Assume, for example, that JWH was allocated $1,000,000 at the beginning of the quarter and that it makes profits of $500,000 during the first quarter. The fees paid to JWH would be $75,000 (15% of $500,000) and the new value of the Fund assets allocated to JWH would be $1,425,000 after deducting the incentive fee paid. This would be the "new trading high" that would have to be exceeded prior to JWH receiving another incentive fee. If in the following quarter, the account realizes a loss of $250,000 pursuant to trading directed by JWH, no incentive fee would be paid. The value of the account would be $1,175,000 and the level to be exceeded before the next incentive fee payment would be required would be $1,425,000. If in the following quarter, JWH earns profits of $400,000, it would be paid fees of $22,500 ([$1,175,000 + $400,000 - $1,425,000] X .15).
The value and the new high value to exceed before any further incentive fees are earned would then be $1,552,500.

BROKERAGE EXPENSES


         Cargill Investors Services, Inc. acts as the Fund's Clearing Broker. The Fund pays a brokerage commission of $35 (plus NFA, exchange and clearing fees and give-up, electronic trading and EFP fees, if applicable) per round turn trade (and any permitted future increase in such rate). Prior to September 1, 1995, the Fund paid brokerage commissions at a rate of $50 per round turn trade. With respect to any trading conducted by the Fund on a foreign exchange, the Fund pays the equivalent of $35 per trade plus any differential associated with execution costs on non-U.S. exchanges. The Fund is required to pay, in addition to the brokerage charge described above, the NFA per trade transaction fee (which is currently assessed at a rate of 18 CENTS per round turn futures transaction and 9 CENTS per options trade) and exchange and clearing fees and give-up, electronic trading and EFP fees, if applicable. Exchange fees range from $0 to $2 per trade plus any differential for non-U.S. exchanges, if applicable, depending on the exchange where a trade is executed; clearing fees range from $0 to $1.70 per trade plus any differential for non-U.S. exchanges, if applicable, also depending on the exchange where a trade is executed; give-up and electronic trading fees range from $2 to $4 per trade, if applicable, depending on the exchange where a trade is executed.


         The Fund also reimburses the Clearing Broker for all delivery, insurance, storage, service and other charges that it incurs and pays to third parties in connection with the Fund's trading.

         The Fund pays a $35 commission per round turn trade to the Clearing Broker or CISFS, as the case may be, which in turn pays $20 per round turn trade to American Express Financial Advisors Inc. in its capacity as Introducing Broker for the Fund. American Express Financial Advisors Inc. receives its portion of such commissions for its ongoing services to the Fund and the Limited Partners. Such services include:

     1. Responding to inquiries from Limited Partners from time to time as to the Net Asset Value of the Fund's Units;



     2. Providing information to the Limited Partners concerning the futures markets and the Fund's activities;



     3. Responding to inquiries of Limited Partners related to the Fund's monthly account statements, annual reports, financial statements, and annual tax information provided to the Limited Partners;



     4. Providing information to Limited Partners regarding redemptions of Units;



     5. Assisting Limited Partners in redeeming Units; and



     6. Providing other services requested from time to time by Limited
Partners.

         The General Partners annually review the brokerage commissions, administrative fees, periodic operating expenses, transaction fees and costs, the Trading Advisors' management fees, and any financial benefit from interest earned on Fund assets in excess of the interest paid to the Fund to assure that such charges do not exceed 12% of the Fund's average monthly Net Asset Value. The General Partners also annually review the Fund's brokerage charges to assure that they are within the range of those generally charged to public commodity funds of comparable size and structure in view of the nature and quality of the brokerage services being rendered.


         Historically the Fund's annual brokerage expenses have ranged from approximately 2.5% to 6.1% of the Fund's Net Asset Value. Actual future charges may differ substantially from this historical range since the actual amounts paid by the Fund will depend on the volume and frequency of trading directed by the Trading Advisors and the brokerage commission rates applicable to the Fund's trading.


ADMINISTRATIVE FEES

         Each of the General Partners receives an annual administrative fee based on the Fund's Net Asset Value on the first business day of each fiscal year. The annual administrative fee payable to IDS Futures and CISI is 1.125% and 0.25%, respectively, of the Fund's beginning Net Asset Value for each fiscal year.

INTEREST ALLOCATION


         The Fund receives interest from the Clearing Broker on 100% of its average monthly net assets on deposit at the Clearing Broker at a rate of interest equal to 90% of the average 90-day Treasury bill rate for Treasury bills issued during that month. The Clearing Broker receives and retains any increment of interest earned on the assets of the Fund in excess of the amount paid to the Fund. The amount of interest income which the Clearing Broker retains under this arrangement will vary over time, depending on applicable interest rates and the Net Asset Value of the Fund. From 1994 to 1999 this amount ranged from between 0.41% and 0.54% of the Fund's Net Asset Value. The General Partners anticipate future percentages to remain at the lower end of this range due to an increase in the rate of interest credited by the Clearing Broker from 80% to 90% of such average 90-day Treasury bill rate in July of 1993.


OFFERING EXPENSE

         The General Partners have agreed to pay all of the expenses of this offering, which include legal, auditing, accounting, marketing, filing, registration and recording fees plus printing expenses and escrow charges. The General Partners will receive the Offering Expense Charge to reimburse them for the offering expenses. If the total Offering Expense Charge received by the General Partners exceeds the actual offering expenses they incurred, they shall retain the excess. If actual offering expenses exceed the total Offering Expense Charge, the General Partners shall pay, without reimbursement from the Fund, such excess.

SALES CHARGE


         The Selling Agent will receive the Sales Charge from the proceeds of the offering. This Sales Charge will consist of 6% of the first $50,000 subscribed, 4% of the second $50,000, 2% of the subsequent $400,000 and 1% of any amount of the subscription exceeding $500,000. Subscribers who are representatives or employees of the Selling Agent or certain of its corporate affiliates ("Affiliated Purchasers") will not pay a Sales Charge. The maximum amount of such payments to the Selling Agent will be $1.35 million if all of the Units offered hereby are sold to non-Affiliated Purchasers and $22.5 million in new capital is raised in this offering and no single purchaser subscribes for more than $50,000.


OTHER PERIODIC EXPENSES

         The Fund pays periodic legal, accounting, auditing, printing, recording and filing fees, and postage charges, all of which are currently estimated at approximately 0.50% of the Fund's Net Asset Value annually, and extraordinary expenses, which could include expenses such as the cost of litigation to which the Fund might become a party. All periodic expenses shall be billed directly to the Fund.

EXTRAORDINARY EXPENSES


         The Fund will be required to pay any extraordinary expenses, such as taxes, incurred in its operation. To date, the Fund has not incurred any extraordinary expenses and, in the General Partner's experience with other managed futures funds, such expenses have been negligible. Extraordinary expenses, if any, would not reduce Trading Profits for purposes of calculating the Trading Advisors' incentive fees.



BROKERAGE ARRANGEMENTS


THE CLEARING BROKER


         CIS executes and clears the Fund's futures transactions and provides other brokerage-related services. The Clearing Broker is a Delaware corporation. Its principal office is located at 233 South Wacker Drive, Suite 2300, Chicago, Illinois 60606. It has offices and affiliated offices in Chicago, New York, Kansas City and Minnesota as well as in England, France, Switzerland and Singapore. The clients of the Clearing Broker include commercial and financial institutions that use the futures markets for risk management purposes as well as private investors. The Clearing Broker has more than 550 employees. The Clearing Broker is a wholly-owned, but separately managed, subsidiary of Cargill, Incorporated, a privately-owned international merchant, warehouser, processor and transporter of agricultural and other bulk commodities that was founded in 1865.


         The Clearing Broker is a clearing member of all of the principal futures exchanges in the United States and is a clearing broker or has clearing relationships on all major world futures exchanges. It is registered with the CFTC as a futures commission merchant and is a member of NFA. Certain employees of the Clearing Broker are members of U.S. futures exchanges and may serve on the governing bodies and standing committees of those exchanges and their clearing houses. In that capacity, these employees have a fiduciary duty to the exchanges and would be required to act in the best interests of such exchanges, even if that action might be adverse to the interests of the Fund.

         Cargill, Incorporated owns and operates grain elevators and soybean processing plants that are designated as regular warehouses for delivery of certain physical commodities in satisfaction of futures contracts under the rules of the Chicago Board of Trade and similar rules of other U.S. futures exchanges.

         Cargill, Incorporated and its affiliates are substantial users of virtually all futures contracts for hedging purposes. Such hedging transactions are generally implemented by employees of Cargill, Incorporated and the Clearing Broker generally executes or clears those transactions. The volume of trading by Cargill, Incorporated and its affiliates is likely to result in their competing with the Fund for futures market positions. Thus, in certain instances, the Clearing Broker may have orders for trades from the Fund and from Cargill, Incorporated or its affiliates, and the Clearing Broker might be deemed to have a conflict of interest between the sequence in which such orders will be transmitted to the trading floors of futures exchanges. In order to assure impartial treatment for such orders, the Clearing Broker has an operating policy of transmitting orders to the trading floors in the sequence received regardless of which entity has placed the order. The Fund might enter into trades in which the other party is Cargill, Incorporated or one of its affiliates. It is possible that the hedging and cash operations of Cargill, Incorporated or trading by its affiliates may adversely affect the Fund. Records of such trading will not be made available to Limited Partners. It is possible that these entities may take positions either similar or opposite to positions taken by the Fund and that the Fund and these entities may compete for similar positions in the futures markets.

         NO OFFICERS, DIRECTORS OR EMPLOYEES OF THE CLEARING BROKER OR ITS AFFILIATES ARE PERMITTED TO TRADE FUTURES SPECULATIVELY FOR THEIR OWN ACCOUNTS.

         In the ordinary course of its business, the Clearing Broker is engaged in civil litigation and subject to administrative proceedings which, in the aggregate, are not expected to have a material effect upon its condition, financial or otherwise, or the services it will render to the Fund. Neither the Clearing Broker nor any of its principals have been the subject of any material administrative, civil or criminal action within the five years preceding the date of this Prospectus.

         The Fund and the Clearing Broker have entered into a Commodity Brokerage Agreement that provides that, for as long as the Fund maintains an account with the Clearing Broker, the Clearing Broker will execute trades for the Fund upon instructions of the Trading Advisors and will receive a brokerage commission rate equal to $35 (plus NFA, exchange and clearing fees and give-up, electronic trading and EFP fees, if applicable, and any differential for non-U.S. exchanges, if applicable) per round turn trade. If in the future the Fund pays less than $35 for each roundturn trade, the Clearing Broker and the Introducing Broker may receive amounts in proportions that differ from the current allocation. Either party may terminate the Commodity Brokerage Agreement on 60 days notice. Should the Fund choose not to renew this agreement with the Clearing Broker, no assurance may be given that the Fund will be able to retain the brokerage services of another clearing broker at the same commission rate. In addition, under the Amended and Restated Limited Partnership Agreement, Limited Partners owning more than 50% of the outstanding Units may cause the Fund to terminate any contracts with the General Partners or their affiliates. The Clearing Broker is responsible for transaction execution and clearance of futures contracts (and options, if traded) as well as for certain administrative duties such as recordkeeping, transmittal of confirmation statements and calculating equity balance and margin requirements for the Fund's account. The Commodity Brokerage Agreement provides that the Clearing Broker will not be liable to the Fund except for bad faith or negligence.

         The Fund's assets are and will continue to be deposited with CIS in its capacity as the Fund's Clearing Broker. The Clearing Broker pays monthly to the Fund interest on 100% of its average monthly net assets on deposit at the Clearing Broker at a rate equal to 90% of the average 90 day Treasury bill rate for Treasury bills issued during that month. The Clearing Broker receives and retains any increment of interest earned on the assets of the Fund in excess of the amount paid to the Fund.

THE INTRODUCING BROKER


         American Express Financial Advisors Inc., a Delaware corporation organized in 1984, is a wholly-owned subsidiary of American Express Financial Corporation. American Express Financial Corporation is a wholly-owned subsidiary of American Express Company. American Express Financial Advisors Inc. is registered as a broker-dealer and investment adviser with the SEC, and is a member of the National Association of Securities Dealers, Inc. American Express Financial Advisors Inc. does business as a broker-dealer in 51 jurisdictions. American Express Financial Advisors Inc. maintains a nationwide financial planning force of more than 9,500 persons. American Express Financial Advisors Inc. was named and did business as IDS Financial Services Inc. until January 1, 1995. IDS Futures Corporation, a Minnesota corporation organized in December of 1986, is a wholly-owned subsidiary of IDS Management Corporation, a Minnesota corporation organized in December 1986. IDS Management Corporation is a wholly-owned subsidiary of American Express Financial Corporation, which was named IDS Financial Corporation until January 1, 1995. Other subsidiaries of IDS Management Corporation are engaged in the organization and management of limited partnerships investing in assets other than commodity interests.

         American Express Financial Advisors Inc. and its affiliates are engaged in providing a variety of financial products and services to individuals, businesses and institutions. These products and services include life insurance and annuities, face amount certificates, mutual funds, client paid financial planning services, investment advisory services, limited partnership interests and brokerage services.

         During the ordinary course of its business, American Express Financial Advisors Inc. is engaged in civil litigation and subject to administrative proceedings, which, in the aggregate, are not expected to have a material effect upon its condition, financial or otherwise, or the services it will render to the Fund. Neither American Express Financial Advisors Inc. nor any of its principals have been the subject of any material administrative, civil or criminal action pending, completed or on appeal within the five years preceding the date of this Prospectus.

         The Clearing Broker will reallocate $20 of each round turn trade commission to American Express Financial Advisors Inc. in its capacity as Introducing Broker for the Fund. American Express Financial Advisors Inc. receives such commissions for its ongoing services to the Fund and to the Limited Partners. Prospective investors should be aware that, in receiving a portion of the commodity brokerage commissions generated by the Fund and allocable to outstanding Units, American Express Financial Advisors Inc. has a conflict in performing certain services to the Limited Partners, particularly as to whether or not they should redeem Units.

THE FOREIGN CURRENCY BROKER


         CISFS will act as the Fund's forward contract broker and in that capacity will arrange for the Fund to contract directly for forward transactions in foreign currencies. CISFS is a Delaware corporation that is a wholly-owned subsidiary of CIS Holdings, Inc. CISFS is a direct participant in the interbank market for foreign currencies. In that capacity it buys and sells foreign currencies for its customers through direct counterparty transactions with other participants in the interbank market. CISFS has established substantial lines of credit with banks participating in the interbank market, and CISFS will make those lines of credit available to the Fund for its own currency transactions. In these transactions, the Fund will act as a principal in each transaction entered into with a bank, and CISFS will act only as the Fund's agent in brokering these transactions.



         To date, the Fund has not engaged in forward currency transactions. In the very near future, the fund expects this to begin. When the Fund begins TRADING forward contracts, sufficient cash will be transferred from the Fund's commodity account with the Clearing Broker to CISFS and CARGILL, Incorporated will guarantee CISFS' obligations to the FUND up to $3 million. As of the date of this Prospectus, the Fund had no assets on deposit with CISFS.


REDEMPTIONS;
NET ASSET VALUE

REDEMPTIONS

         THE FUND IS INTENDED AS A MEDIUM- TO LONG-TERM, "BUY AND HOLD" INVESTMENT. THE FUND'S OBJECTIVES ARE TO ACHIEVE SUBSTANTIAL CAPITAL APPRECIATION OVER TIME. THE FUND IS NOT INTENDED TO ACHIEVE, NOR TO ATTEMPT TO ACHIEVE, SIGNIFICANT APPRECIATION OVER THE SHORT TERM.

         No redemptions are permitted by a subscriber during the first six months after he or she has been admitted to the Fund. Thereafter, a Limited Partner may redeem any or all of his or her Units effective as of the last trading day of any month at the Net Asset Value per Unit. Requests for Redemption (Exhibit D) should be sent to American Express Financial Advisors Inc., c/o Unit 580, P.O. Box 534, Minneapolis, Minnesota 55440 at least 10 calendar days prior to the last trading day of the month in order for the effective date of redemption to be the last trading day of the month in which a Request for Redemption is made. In the event that a Request for Redemption is received later than 10 calendar days prior to the last trading day of a month, the redemption requests will have an effective date of redemption of the last trading day of the subsequent month.

         The Request for Redemption must specify either the number of Units to be redeemed or the dollar amount of the requested redemption. The minimum redemption amount, whether requested in terms of dollars or Units, is the lesser of $500 or the Net Asset Value of two Units, unless the Limited Partner is redeeming his or her entire interest in the Fund. If a Limited Partner redeems less than his or her entire interest in the Fund, his or her remaining interest must equal the lesser of $500 or the Net Asset Value of two Units.

         Redemption payments will generally be made within 10 business days of the effective date of redemption, except as described below. The profits and losses of the Fund shall be allocated to the partners in proportion to their respective Units and to their respective dates of redemption. The right to obtain redemption is contingent upon the Fund having property sufficient to discharge its liabilities (contingent or otherwise) on the effective date of redemption. Under special circumstances, including but not limited to inability to liquidate commodity positions or default or delay in payments due to the Fund from banks or other persons, the Fund may in turn delay payment to partners requesting redemption of Units of the proportionate part of net assets represented by the sums which are the subject of such default or delay.

         If the Net Asset Value per Unit decreases below $125 at the close of business on any trading day (after adding back any distributions from the Fund to the Limited Partners), the Fund will attempt to close out all open positions as expeditiously as possible and suspend trading. No assurance can be or is given that the Fund will be able to close out all open positions without incurring substantial additional losses. Unless the General Partners then elect to withdraw, a special redemption date will be declared. Limited Partners who elect to redeem Units on such a special redemption date will receive from the Fund for each Unit redeemed an amount equal to the Net Asset Value per Unit determined as of the close of business on such special redemption date. If after a special redemption date the Fund's Net Asset Value is at least $500,000 the Fund will resume trading unless the General Partners then elect to withdraw.

NET ASSET VALUE

         The Net Asset Value of the Fund is its assets less its liabilities determined in accordance with generally accepted accounting principles. The Net Asset Value per Unit is the Net Asset Value of the Fund divided by the number of Units outstanding.

         When calculating Net Asset Value, futures or option contracts traded on a United States commodity exchange are valued at the settlement price on the date of valuation. If an open position cannot be liquidated on the day with respect to which Net Asset Value is being determined, the settlement price on the first subsequent day on which the position can be liquidated shall be the basis for determining the liquidating value of such position for such day, or such other value as the General Partners may deem fair and reasonable. The liquidating value of a commodity futures or option contract not traded on a United States commodity exchange shall mean its liquidating value as determined by the General Partners on a basis consistently applied for each different variety of contract. Accrued incentive fee liabilities reduce Net Asset Value (subject, however, to possible whole or partial reversal if the Fund incurs subsequent losses) even if such accrued incentive fees may never, in fact, be finally paid to the Trading Advisors.

CONFLICTS OF INTEREST

THE GENERAL PARTNERS

         CISI and IDS Futures are general partners of the Fund and affiliates of the Fund's Clearing Broker, Introducing Broker/Selling Agent and Foreign Currency Broker. The General Partners have both a duty to act in the best interests of the Limited Partners and the Fund and an interest in benefitting their affiliates. Accordingly, the General Partners are subject to the following conflicts of interest.

BROKERAGE COMMISSIONS

         The General Partners have a duty to reduce the brokerage commissions and an interest in generating additional brokerage commission through either higher round turn rates or more trading to benefit their affiliates. However, the Trading Advisors determine the volume and frequency of trading and they are unaffiliated with the General Partners. Additionally, the Clearing Broker and Introducing Broker may charge other accounts higher fees. As a result, the

General Partners believe that the brokerage arrangements are fair to the Fund.

ANNUAL ADMINISTRATIVE FEES

         The General Partners receive an annual administrative fee based upon the beginning Net Asset Value of the Fund. These fees were determined by the General Partners without any negotiation between them and the Fund.

         Distributions are made at the discretion of the General Partners. Because distributions reduce the Fund's Net Asset Value, the General Partners have a conflict of interest between making distributions in the best interests of the Fund and increasing the Fund's Net Asset Value to increase their annual administrative fees.

INTEREST

         CIS pays the Fund interest on 100% of the average monthly net assets on deposit with it at a rate equal to 90% of the average 90-day U.S. Treasury bill rate for Treasury bills issued during the month. CIS retains the excess interest earned on the Fund's deposits. CISI has a conflict of interest between making distributions in the best interests of the Fund and increasing the amount of Fund assets on deposit with its affiliate.

OTHER POOLS AND ACCOUNTS

         The Clearing Broker acts as commodity broker for commodity pools other than the Fund. The General Partners have established and operate additional commodity pools, which may vary in structure and in compensation arrangements from the Fund. The parent of the Introducing Broker/Selling Agent is registered as a commodity trading advisor and in that capacity renders hedging advice to mutual funds it advises. The Clearing Broker, the Introducing Broker and the General Partners will not knowingly or deliberately favor any other commodity pool or account over the Fund with respect to the execution of commodity trades.


         The Trading Advisors or their affiliates may operate commodity pools and will manage accounts other than the Fund's account, including commodity pools and proprietary accounts. The Trading Advisors have represented to the Fund that they will treat the Fund equitably and will not deliberately favor on an overall basis any other client over the Fund with respect to advice relating to commodity interest transactions.


OTHER ACTIVITIES OF THE CLEARING BROKER, INTRODUCING BROKER, GENERAL PARTNERS AND TRADING ADVISORS, AND THEIR OFFICERS AND

EMPLOYEES

         The General Partners allocate their resources among a number of different investment funds. They may have financial incentives to favor certain investment funds over the Fund.

         Certain of the officers and employees of the Clearing Broker may be members of various exchanges and may from time to time serve on the governing bodies and standing committees of such exchanges and their clearing houses. In addition, certain of the officers and employees of the Trading Advisors, the Clearing Broker, the Introducing Broker and the General Partners may also be members of committees of NFA. In such capacities these individuals have a fiduciary duty to the exchanges or organizations on which they serve and they are required to act in the best interests of such exchanges or organizations, even if such actions were to be adverse to the interests of the Fund. In addition, principals of such firms may devote portions of their time to other business activities unrelated to the business of those firms.

COMPENSATION TO THE GENERAL PARTNERS, THE CLEARING BROKER AND THE INTRODUCING BROKER


         Receipt by the General Partners, the Clearing Broker and the Introducing Broker of compensation on an ongoing basis in the form of administrative fees and brokerage commissions paid by the Fund creates a conflict of interest between their duty to perform certain services in the best interests of the Limited Partners and their interest in continuing to receive ongoing compensation related to administrative fees and brokerage commissions, which is dependent on the Limited Partners continuing to participate in the Fund.

CIS; CISFS

         CIS executes trades for different clients in the same markets at the same time. Consequently, other clients may receive better prices on the same trades than the Fund, causing the Fund to pay higher prices for its positions.

         CIS and CISFS must allocate their resources among many different clients. They could have financial incentives to favor certain accounts over the Fund. Because of the competitive nature of the markets in which they trade, to the extent that either CIS or CISFS prefers other clients over the Fund, the Fund is likely to be negatively impacted.

THE TRADING ADVISORS

GENERAL

         The Trading Advisors manage many accounts other than the Fund. Consequently, the Trading Advisors may devote less resources to the Fund's trading to the detriment of the Fund.

         Some of the Trading Advisors' principals devote a substantial portion of their business time to ventures other than managing the Fund, including ventures unrelated to futures trading. The Fund may be at a competitive disadvantage to other accounts which are managed by trading advisors whose principals devote their entire attention to futures trading.

FINANCIAL INCENTIVES TO DISFAVOR THE FUND

         If the Fund has losses, the Trading Advisors may have an incentive to prefer other clients because they could begin to receive incentive compensation from such clients without having to earn back any losses.

THE SELLING AGENT

         The Selling Agent receives the Sales Charge for every Unit sold to a non-Affiliated Purchaser. Consequently, the Selling Agent has a conflict of interest in advising their clients whether to invest in the Units.

         The Selling Agent receives ongoing compensation based on the trading activity of the Fund. Consequently, in advising clients whether to redeem their Units the Selling Agent will have a conflict of interest between its interest in maximizing the compensation which it will receive from the Fund and giving its clients the financial advice which the Selling Agent believes to be in such clients' best interests.

PROPRIETARY TRADING


         JWH and Mr. Henry may engage in discretionary trading for their own accounts, and may trade for the purpose of testing new investment programs and concepts, as long as such trading does not amount to a breach of fiduciary duty. In the course of such trading, JWH and Mr. Henry may take positions in their own accounts which are the same as or opposite to the Fund's positions, due to testing a new quantitative model or program, a neutral allocation system, and/or trading pursuant to individual discretionary methods. In addition, Mr. Ginsberg may engage in discretionary trading for his own account pursuant to his own personal trading approach as long as such trading does not amount to a breach of fidiciary duty. Mr. Ginsberg's trades may be the same as or opposite to positions that JWH takes for the Fund. Trades for the accounts of JWH, Mr. Henry or MR. Ginsberg may on occasion receive better fills than the Fund's account. Records for these accounts will not be made available to the Fund.



         Employees and principals of JWH (other than Messrs. Henry and Ginsberg) are not permitted to trade in futures, options on futures or forward contracts. However, such principals and employees may invest in investment vehicles that trade futures, options on futures or forward contracts when an independent trader manages trading in that vehicle, and in the JWH Employee Fund, L.P., for which JWH is the trading advisor. Records of these accounts will not be made available to the Fund.



         Mr. Wing is chairman of the board of Market Liquidity Holding, LLC
(MLHL). MLHL acts as the general partner of partnerships or sponsors entities that will trade futures, options on futures and equity options for hedging and risk management purposes in connection with the equity trading of these entities. Mr. Wing is not involved in directing or overseeing such trading.

Records of MLHL's accounts will not be made available to the Fund.



         Welton and its principals trade futures, options and securities for their own accounts and provide management services to other clients. Investments made on behalf of Welton, its principals and its clients as well as any policies related thereto will remain confidential. In the course of such trading, Welton or its principals may take positions in their own accounts which are in the same market and in the same direction as positions advocated for clients. In the case that Welton or its principals place the same trade orders for their accounts as they do for their clients in a single block order with the brokerage firm, the brokerage firm shall allocate the trade fill prices assigned to each account in a manner consistent with that firm's policy. This equalizes the likelihood of Welton or its principals receiving a superior or inferior price compared to any of their clients or in the case of a partial fill of a block order, equalizes the likelihood of Welton or its principals receiving a trade that some customers will not receive or vice versa.

         Records of proprietary trading will not be available for inspection by Limited Partners.


         Proprietary trading by JWH, Mr. Henry, Mr. Ginsberg or Welton and its principals could, if substantial in size and conducted in the same markets traded by the Fund, cause losses for the Fund by increasing the cost at which it must acquire and liquidate positions. Over time, the losses resulting from such increased prices could make it difficult for the Fund to earn profits even if its trading were otherwise successful.


TRANSACTIONS BETWEEN THE GENERAL PARTNERS AND THE FUND

         Each of the service providers to the Fund, other than the Trading Advisors, are affiliated with one of the General Partners. The General Partners negotiated with the Trading Advisors over the level of their management and incentive fees. However, none of the fees the Fund pays to the General Partners or their affiliates were negotiated, and they may be higher than would have been obtained in arm's-length bargaining.

         The Fund pays CIS substantial brokerage commissions a portion of which is paid to American Express Financial Advisors Inc. The Fund also pays CIS interest on short-term loans extended by CIS to cover losses on foreign currency positions and permits CIS to retain a portion of the interest earned on the Fund's assets.

         No loans have been, are or will be outstanding between the General Partners or any of their principals and the Fund.

         Descriptions of the dealings between the Fund, the General Partners and their affiliates are set forth under "Selected Financial Data," "Interest Income," "Charges" and "Brokerage Arrangements."

THE LIMITED PARTNERSHIP AGREEMENT

         The rights and duties of the General Partners and the Limited Partners are governed by the provisions of the Delaware Revised Uniform Limited Partnership Act and by the Amended and Restated Limited Partnership Agreement. Certain features of the Partnership Agreement are explained below.

NATURE OF THE FUND

         A Limited Partner will not be personally liable for any debts or losses of the Fund beyond the amount of his or her capital contribution and profits attributable thereto.

MANAGEMENT OF THE FUND

         Under the Partnership Agreement, the General Partners shall have the exclusive management and control of all aspects of the business of the Fund. Limited Partners holding more than 50% of the outstanding Units may require the Fund to terminate any agreement with an affiliate of either General Partner on 60 days notice without penalty.

         The Fund will operate and pay all of its administrative expenses, including brokerage commissions, the General Partners' administrative fees, the Trading Advisors' management and incentive fees, and other charges incidental to trading, advisory fees, legal, accounting, auditing, printing, recording and filing fees, and extraordinary expenses.

MINIMUM INVESTMENT; NET WORTH REQUIREMENT

         The General Partners are required to maintain together a 1% investment in the Fund. In addition, the General Partners are required to maintain together a net worth no less than 10% of the aggregate capital contributions to each partnership for which they act as General Partner. The General Partners satisfy the net worth requirement applicable to them by means of a demand note payable to it from IDS Financial Corporation (now named American Express Financial Corporation), in the case of IDS Futures, and a subscription agreement from Cargill Investor Services, Inc., as well as a demand note payable to it from Cargill, Incorporated, in the case of CISI.

DISTRIBUTIONS BY THE FUND

         The General Partners, in their sole discretion, decide whether the Fund will make any distributions to its partners. To date, the Fund has not made any distributions.

REDEMPTIONS

         Limited Partners may not redeem their Units during the first six months after being admitted to the Fund as a Limited Partner. Thereafter, Units may be redeemed as of the last trading day of any month at Net Asset Value per Unit upon ten calendar days prior written notice. In the event the Net Asset Value per Unit declines below $125 (after adding back any distributions) at the close of business on any trading day, the General Partners shall close out all positions, suspend trading and declare a special redemption date.

ADDITIONAL PARTNERS

         The General Partners have the sole discretion to admit additional limited partners. Subsequent to this offering the Fund may offer and sell additional Units, and there is no limitation on the total number of Units which may be outstanding.

TRANSFERS OF UNITS

         A Limited Partner may assign his or her Units upon prior notice to the General Partners. No assignee, without the consent of the General Partners may become a substituted limited partner. If the General Partners withhold consent, an assignee will only have the right to share in the profits of the Fund and to redeem Units to the extent to which the assigning Limited Partner would have otherwise been entitled.

INDEMNIFICATION

         The General Partners and their affiliates shall not be liable to the Fund or to the Limited Partners other than for acts or omissions constituting negligence or misconduct or which were not taken in good faith or were not within the scope of their authority. In addition, the Fund may indemnify a General Partner against expenses, including attorneys' fees, judgments and amounts paid in settlement, actually and reasonably incurred by a General Partner in connection with the Fund, PROVIDED that the expense for which indemnification is sought was not the result of negligence or misconduct by the General Partner.

ELECTION, REMOVAL AND WITHDRAWAL OF GENERAL PARTNERS

         The General Partners may be removed, and additional or successor general partners may be elected, by a vote of a majority of the outstanding Units (not including Units held by the General Partners or their corporate affiliates). A General Partner may withdraw completely upon 120 days' notice to the Limited Partners. If the Limited Partners or the remaining General Partner elect to continue the partnership, the withdrawing General Partner shall pay all expenses incurred as a result of its withdrawal.

TERMINATION OF THE FUND

         The Fund will terminate upon the first to occur of the following: (i) December 31, 2006; (ii) Limited Partners owning more than 50% of the Units (excluding any Units held by the General Partners or their corporate affiliates), electing to dissolve the Fund; (iii) withdrawal, removal, insolvency, bankruptcy, dissolution or legal disability of the General Partners unless a new General Partner has been substituted; (iv) the insolvency or bankruptcy of the Fund; (v) a decrease in the Fund's Net Asset Value below $500,000 as of the close of business on any trading day; or (vi) the occurrence of any event which shall make it unlawful for the existence of the Fund to be continued or requiring termination of the Fund.

AMENDMENTS; MEETINGS

         The Partnership Agreement may be amended in any respect by holders of a majority of the outstanding Units, except to change the Fund to a general partnership, to change the liability or reduce the capital account of the General Partners or the Limited Partners, to extend the duration of the Fund or to modify the percentage of profits, losses or distributions to which the General Partners or the Limited Partners are entitled.

         An amendment may be proposed or approved at a meeting of the partners. The General Partners or the holders of at least 10% of the outstanding Units may call a meeting. No annual meetings have been or are expected to be held.

FISCAL YEAR

         The fiscal year of the Fund ends on December 31.

REPORTS AND ACCOUNTING

         The Fund uses the accrual method of accounting and its books are audited annually by the Fund's independent public accountant. Each Limited Partner receives an annual report containing audited financial statements and monthly statements.

         The General Partners will also furnish each Limited Partner with tax information in a form which may be utilized in the preparation of income tax returns.

TRADING POLICIES

         The Fund has established certain trading policies which are set forth in Section 12 of the Partnership Agreement.

TAX CONSEQUENCES

         THE FOLLOWING CONSTITUTES THE OPINION OF SIDLEY & AUSTIN AND SUMMARIZES THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO UNITED STATES TAXPAYERS WHO ARE INDIVIDUALS.

THE FUND'S TAX STATUS

         In the opinion of Sidley & Austin, the Fund will be classified as a partnership for federal income tax purposes. Consequently, the Limited Partners individually, not the Fund itself, are subject to tax.

         The General Partners believe that all of the income expected to be generated by the Fund will constitute "qualifying income" and have so advised Sidley & Austin. As a result, in the opinion of Sidley & Austin, the Fund will not be subject to tax as a corporation under the provisions applicable to "publicly-traded partnerships."

TAXATION OF UNITHOLDERS ON PROFITS OR LOSSES OF THE FUND

         Each Unitholder must pay tax on his or her share of the Fund's income and gains. Such share must be included each year in a Unitholder's taxable income whether or not such Unitholder has redeemed Units. In addition, a Unitholder may be subject to paying taxes on the Fund's interest income even though the Net Asset Value per Unit has decreased due to trading losses. See "-- Tax on Capital Gains and Losses; Interest Income," below.

         The Fund provides each Unitholder with an annual schedule of his or her share of the Fund's tax items. The Fund generally allocates these items equally to each Unit. However, when a Unitholder redeems Units, the Fund allocates capital gains or losses so as to reduce or eliminate any difference between the redemption proceeds and the tax accounts of such Units.

LIMITED DEDUCTIBILITY OF FUND LOSSES AND DEDUCTIONS

         A Unitholder may not deduct Fund losses or deductions in excess of his or her tax basis in his or her Units as of year-end. Generally, a Unitholder's tax basis in his or her Units is the amount paid for such Units reduced (but not below zero) by his or her share of any Fund distributions, losses and deductions and increased by his or her share of the Fund's income and gains.

LIMITED DEDUCTIBILITY FOR CERTAIN EXPENSES


         Individual taxpayers are subject to material limitations on their ability to deduct investment advisory expenses and other expenses of producing income. Based upon the Fund's trading activities to date, in the opinion of Sidley & Austin, the amount, if any, of the Fund's expenses which might be subject to this limitation should be DE MINIMIS. However, the IRS could take a different position. The IRS could contend that the management and incentive fees and other fund expenses should be characterized as "investment advisory expenses" because the Fund is not engaged in a "trade or business."


         Individuals cannot deduct investment advisory expenses in calculating their alternative minimum tax.

YEAR-END MARK-TO-MARKET OF OPEN POSITIONS

         Section 1256 Contracts are futures, futures options traded on U.S. exchanges, certain foreign currency contracts and stock index options. Certain of the Fund's open positions are Section 1256 Contracts. Section 1256 Contracts that remain open at the end of each year are treated for tax purposes as if such positions had been sold and any gain or loss recognized. The gain or loss on
Section 1256 Contracts is characterized as 40% short-term capital gain or loss and 60% long-term capital gain or loss regardless of how long any given position has been held. Non-U.S. exchange-traded futures and forwards are generally non-Section 1256 Contracts. Gain or loss on non-Section 1256 Contracts will be recognized when sold by the Fund and will be primarily short-term gain or loss.

TAXATION OF FOREIGN CURRENCY TRANSACTIONS

         Certain forward contracts, futures contracts or similar instruments entered into or acquired by the Fund will be Section 988 transactions if the amount paid or received is denominated in terms of or determined by reference to the value of a currency other than the U.S. dollar. In general, foreign currency gain or loss on Section 988 transactions is characterized as ordinary income or loss, except that gain or loss on regulated futures contracts or non-equity options on foreign currencies that are Section 1256 Contracts is characterized as capital gain or loss. See "Year-End Mark-to-Market of Open Positions," above. The Fund has elected to be treated as a qualified fund, causing all gain or loss from trading of forward contracts and foreign-currency futures contracts (other than Section 1256 Contracts) to be characterized as short-term capital gain or loss. In addition, all such contracts will be subject to the "mark-to-market" rules. Adverse tax consequences might result, however, if the Fund failed to meet the requirements of electing qualified fund status in a taxable year.

TAX ON CAPITAL GAINS AND LOSSES; INTEREST INCOME

         As described under "-- Year-End Mark-to-Market of Open Positions," the Fund's trading generates 60% long-term capital gains or losses and 40% short-term capital gains or losses from its Section 1256 Contracts and primarily short-term capital gain or loss from its non-Section 1256 Contracts. Individuals pay tax on long-term capital gains at a maximum rate of 20%. Short-term capital gains are subject to tax at the same rates as ordinary income, with a maximum rate of 39.6% for individuals.

         Individual taxpayers may deduct capital losses only to the extent of their capital gains plus $3,000. Accordingly, the Fund could incur significant losses, but a Unitholder could be required to pay taxes on his or her share of the Fund's interest income.

         If an individual taxpayer incurs a net capital loss for a year, he may elect to carryback (up to three years) the portion of such loss which consists of a net loss on Section 1256 Contracts. A taxpayer may deduct such losses only against net capital gain for a carryback year to the extent that such gain includes gains on Section 1256 Contracts. To the extent that a taxpayer could not use such losses to offset gains on Section 1256 Contracts in a carryback year, the taxpayer may carryforward such losses indefinitely as losses on
Section 1256 Contracts.

SYNDICATION EXPENSES

         The costs associated with the ongoing offering of the Units under this Prospectus and any subsequent ongoing offering expenses incurred by the Fund will be non-deductible syndication expenses. The IRS could also contend that a portion of the brokerage fees paid to the Clearing Broker or the Introducing Broker constitute non-deductible syndication expenses.

TAXATION OF FOREIGN INVESTORS


         A Limited Partner who is a non-resident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate (a "Foreign Limited Partner") generally is not subject to taxation by the United States on capital gains from commodity or derivatives trading, provided that such Foreign Limited Partner (in the case of an individual) does not spend more than 182 days in the United States during his or her taxable year, and provided further, that such Foreign Limited Partner is not engaged in a trade or business within the United States during a taxable year to which income, gain, or loss is treated as "effectively connected." An investment in the Fund should not, by itself, cause a Foreign Limited Partner to be engaged in a trade or business within the United States for the foregoing purposes, assuming that the trading activities of the Fund will be conducted as described in this Prospectus. Pursuant to a "safe harbor" in the Code, an investment fund whose U.S. business activities consist solely of trading commodities and derivatives for its own account should not be treated as engaged in a trade or business within the United States provided that such investment fund is not a dealer in commodities or derivatives and does not regularly offer to enter into, assume, assign or otherwise terminate positions in derivatives with customers, and provided further that the commodities traded are of a kind customarily dealt in on an organized commodity exchange in transactions of a kind customarily consummated at such place. Based on a review of the contracts the Fund trades as of the date of this Prospectus, the Fund has been advised by its counsel, Sidley & Austin, that such contracts should satisfy the safe harbor. If the contracts traded by the Fund in the future were not covered by the safe harbor, there is a risk that the Fund would be treated as engaged in a trade or business within the United States. In the event that the Fund were found to be engaged in a United States trade or business, a Foreign Limited Partner would be required to file a United States federal income tax return for such year and pay tax at full United States rates. In the case of a Foreign Limited Partner which is a foreign corporation, an additional 30% "branch profits" tax might be imposed. Furthermore, in such event the Fund would be required to withhold taxes from the income or gain allocable to such a Limited Partner under Section 1446 of the Code.



         A Foreign Limited Partner is not subject to United States tax on certain interest income, including income attributable to (i) original issue discount on Treasury bills having a maturity of 183 days or less or (ii) commercial bank deposits, provided, in either case, that such Foreign Limited Partner is not engaged in a trade or business within the United States during a taxable year. Additionally, a Foreign Limited Partner, not engaged in a trade or business within the United States, is not subject to United States tax on interest income (other than certain so-called "contingent interest") attributable to obligations issued after July 18, 1984 that are in registered form if the Foreign Limited Partner provides the Fund with a Form W-8BEN or other applicable form .


UNRELATED BUSINESS TAXABLE INCOME

         Tax-exempt Limited Partners will not be required to pay tax on their share of income or gains of the Fund, provided that such Limited Partners do not purchase Units with borrowed funds.

IRS AUDITS OF THE FUND AND ITS LIMITED PARTNERS


         The IRS is required to audit Fund-related items at the Fund rather than the partner level. CISI is the Fund's "tax matters partner" with general authority to determine the Fund's responses to a tax audit. If an audit of the Fund results in an adjustment, all partners may be required to pay additional taxes plus interest as well as penalties.


STATE AND OTHER TAXES

In addition to the federal income tax consequences described above, the Fund and the partners may be subject to various state and other taxes. For example, the Fund may be subject to a 1.5% Personal Property Replacement Tax in Illinois. Such tax is imposed on the net income of the Fund allocable to Illinois.

                              --------------------

                            PROSPECTIVE INVESTORS ARE
                           URGED TO CONSULT THEIR TAX
                            ADVISERS BEFORE DECIDING
                               WHETHER TO INVEST.

PLAN OF DISTRIBUTION

THE SUBSCRIPTION PROCEDURE


         Units are offered at the Net Asset Value per Unit as of the close of business on the last business day of the month during which the General Partners are accepting subscriptions. The minimum initial investment is $1,000 and the incremental subscription amount is $100, plus the amounts of the Sales Charge and the Offering Expense Charge. Affiliated Purchasers do not pay the Sales Charge. Units will be offered until December 31, 2001, unless all of the Units are sold prior to that date or the General Partners decide to extend the offering beyond such date.


         In order to purchase Units, investors must complete, execute and deliver to the Selling Agent an original of the Subscription Agreement and Power of Attorney which accompanies this Prospectus, together with a check for the amount of his or her subscription. Pending investments will be held in escrow in interest-bearing instruments by U.S. Bank National Association, St. Paul, Minnesota, as Escrow Agent, until such subscriptions have been accepted by the General Partners. Subscription checks must be made out to U.S. Bank National Association, St. Paul, Minnesota, as Escrow Agent for IDS Managed Futures, L.P.


         All funds held in the escrow account will earn interest during that time. Subscribers will receive interest on funds deposited with the Escrow Agent within 30 days after the date on which they are admitted to the Fund, except that if any subscriber's accrued interest is less than $10, such interest shall be paid to the Fund and not the subscriber.


         The offering of Units will be made by the Fund through the Selling Agent on a best efforts basis without any firm underwriting commitment.

FREE LOOK ALTERNATIVE


         After prospective investors have delivered their subscription documents along with their subscription checks to the Selling Agent, the Selling Agent will mail a confirmation along with a copy of the Fund's most recent account statement to the prospective investor on the next business day. During the next sixteen days, prospective investors have the opportunity to review the Fund's most recent account statement to determine whether they wish to rescind their subscription. Prospective investors may rescind their subscriptions for any reason during the Free-Look period. Prospective investors may notify the Selling Agent of their decision to withdraw their subscriptions from the Fund either by mail or by telephone pursuant to instructions received from the Selling Agent in the confirmation.


SUBSCRIBERS' REPRESENTATIONS AND WARRANTIES

         By executing a Subscription Agreement and Power of Attorney Signature Page, such subscriber is representing and warranting, among other things, that:
(i) the subscriber is of legal age to execute and deliver the Subscription Agreement and Power of Attorney and has full power and authority to do so; (ii) the subscriber has read and understands "Exhibit B -- Subscription Requirements" of Part II of this Prospectus and meets or exceeds the applicable suitability criteria of net worth and annual income set forth therein; and (iii) the subscriber has received a copy of this Prospectus. These representations and warranties might be used by the General Partners or others against a subscriber in the event that the subscriber were to take a position inconsistent therewith.

         While the foregoing representations and warranties will be binding on subscribers, the General Partners believe that to a large extent such representations and warranties would be implied from the fact that an investor has subscribed for Units. NONETHELESS, NO PROSPECTIVE SUBSCRIBER WHO IS NOT PREPARED TO MAKE SUCH REPRESENTATIONS AND WARRANTIES, AND TO BE BOUND BY THEM, SHOULD CONSIDER INVESTING IN THE UNITS.

THE SELLING AGENT

         The Selling Agent shall receive from the proceeds of the offering the Sales Charge for each Unit sold to investors other than Affiliated Purchasers. The Sales Charge equals 6% of the first $50,000 subscribed, 4% of the second $50,000, 2% of the subsequent $400,000 and 1% of any subscriptions in excess of $500,000.

         In addition to the Sales Charge, the Selling Agent receives from CIS a portion of the round turn commissions in its capacity as Introducing Broker.

LAWYERS; ACCOUNTANTS

         Sidley & Austin, Chicago, Illinois has advised the General Partners on the offering of the Units. Sidley & Austin drafted "Tax Consequences." Sidley & Austin does not represent the Fund or the Limited Partners in matters relating to the Fund.


         The financial statements of IDS Managed Futures, L.P. as of December 31, 1999, 1998 and 1997 included herein have been audited by KPMG LLP.



         The balance sheet of IDS Futures Corporation as of December 31, 1999 included herein has been audited by Ernst & Young LLP.



         The financial statements of CISI as of May 31, 1999 and 1998 included herein have been audited by by KPMG LLP.

FINANCIAL STATEMENTS

         SCHEDULES ARE OMITTED FOR THE REASON THAT THEY ARE NOT REQUIRED OR ARE NOT APPLICABLE OR THAT EQUIVALENT INFORMATION HAS BEEN INCLUDED IN THE FINANCIAL STATEMENTS OR NOTES THERETO.


                                 ---------------



                          INDEX OF FINANCIAL STATEMENTS




                                                                                             PAGE
                                                                                             ----

IDS MANAGED FUTURES, L.P.

     Independent Auditors' Report ............................................................62
     Statements of Financial Condition as of December 31, 1999 and 1998 ......................63
     Statements of Operations for the years ended December 31, 1999, 1998 and 1997 ...........64
     Statements of Changes in Partners' Capital for the years ended December 31,
         1999, 1998 and 1997 .................................................................65
     Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997 ...........66
     Notes to Financial Statements ...........................................................67


IDS FUTURES CORPORATION

     Report of Independent Auditors ..........................................................72
     Balance Sheet as of December 31, 1999 ...................................................73
     Notes to Balance Sheet ..................................................................74


CIS INVESTMENTS, INC.

     Unaudited Statement of Financial Condition as of December 31, 1999 ......................77
     Independent Auditors' Report ............................................................78
     Statements of Financial Condition as of May 31, 1999 and 1998 ...........................79
     Statements of Income for the years ended May 31, 1999 and 1998 ..........................80
     Statements of Changes in Stockholder's Equity for the years ended
         May 31, 1999 and 1998 ...............................................................81
     Statements of Cash Flows for the years ended May 31, 1999 and 1998 ......................82
     Notes to Financial Statements ...........................................................83


                          INDEPENDENT AUDITORS' REPORT


     The Partners
     IDS Managed Futures, L.P.:



     We have audited the accompanying statements of financial condition of IDS Managed Futures, L.P. (the Partnership) as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDS Managed Futures, L.P. as of December 31, 1999 and 1998, and the results of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                                    KPMG LLP


     January 21, 2000

                            IDS MANAGED FUTURES, L.P.



                        Statements of Financial Condition



                           December 31, 1999 and 1998




                                       ASSETS                                                1999            1998
                                                                                        ---------------  --------------

Assets:
    Equity in commodity futures trading accounts:
      Cash on deposit with Clearing Broker                                            $     45,354,529      52,649,782
      Unrealized gain on open contracts                                                      2,294,971       5,740,766
                                                                                        ---------------  --------------

                                                                                            47,649,500      58,390,548

    Interest receivable                                                                        183,939         179,775
                                                                                        ---------------  --------------

                                                                                      $     47,833,439      58,570,323
                                                                                        ===============  ==============

                          LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
    Accrued commissions on open contracts
      due to AXP Advisors and CIS                                                     $         39,204         129,531
    Accrued exchange, clearing and NFA fees                                                      1,642           2,100
    Accrued management fees                                                                    143,998         173,726
    Accrued operating expenses                                                                  38,000         125,906
    Accrued selling commissions and organization
      and offering expenses                                                                     18,912          87,188
    Redemptions payable                                                                      1,287,696         308,694
                                                                                        ---------------  --------------

            Total liabilities                                                                1,529,452         827,145
                                                                                        ===============  ==============

Partners' capital:
    Limited partners (145,413.46 and 148,335.61
      units outstanding at December 31, 1999
      and 1998, respectively)                                                               45,403,623      56,642,072
    General partners (2,883.58 units outstanding
       at December 31, 1999 and 1998)                                                          900,364       1,101,106
                                                                                        ---------------  --------------

            Total partners' capital                                                         46,303,987      57,743,178
                                                                                        ---------------  --------------

                                                                                      $     47,833,439      58,570,323
                                                                                        ===============  ==============




See accompanying notes to financial statements.

                            IDS MANAGED FUTURES, L.P.



                            Statements of Operations



                  Years ended December 31, 1999, 1998 and 1997




                                                                            1999             1998            1997
                                                                       ---------------  ---------------  --------------
Revenues (expenses):
    Gain (loss) on trading of commodity contracts:
      Realized gain (loss) on closed positions                       $    (4,572,598)        4,255,156       4,545,484
      Increase (decrease) in unrealized gain
        on open contracts                                                 (3,445,795)        3,286,118       1,586,579
    Interest income                                                         2,173,010        2,148,711       2,032,524
    Foreign currency transaction loss                                        (27,862)        (177,410)       (546,087)
                                                                       ---------------  ---------------  --------------

              Total revenues (expenses)                                   (5,873,245)        9,512,575       7,618,500
                                                                       ---------------  ---------------  --------------

Expenses:
    Commissions paid to AXP Advisors and CIS                                1,626,723        1,354,116       1,142,101
    Exchange, clearing and NFA fees                                            71,199           64,522          41,957
    Management fees                                                         1,919,833        1,852,486       1,609,144
    Incentive fees                                                            107,651          876,259         396,625
    General Partner fee to IDSFC and CISI                                     793,969          680,117         554,056
    Operating expenses                                                         13,463          106,578          96,492
                                                                       ---------------  ---------------  --------------

             Total expenses                                                 4,532,838        4,934,078       3,840,375
                                                                       ---------------  ---------------  --------------

             Net profit (loss)                                       $   (10,406,083)        4,578,497       3,778,125
                                                                       ===============  ===============  ==============

Profit (loss) per unit of limited partnership interest               $        (69.61)            30.08           28.09
Profit (loss) per unit of general partnership interest                        (69.61)            30.08           28.09
                                                                       ================================  ==============




See accompanying notes to financial statements.

                            IDS MANAGED FUTURES, L.P.


                   Statements of Changes in Partners' Capital



                  Years ended December 31, 1999, 1998 and 1997





                                                                                                            TOTAL
                                                                           LIMITED          GENERAL       PARTNERS'
                                                        UNITS*            PARTNERS         PARTNERS        CAPITAL
                                                   -----------------   ----------------   ------------  --------------
Balance at December 31, 1996                             122,175.79  $      39,545,527        749,421      40,294,948

Sale of partnership interests                             26,213.79          9,652,700        100,000       9,752,700
Selling commissions and organization
   offering costs                                        --                  (844,169)        (3,000)       (847,169)
                                                   -----------------   ----------------   ------------  --------------

Net sales of partnership interests                        26,213.79          8,808,531         97,000       8,905,531

Net profit                                               --                  3,703,214         74,911       3,778,125

Redemptions                                             (10,395.53)        (3,515,603)        --          (3,515,603)
                                                   -----------------   ----------------   ------------  --------------

Balance at December 31, 1997                             137,994.05         48,541,669        921,332      49,463,001

Sale of partnership interests                             24,695.83          9,378,300        100,000       9,478,300
Selling commissions and organization
   and offering costs                                    --                  (822,213)        (3,000)       (825,213)
                                                   -----------------   ----------------   ------------  --------------

Net sales of partnership interests                        24,695.83          8,556,087         97,000       8,653,087

Net profit                                               --                  4,495,723         82,774       4,578,497

Redemptions                                             (14,354.27)        (4,951,407)        --          (4,951,407)
                                                   -----------------   ----------------   ------------  --------------

Balance at December 31, 1998                             148,335.61         56,642,072      1,101,106      57,743,178

Sale of partnership interests                             19,596.40          7,369,700        --            7,369,700
Selling commissions and organization
   and offering costs                                    --                  (631,189)        --            (631,189)
                                                   -----------------   ----------------   ------------  --------------

Net sales of partnership interests                        19,596.40          6,738,511        --            6,738,511

Net loss                                                 --               (10,205,341)      (200,742)    (10,406,083)

Redemptions                                             (22,518.55)        (7,771,619)        --          (7,771,619)
                                                   -----------------   ----------------   ------------  --------------

Balance at December 31, 1999                             145,413.46  $      45,403,623        900,364      46,303,987
                                                   =================   ================   ============  ==============

Net asset value per unit at December 31, 1999                        $          312.24         312.24
                                                                       ================   ============

Net asset value per unit at December 31, 1998                        $          381.85         381.85
                                                                       ================   ============

Net asset value per unit at December 31, 1997                        $          351.77         351.77
                                                                       ================   ============



*Units of limited partners.

See accompanying notes to financial statements.

                            IDS MANAGED FUTURES, L.P.


                            Statements of Cash Flows



                  Years ended December 31, 1999, 1998 and 1997




                                                                             1999            1998             1997
                                                                        ---------------  --------------  ---------------
Cash flows from operating activities:
    Net profit (loss)                                                 $   (10,406,083)       4,578,497        3,778,125
    Adjustments to reconcile net profit (loss) to
      net cash provided by (used in) operating activities -
        change in assets and liabilities:
           Decrease (increase) in unrealized gain
             on open contracts                                               3,445,795     (3,286,118)      (1,586,579)
           Decrease (increase) in interest receivable                          (4,164)          21,942         (49,359)
           Decrease in accrued liabilities                                   (276,695)       (120,593)        (632,835)
                                                                        ---------------  --------------  ---------------

             Net cash provided by (used in) operating activities           (7,241,147)       1,193,728        1,509,352
                                                                        ---------------  --------------  ---------------

Cash flows from financing activities:
    Net proceeds from sale of units                                          6,738,511       8,653,456        9,585,141
    Partner redemptions                                                    (6,792,617)     (5,133,469)      (3,157,208)
                                                                        ---------------  --------------  ---------------

             Net cash provided by (used in) financing activities              (54,106)       3,519,987        6,427,933
                                                                        ---------------  --------------  ---------------

             Net increase (decrease) in cash                               (7,295,253)       4,713,715        7,937,285

Cash at beginning of year                                                   52,649,782      47,936,067       39,998,782
                                                                        ---------------  --------------  ---------------

Cash at end of year                                                   $     45,354,529      52,649,782       47,936,067
                                                                        ===============  ==============  ===============



See accompanying notes to financial statements.

                            IDS MANAGED FUTURES, L.P.

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997


  (1)   GENERAL INFORMATION AND SUMMARY


        IDS Managed Futures, L.P. (the Partnership), a limited partnership organized on December 16, 1986 under the Delaware Revised Uniform Limited Partnership Act, was formed to engage in the speculative trading of commodity interests including futures contracts, forward contracts, physical commodities, and related options thereon pursuant to the trading instructions of independent trading advisors. The Partnership began trading on June 16, 1987. The General Partners are IDS Futures Corporation (IDSFC) and CIS Investments, Inc. (CISI). The clearing broker is Cargill Investor Services, Inc. (Clearing Broker or CIS), the parent company of CISI.


        Units of the Partnership representing an additional investment of $10,000,000 were offered by American Express Financial Advisors, Inc. (AXP Advisors), formerly IDS Financial Services Inc., commencing March 29, 1993. An additional investment of $20,000,000 was offered by AXP Advisors commencing January 31, 1994. Commencing June 26, 1995, AXP Advisors offered an additional investment of $50,000,000. By December 31, 1999, a total of 185,099 units representing a total investment of $56,826,819 of limited partnership interest had been sold in the combined offerings. During the offerings, the General Partners purchased a total of 1,606 additional units representing a total investment of $459,880. Selling commissions of $3,297,164 were paid to AXP Advisors by the new limited partners. All new investors paid organization and offering expenses totaling $2,363,141. See the IDS Managed Futures, L.P. prospectus dated August 26, 1997 for further details concerning the offerings.



        The Partnership shall be terminated on December 31, 2006 if none of the following occur prior to that date: (1) investors holding more than 50% of the outstanding units notify the General Partners to dissolve the Partnership as of a specific date; (2) disassociation of the General Partners with the Partnership; (3) bankruptcy of the Partnership; (4) decrease in the net asset value to less than $500,000; (5) the Partnership is declared unlawful; or (6) the net asset value per unit declines to less than $125 per unit and the Partners elect to terminate the Partnership.


  (2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting and reporting policies of the Partnership conform to generally accepted accounting principles and to general practices within the commodities industry. The following is a description of the more significant of those policies which the Partnership follows in preparing its financial statements.

              REVENUE RECOGNITION


              Commodity futures contracts, forward contracts, physical commodities, and related options are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains and losses on open contracts reflected in the statements of financial condition represent the difference between original contract amount and market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements.


              The Partnership earns interest on 100% of the Partnership's average monthly cash balance on deposit with the Clearing Broker at a rate equal to 90% of the average 91-day Treasury bill rate for Treasury bills issued during that month.

                            IDS MANAGED FUTURES, L.P.

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997

              REDEMPTIONS


              No redemptions are permitted by a subscriber during the first six months after he or she has been admitted to the Partnership. Thereafter, a limited partner may cause any or all of his or her units to be redeemed by the Partnership effective as of the last trading day of any month of the Partnership based on the Net Asset Value per unit on 10 days' written notice to the General Partners. Payment will be made within 10 business days of the effective date of the redemption. The Partnership's Limited Partnership Agreement contains a full description of redemption and distribution procedures.


              COMMISSIONS


              Effective January 18, 1999, brokerage commissions and National Futures Association (NFA) clearing and exchange fees are accrued on a half-turn basis on open commodity futures contracts, as opposed to a round-turn basis prior to this date. Prior to June 26, 1995 the Partnership paid CIS commissions on trades executed on its behalf at a rate of $50.00 per round-turn contract. With the June 26, 1995 offering, the rate was changed to $35.00 per round-turn contract. The first subscribers to that offering came into the fund at the end of August 1995. Therefore, the new rate became applicable in September 1995. Effective January 18, 1999, the rate changed to $17.50 per half-turn contract. The Partnership pays this commission directly to CIS and CIS then reallocates the appropriate portion to AXP Advisors.


              FOREIGN CURRENCY TRANSACTIONS

              Trading accounts in foreign currency denominations are susceptible both to movements in the underlying contract markets as well as to fluctuation in currency rates. Translation of foreign currencies into U.S. dollars for closed positions are translated at an average exchange rate for the year, while year-end balances are translated at the year-end currency rates. The impact of the translation is reflected in the statements of operations.

              STATEMENTS OF CASH FLOWS


              For purposes of the statements of cash flows, cash includes cash on deposit with Clearing Broker in commodity futures trading accounts.


              USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increase and decrease in net assets from operations during the period. Actual results could differ from those estimates.

                            IDS MANAGED FUTURES, L.P.

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997

  (3)   FEES

        Management fees are accrued and paid monthly, incentive fees are accrued monthly and paid quarterly, and General Partners' administrative fees are paid annually and amortized monthly. Trading decisions for the period of these financial statements were made by the following Commodity Trading Advisors (CTAs): John W. Henry & Company, Inc. (JWH); Welton Investment Corporation (Welton); and Sabre Fund Management Limited (Sabre).


        Under signed agreement for the periods presented prior to January 1, 1996, Sabre received a monthly management fee of 1/4 of 1% of the month-end net asset value of the Partnership under its management and 18% of the Partnership's net trading profits, if any, in each quarter attributable to its trading. Effective January 1, 1996, the agreement with Sabre was changed to reduce the management fees paid to it, to 1/8th of 1% of the month-end net assets. Effective February 1, 1997 the agreement with Sabre was changed to increase the management fees paid to it to 1/4 of 1% of the month-end net assets. The agreement with Sabre, which expired on December 31, 1997, was not renewed.


        Under signed agreement, JWH will receive a monthly management fee of 1/3 of 1% of the month-end net asset value of the Partnership under its management and 15% of the Partnership's net trading profits, if any, attributable to its management.

        Under signed agreement, Welton will receive a monthly management fee of 1/4 of 1% of the month-end net asset value of the Partnership under its management and 18% of the Partnership's net trading profits, if any, attributable to its management.

        The Partnership pays an annual administrative fee of 1.125% and .25% of the beginning of the year net asset value of the Partnership to IDSFC and CISI, respectively.

  (4)   INCOME TAXES


        No provision for Federal income taxes has been made in the accompanying financial statements as each partner is responsible for reporting income
        (loss) based on the pro rata share of the profits or losses of the Partnership. The Partnership is responsible for the Illinois State Partnership Information and Replacement Tax based on the operating results of the Partnership. Such tax amounted to $0, $71,906, and $56,820 for the years ended December 31, 1999, 1998 and 1997, respectively, and is included in operating expenses in the statement of operations.


  (5)   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK


        The Partnership was formed to speculatively trade commodity interests. The Partnership's commodity interest transactions and its related cash balance are on deposit with the Clearing Broker at all times. In the event that volatility of trading of other customers of the Clearing Broker impaired the ability of the Clearing Broker to satisfy its obligations to the Partnership, the Partnership would be exposed to off-balance sheet risk. Such risk is defined in Statement of Financial Accounting Standards No. 105 (SFAS 105) as a credit risk. To mitigate this risk, the Clearing Broker, pursuant to the mandates of the Commodity Exchange Act, is required to maintain funds deposited by customers relating to futures contracts in regulated commodities in separate bank accounts which are designated as segregated customers' accounts. In addition, the Clearing Broker has set aside funds deposited by customers relating to foreign futures and options in separate bank accounts which are designated as customer secured accounts. Lastly, the Clearing Broker is subject to the Securities and Exchange Commission's Uniform Net Capital Rule which requires the maintenance of minimum net capital at least equal to 4%

                            IDS MANAGED FUTURES, L.P.

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997


        of the funds required to be segregated pursuant to the Commodity Exchange Act. The Clearing Broker has controls in place to make certain that all customers maintain adequate margin deposits for the positions which they maintain at the Clearing Broker. Such procedures should protect the Partnership from the off-balance sheet risk as mentioned earlier. The Clearing Broker does not engage in proprietary trading and thus has no direct market exposure.


        The contractual amounts of commitments to purchase and sell exchange traded futures contracts were $91,125,485 and $158,096,821, respectively, on December 31, 1999 and $869,511,990 and $820,115,419,
        respectively, on December 31, 1998. The contractual amounts of these instruments reflect the extent of the Partnership's involvement in the related futures contracts and do not reflect the risk of loss due to counterparty performance. Such risk is defined by SFAS 105 as credit risk. The counterparty of the Partnership for futures contracts traded in the United States and most non-U.S. exchanges on which the Partnership trades is the Clearing House associated with the exchange. In general, Clearing Houses are backed by the membership and will act in the event of nonperformance by one of their members or one of the members' customers and as such should significantly reduce this credit risk. In the cases where the Partnership trades on exchanges on which the Clearing House is not backed by the membership, the sole recourse of the Partnership for nonperformance will be the Clearing House.



        The average fair value of commodity interests was $2,782,169, $3,929,112 and $2,545,273 during 1999, 1998 and 1997, respectively. Fair value as of December 31, 1999 and 1998 was $2,294,971 and $5,740,766,
        respectively. The net gains or losses arising from the trading of commodity interests are presented in the statement of operations.



        The Partnership holds futures and futures options positions on the various exchanges throughout the world. The Partnership does not trade over-the-counter contracts. As defined by SFAS 105, futures positions are classified as financial instruments. SFAS 105 requires that the Partnership disclose the market risk of loss from all of its financial instruments. Market risk is defined as the possibility that future changes in market prices may make a financial instrument less valuable or more onerous. If the markets should move against all of the futures positions held by the Partnership at the same time, and if the markets moved such that the CTAs were unable to offset the futures positions of the Partnership, the Partnership could lose all of its assets and the partners would realize a 100% loss. As of December 31, 1999, the Partnership has contracts with two CTAs who make the trading decisions. One of the CTAs trades a program diversified among all commodity groups, while the other is diversified among the various futures contracts in the financial and metals group. Both CTAs trade on U.S. and non-U.S. exchanges. Such diversification should greatly reduce this market risk.



        At December 31, 1999, the cash requirement of the commodity interests of the Partnership was $5,397,536. This cash requirement was met by $42,146,603 held in segregated funds and $5,502,897 held in secured funds. At December 31, 1998, the cash requirement of the commodity interests of the Partnership of $6,224,367 was met by $51,092,138 being held in segregated funds and $7,298,410 being held in secured funds. At December 31, 1999 and 1998, cash was on deposit with the Clearing Broker which exceeded the cash requirement amount.

                            IDS MANAGED FUTURES, L.P.

                          Notes to Financial Statements

                        December 31, 1999, 1998 and 1997


        The following chart discloses the dollar amount of the unrealized gain or loss on open contracts related to exchange traded contracts for the Partnership at December 31, 1999 and 1998:



        COMMODITY GROUP                                                     1999             1998
        ---------------
                                                                       --------------- ----------------

        Agricultural                                                $         71,690          91,344
        Currency                                                             454,130         339,704
        Stock Indices                                                      1,012,382         511,912
        Energies                                                              17,459         133,111
        Metals                                                               129,159          (2,413)
        Interest                                                             610,151       4,667,108
                                                                       --------------- ----------------

                 Total                                              $      2,294,971       5,740,766
                                                                       =============== ================




The range of expiration dates of these exchange traded open contracts is January 2000 to December 2000.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
IDS Futures Corporation


We have audited the accompanying balance sheet of IDS Futures Corporation (wholly owned indirectly by American Express Company) as of December 31, 1999. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.



We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.



In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of IDS Futures Corporation at December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                                     /s/ Ernst & Young LLP


February 15, 2000

                             IDS FUTURES CORPORATION

                                  Balance Sheet


                                December 31, 1999



ASSETS
Cash                                                                                   $            3,347
Interest-bearing deposits with affiliate                                                        2,718,128
Accounts receivable                                                                                 2,535
Investment in Limited Partnerships (fair value - $639,914)                                        354,500
Deferred income taxes                                                                             152,554
                                                                                         ------------------
Total assets                                                                           $        3,231,064
                                                                                         ==================

LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:

   Due to affiliate (NOTE 4)                                                           $          791,265
   Other liabilities                                                                              248,482
                                                                                         ------------------
Total liabilities                                                                               1,039,747

Stockholder's equity:
   Common Stock, $1 par value:
     Authorized and issued shares - 100                                                               100
   Additional paid-in capital                                                                   1,974,900
   Retained earnings                                                                            1,841,317
                                                                                         ------------------
                                                                                                3,816,317
   Less notes receivable from affiliate (NOTE 3)                                               (1,625,000)
                                                                                         ------------------
Net stockholder's equity                                                                        2,191,317
                                                                                         ------------------
Total liabilities and stockholder's equity                                             $        3,231,064
                                                                                         ==================


Commitments (NOTE 2)

SEE ACCOMPANYING NOTES.


         PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                             IDS FUTURES CORPORATION

                             Notes to Balance Sheet

                                December 31, 1999


1.  ORGANIZATION, PURPOSE AND ACCOUNTING POLICIES


IDS Futures Corporation (the Company) is a wholly-owned subsidiary of IDS Management Corporation, which is a wholly-owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly-owned subsidiary of American Express Company. The Company was organized on December 12, 1986 and is registered under the Commodity Exchange Act. The Company acts as a general partner in limited partnerships.

The preparation of the balance sheet requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies. Actual results could differ from those estimates.

INTEREST-BEARING DEPOSITS WITH AFFILIATE

The Company's interest-bearing deposit with affiliate represents short-term funds deposited with AEFC. These funds earn interest based upon published short-term indices. The carrying value of this deposit approximates fair value.

INVESTMENTS IN LIMITED PARTNERSHIPS


The investments in limited partnerships, which consist of interests in IDS Managed Futures, L.P. and IDS Managed Futures II, L.P., are accounted for at the lower of cost or fair value. Fair value has been estimated by management as the Company's proportionate share of the limited partnerships' net asset value, as set forth in the audited financial statements of the Limited Partnerships.


INCOME TAXES

The Company's taxable income is included in the consolidated federal tax return of the Company's parent. Each eligible subsidiary of the Company's parent provides for income taxes on a separate return basis. Under an agreement with its parent, the Company receives income tax benefits for net operating losses and future tax deductions that are recognizable on the parent's consolidated federal tax return.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences are comprised primarily of the difference in the tax basis and financial reporting basis of the investments in limited partnerships.

         PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

2. PARTNERSHIP PARTICIPATION


The Company, as a General Partner, has entered into Amended and Restated Limited Partnership Agreements whereby the general partners have agreed that they will contribute to the capital of each Managed Futures Partnership (Partnership) an amount which will make its total contributions to each Partnership equal to the greater of (i) 3% of the aggregate capital contributions of the Partnerships or $100,000, whichever is less, or (ii) 1% of the aggregate capital contributions of the Partnership. Each partner of the Partnership will share in profits and losses of the Partnership in proportion to the amount of the interest in the partnership owned by each. The Agreements of Limited Partnership also require that, at all times after the admission of limited partners to the Partnership, the general partners together maintain net worth at least equal to (i) the lesser of $250,000 or 15% of the aggregate capital contributions of any limited partnerships for which they shall act as general partners and which are capitalized at less than or equal to $2,500,000, and (ii) 10% of the aggregate capital contributions of any limited partnerships for which they shall act as general partners and which are capitalized at greater than $2,500,000. For this purpose, net worth shall reflect the carrying of all assets at fair market value and shall exclude capital contributions by it to any limited partnership of which it may be a general partner. The Company meets its net worth requirement through promissory notes from AEFC.


3. NOTES RECEIVABLE FROM AFFILIATE


On April 7, 1987, AEFC issued a $375,000 demand note, with interest accruing on funds outstanding at the prime rate of Norwest Bank, Minneapolis, as a capital contribution to IDS Futures Corporation.

On February 22, 1988, AEFC issued an additional $750,000 demand note, with interest accruing on funds outstanding at the prime rate of Norwest Bank, Minneapolis, as a capital contribution to IDS Futures Corporation.

On June 23, 1988, AEFC issued an additional $500,000 demand note, with interest accruing on funds outstanding at the prime rate of Norwest Bank, Minneapolis, as a capital contribution to IDS Futures Corporation.

These notes have been reported as a reduction in capital. All accrued interest on the above notes has been waived by the parties to the notes.


4. AFFILIATE TRANSACTIONS



The Company is allocated various expenses from AEFC, such as programming, data processing, legal, taxes and other administrative costs. The payable balance at December 31, 1999 represents allocations that are due to AEFC.


         PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

5. CONTINGENCIES



According to the Prospectus of IDS Managed Futures, L.P., the General Partners will receive from the proceeds of the offering, the Offering Expense Charge
(OEC) for each unit sold to an investor. The OEC includes fees for legal, accounting, auditing, marketing, filing, registration and recording fees, printing expenses and escrow charges. The General Partners will pay all offering expenses and are liable for any expenses in excess of the Offering Expense Charge.



6. YEAR 2000 (UNAUDITED)



The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of the Company. All of the systems used by the Company are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. The Company's business is heavily dependent upon AEFC's computer systems and have significant interactions with systems of third parties.



A comprehensive review of AEFC's computer systems and business processes, including those specific to the Company, was conducted to identify the major systems that could be affected by the Year 2000 issue. Steps were taken to resolve potential problems including modification to existing software and the purchase of new software. As of December 31, 1999, AEFC had completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. As of December 31, 1999, AEFC had also completed an evaluation of the Year 2000 readiness of other third parties whose system failures could have an impact on the Company's operations.



Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. At December 31, 1999, these plans had been amended to include specific Year 2000 considerations.



In assessing its Year 2000 initiatives and the results of actual production since January 1, 2000, management believes no material adverse consequences were experienced, and there was no material effect on the Company's business, results of operations or financial condition as a result of the Year 2000 issue.


         PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                              CIS INVESTMENTS, INC.


                   Unaudited Statement of Financial Condition



                                December 31, 1999



                                     ASSETS



                                                                                               1999
                                                                                        -------------------
Assets:
  Receivable from JWH Global Trust                                                   $             889,971
  Investments in registered commodity pools                                                      1,977,812
                                                                                        -------------------

         Total Assets                                                                $           2,867,783
                                                                                        ===================

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
  Deferred Offering Costs                                                            $             159,615
  Income Taxes Payable                                                                             170,567
                                                                                        -------------------

         Total liabilities                                                                         330,182
                                                                                        -------------------

Stockholder's equity:
  Common stock, $100 par value.  Authorized                                                          1,000
    30,000 shares; issued 10 shares
  Common stock subscribed, 29,990 shares                                                         2,999,000
    at the years ended 1999 and 1998, respectively
  Less subscriptions receivable                                                                 (2,999,000)
  Paid-in capital                                                                               18,250,000
  Less demand note receivable                                                                  (18,000,000)
  Retained earnings                                                                              2,286,601
                                                                                        -------------------

         Total stockholder's equity                                                              2,537,601
                                                                                        -------------------

                                                                                     $           2,867,783
                                                                                        ===================



         THIS UNAUDITED STATEMENT OF FINANCIAL CONDITION, IN THE OPINION OF MANAGEMENT, REFLECTS ALL ADJUSTMENTS NECESSARY TO FAIRLY STATE THE FINANCIAL CONDITION OF CIS INVESTMENTS, INC. AT DECEMBER 31, 1999. ALL ADJUSTMENTS WERE OF A NORMAL AND RECURRING NATURE.


         PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
CIS Investments, Inc.:



We have audited the accompanying statements of financial condition of CIS Investments, Inc. (a wholly owned subsidiary of Cargill Investor Services, Inc.) (the Company) as of May 31, 1999 and 1998, and the related statements of income, changes in stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CIS Investments, Inc. as of May 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                    KPMG LLP


     July 23, 1999

                              CIS INVESTMENTS, INC.

                        Statements of Financial Condition


                              May 31, 1999 and 1998




                                       ASSETS                                              1999              1998
                                                                                      ----------------  ---------------
Assets:
    Receivable from JWH Global Trust                                                $         219,991          337,513
    Accrued taxes receivable                                                                   44,223           45,321
    Investments in registered commodity pools                                               2,259,643        1,914,443
                                                                                      ----------------  ---------------

               Total assets                                                         $       2,523,857        2,297,277
                                                                                      ================  ===============

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
    Accounts payable                                                                $             387            3,899
    Deferred management fees                                                                   84,209           72,133
    Due to Cargill Inc.                                                                       417,943        1,192,827
                                                                                      ----------------  ---------------

               Total liabilities                                                              502,539        1,268,859
                                                                                      ----------------  ---------------

Stockholder's equity:
    Common stock, $100 par value.  Authorized
       30,000 shares; issued 10 shares                                                          1,000            1,000
    Common stock subscribed, 29,990 shares
       at the years ended 1999 and 1998, respectively                                       2,999,000        2,999,000
    Less subscriptions receivable                                                          (2,999,000)      (2,999,000)
    Paid-in capital                                                                        18,250,000       18,250,000
    Less demand note receivable                                                           (18,000,000)     (18,000,000)
    Retained earnings                                                                       1,770,318          777,418
                                                                                      ----------------  ---------------

               Total stockholder's equity                                                   2,021,318        1,028,418
                                                                                      ----------------  ---------------

                                                                                    $       2,523,857        2,297,277
                                                                                      ================  ===============



See accompanying notes to financial statements.



PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                              CIS INVESTMENTS, INC.



                              Statements of Income



                        Years ended May 31, 1999 and 1998



                                                                                          1999            1998
                                                                                       ------------   --------------
Revenues:
    Management fees                                                                  $     201,405          162,315
    Other professional services income                                                   1,256,260          670,912
    Realized and unrealized gain on investments                                            303,696           32,558
                                                                                       ------------   --------------

             Total revenues                                                              1,761,361          865,785

Expenses - operating                                                                       172,976           47,249
                                                                                       ------------   --------------

             Income before income taxes                                                  1,588,385          818,536

Income tax expense                                                                         595,485          288,484
                                                                                       ------------   --------------

             Net income                                                              $     992,900          530,052
                                                                                       ============   ==============


See accompanying notes to financial statements.

PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                              CIS INVESTMENTS, INC.



                  Statements of Changes in Stockholder's Equity



                        Years ended May 31, 1999 and 1998




                                         COMMON                                           DEMAND
                          COMMON          STOCK         SUBSCRIPTIONS     PAID-IN          NOTE         RETAINED
                           STOCK       SUBSCRIBED        RECEIVABLE       CAPITAL       RECEIVABLE      EARNINGS        TOTAL
                        ------------ ---------------- ---------------- ------------- --------------- -------------- -------------
Balance at
May 31, 1997          $    1,000        2,999,000        (2,999,000)      250,000          --            247,366       498,366

Contribution of
capital from Cargill        --             --                --          18,000,000    (18,000,000)        --            --

Net income                  --             --                --             --             --            530,052       530,052
                        ------------ ----------------  ---------------- ------------- --------------- -------------- -------------

Balance at
May 31, 1998               1,000        2,999,000        (2,999,000)     18,250,000    (18,000,000)      777,418      1,028,418

Net income                  --             --                --             --             --            992,900       992,900
                        ------------ ----------------  ---------------- ------------- --------------- -------------- -------------

Balance at
May 31, 1999          $    1,000        2,999,000        (2,999,000)     18,250,000    (18,000,000)     1,770,318     2,021,318
                        ============ ================  ================ ============= =============== ============== =============


See accompanying notes to financial statements.


PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                              CIS INVESTMENTS, INC.



                            Statements of Cash Flows



                        Years ended May 31, 1999 and 1998




                                                                                           1999                    1998
                                                                                   ---------------------     ------------------
Cash flows from operating activities:
      Net income                                                                  $             992,900    $           530,052
      Adjustments to reconcile net income to net cash
         provided by operating activities:
           Realized and unrealized gain on investments                                         (303,696)               (32,558)
           Decrease (increase) in assets:
            Accrued taxes receivable                                                              1,098                 33,309
           Increase (decrease) in liabilities:
              Deferred management fees                                                           12,076                 13,370
            Accounts payable                                                                     (3,512)              (396,134)
                                                                                   ---------------------     ------------------

              Net cash provided by operating activities                                         698,866                148,039
                                                                                   ---------------------     ------------------

Cash flows from investing activities:
      Organizational and offering costs of JWH Global Trust                                     117,522                177,993
      Purchase of investments, net                                                              (41,504)              (900,847)
                                                                                   ---------------------     ------------------

              Net cash (used in) provided by investing activities                                76,018               (722,854)
                                                                                   ---------------------     ------------------

Cash flow from financing activity - amount advanced
      from (paid to) Cargill Inc.                                                              (774,884)               574,815
                                                                                   ---------------------     ------------------

              Net cash (used in) provided by financing activity                                (774,884)               574,815
                                                                                   ---------------------     ------------------

              Net change in cash                                                                     --                      --

Cash at beginning of year                                                                            --                      --
                                                                                   ---------------------     ------------------
Cash at end of year                                                               $                  --    $                --
                                                                                   =====================     ==================
Supplemental disclosures of cash flow information -
      cash paid during the year for income taxes                                  $             594,387    $           255,142
                                                                                   =====================     ==================


See accompanying notes to financial statements.


PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                              CIS INVESTMENTS, INC.

                          Notes to Financial Statements

                              May 31, 1999 and 1998


(1)      GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         A summary of the significant accounting policies which have been followed in preparing the accompanying financial statements is set forth below.

                  NATURE OF BUSINESS

                  CIS Investments, Inc. (the Company), a wholly owned subsidiary of Cargill Investor Services, Inc. (the Parent), is a registered commodity pool operator with the Commodity Futures Trading Commission. The Company is the general partner or managing owner in various limited partnerships or trusts (Funds) organized for the purpose of engaging in the speculative trading of commodity interests, including futures contracts, physical commodities, and related options.

                  MANAGEMENT FEES


                  Unearned management fees are amortized over one year, the life of the contract, using the straight-line method.


                  INVESTMENTS

                  Investments in Funds are recorded at a value which approximates the Company's proportionate share of each Fund's net asset value.

                  INCOME TAXES


                  The Company is included in the consolidated Federal income tax return of the Parent. Income tax expense is calculated as if the Company would file a separate return. Accrued taxes represents the remaining balance due from the Parent for the current year taxes including the impact of deferred taxes.


                  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                  EXPENSES


                  Certain immaterial administrative overhead costs are expensed and paid by the Parent.


                  USE OF ESTIMATES

                  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles
                  (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect


PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                  the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from such estimates.

(2)      INVESTMENTS IN FUNDS


         Investment in IDS Managed Futures, L.P. is approximately 1% of the total interest. Investment in IDS Managed Futures II, L.P. is approximately 2% of the total interest. Investment in Everest Futures Fund II, L.P. and JWH Global Trust is approximately 1.0% of the total interest. Investments in the Funds at May 31, 1999 and 1998 are as follows:




                                                                     1999                           1998
                                                         -----------------------------  ------------------------------
                                                             UNITS          AMOUNT          UNITS          AMOUNT
                                                         --------------- -------------  --------------  --------------
         IDS Managed Futures, L.P.                          1,423      $     513,151         1,299    $      428,833
         IDS Managed Futures II, L.P.                         322            212,795           322           194,618
         Everest Futures Fund II, L.P.                        370            554,674           370           457,647
         JWH Global Trust                                   8,598            979,023         8,007           833,345
                                                         =============== =============  ==============  ==============
                                                                       $   2,259,643                  $    1,914,443



         The following represents condensed combined financial information of the Funds as of May 31, 1999 and 1998 (in thousands).




                                                                                            1999            1998
                                                                                      --------------- ----------------
         Assets                                                                     $       221,779         185,018
                                                                                      --------------- ----------------

         Liabilities                                                                          5,013           1,473
         Capital                                                                            216,766         183,545
                                                                                      --------------- ----------------

                          Total liabilities and capital                             $       221,779         185,018
                                                                                      =============== ================



(3)      NET WORTH REQUIREMENTS



         The Company is required to maintain an amount of net worth as stated in each Fund's agreement. For the purpose of compliance, net worth is defined as the total of common stock issued and subscribed, paid in capital and retained earnings. At May 31, 1999, the Company believes it is in compliance with its net worth requirements.



PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                              CIS INVESTMENTS, INC.

                          Notes to Financial Statements

                              May 31, 1999 and 1998

(4)      COMMON STOCK SUBSCRIPTIONS

         The Company and its Parent entered into stock subscription agreements whereby the Parent subscribed to purchase up to 29,990 shares of the Company's stock at $100 per share in order to ensure the Company's continued compliance with its net worth requirements. No subscribed stock was issued, nor is it known when and if any will be issued in the future. As such, the subscribed stock receivable amount is shown as a deduction from stockholder's equity.

(5)      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK


         The Funds hold futures contracts and options. A futures contract is defined as an agreement to buy or sell a specific amount of a commodity or financial instrument at a particular price on a stipulated future date. If the markets should move against all of the futures positions held by the Funds at the same time, and if the Funds are unable to offset the futures positions of the Funds, the Funds could lose all of their assets and the investors, including the Company, would realize a 100% loss on their investment.


(6)      RECEIVABLE FROM JWH GLOBAL TRUST


         The Company has advanced JWH Global Trust (the Trust) its initial organizational and offering costs. These costs are being reimbursed currently by the Trust at a rate of 1/2 of 1% of the net assets of the Trust per year.


(7)      DEMAND NOTE RECEIVABLE


         The company received a capital contribution of $18,000,000 from its Parent and entered into a related non interest bearing demand note for $18,000,000. No cash was transferred, nor is it known when and if any will be transferred in the future. As such, the demand note is shown as a deduction from stockholder's equity.



PURCHASER OF UNITS WILL NOT RECEIVE AN INTEREST IN THIS ENTITY.

                                    PART TWO

                       STATEMENT OF ADDITIONAL INFORMATION

                            IDS MANAGED FUTURES, L.P.


                                   $22,500,000


                          UNITS OF BENEFICIAL INTEREST

                            -------------------------


                THIS IS A SPECULATIVE, LEVERAGED INVESTMENT WHICH
                 INVOLVES THE RISK OF LOSS. PAST PERFORMANCE IS
                  NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

            SEE "THE RISKS YOU FACE" BEGINNING AT PAGE 8 IN PART ONE.

--------------------------------------------------------------------------------


                  THIS PROSPECTUS IS IN TWO PARTS: A DISCLOSURE
                     DOCUMENT AND A STATEMENT OF ADDITIONAL
                       INFORMATION. THESE PARTS ARE BOUND
                           TOGETHER, AND BOTH CONTAIN
                             IMPORTANT INFORMATION.

--------------------------------------------------------------------------------




                                                 CIS INVESTMENTS, INC.
AMERICAN EXPRESS FINANCIAL ADVISORS INC.        IDS FUTURES CORPORATION
            SELLING AGENT                         CO-GENERAL PARTNERS

                            -------------------------

                                    PART TWO

                       STATEMENT OF ADDITIONAL INFORMATION

                                TABLE OF CONTENTS

                                                                                                               PAGE



Supplemental Performance of the Fund..............................................................................1

Investment Diversifiction.........................................................................................4

Futures Markets and Trading Methods...............................................................................6

"Blue Sky" Glossary...............................................................................................7


                               -------------------


                                    EXHIBITS

Exhibit A:  Amended and Restated Limited Partnership Agreement..................................................A-1

Exhibit B:  Subscription Requirements...........................................................................B-1

Exhibit C:  Subscription Instructions...........................................................................C-1

Exhibit D:  Request for Redemption..............................................................................D-1

                      SUPPLEMENTAL PERFORMANCE OF THE FUND



         The Performance of the Fund during the most recent five calendar years and year to date is presented on Page 15 in Part I of this two part Prospectus. The following performance of the Fund from inception through December 1994, the Growth in Value of $10,000 graph and the Comparative Performance of the Trading Advisors graph are deemed supplemental information according to CFTC rules and are therefore presented separately in this Statement of Additional Information



                            IDS MANAGED FUTURES, L.P.
                         FROM INCEPTION TO DECEMBER 1994



                     NAME OF POOL: IDS Managed Futures, L.P.
                         TYPE OF POOL: Publicly offered
                       INCEPTION OF TRADING: June 16, 1987
         AGGREGATE SUBSCRIPTIONS: $59,400,000 (through January 31, 2000)
             CURRENT NET ASSET VALUE: $42,997,956 (January 31, 2000)
   WORST MONTHLY DECLINE FROM INCEPTION THROUGH DECEMBER 1994: (16.81)% (5/90) WORST PEAK TO VALLEY DECLINE FROM INCEPTION THROUGH DECEMBER 1994: (27.75)%
                                  (1/92-5/92)




------------------------------------------------------------------------------------------------------------------------------------
    MONTHLY
  PERFORMANCE         1994           1993           1992           1991            1990           1989           1988       1987
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    January         (4.48)%         1.19%         (13.95)%        (1.55)%         24.84%         3.35%         (4.36)%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    February        (3.29)%         10.80%        (9.43)%          1.76%          12.64%        (5.06)%         1.28%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
     March           5.76%         (0.82)%         0.69%           0.59%          3.61%          2.98%         (7.93)%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
     April          (0.67)%         6.54%         (6.30)%         (1.85)%         5.79%         (3.83)%        (3.28)%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
      May            3.98%          1.34%         (1.74)%         (2.03)%        (16.81)%        19.24%        (0.34)%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
      June           2.72%          1.44%          15.58%          3.60%          2.69%         (5.20)%         11.61%     (8.74)%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
      July          (2.87)%         8.35%          18.09%        (11.27)%         8.95%          6.00%         (9.41)%      0.84%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
     August         (2.15)%         3.09%          7.92%           4.12%          9.90%         (7.67)%        (1.76)%      0.09%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
   September        (0.45)%        (0.29)%        (3.29)%         13.37%          5.64%         (6.55)%         3.66%      (2.35)%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    October          0.03%         (0.04)%        (3.60)%         (3.94)%        (2.42)%        (5.97)%         0.20%      15.50%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    November        (3.51)%        (0.03)%        (2.02)%          3.51%          0.49%          12.57%        (0.12)%      8.53%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
    December        (1.68)%         2.03%         (0.64)%         20.71%         (1.62)%        (0.70)%        (3.99)%      4.31%
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Compound Annual
 Rate of Return

                    (6.93)%         38.32%        (3.43)%         26.22%          60.65%         5.61%         (14.96)%    28.78%
------------------------------------------------------------------------------------------------------------------------------------



         The monthly rates of return reflect the performance of the Fund when its assets were allocated equally between JWH and Sabre Fund Management Limited. In July 1997, the Fund's assets were reallocated 65% to JWH, 30% to Welton and 5% to Sabre. Sabre's advisory contract terminated December 31, 1997 and its allocation of Fund assets was moved to Welton. As a result of, the supplemental performance of the Fund presented above may be materially different from the current performance of the Fund.



         Monthly rates of return are calculated by dividing net performance for the month by beginning equity.



         Worst peak-to-valley decline, which is presented for the most recent five calendar years and year to date, means the greatest cumulative percentage decline in month-end net asset value during any period in which the initial month-end net asset value for the period is not equaled or exceeded by a subsequent month-end net asset value. Worst peak-to-valley decline is calculated by comparing the initial month-end net asset value to each subsequent month-end net asset value. A new trading "peak" is established each time the month-end net asset value exceeds all prior month-end net asset values.

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                 COMPARATIVE PERFORMANCE OF THE TRADING ADVISORS



      JOHN W. HENRY & COMPANY, INC.          WELTON INVESTMENT CORPORATION
  JAN. 1, 1995 THROUGH JAN. 31, 2000       JAN. 1, 1995 THROUGH JAN. 31, 2000
    FINANCIAL AND METALS PORTFOLIO              THE DIVERSIFIED PORTFOLIO



               HISTORICAL PERFORMANCE BASED ON $10,000 INVESTMENT


COMPARATIVE PERFORMANCE OF THE TRADING ADVISORS

                                    JWH                         Welton
12/31/1993                          $ 10,000                      $  10,000
1/31/1994                           $  9,710                      $   9,526
2/28/1994                           $  9,652                      $   8,891
3/31/1994                           $ 10,347                      $   8,952
4/30/1994                           $ 10,440                      $   8,476
5/31/1994                           $ 10,576                      $   8,965
6/30/1994                           $ 11,051                      $   9,478
7/31/1994                           $ 10,377                      $   9,095
8/31/1994                           $  9,952                      $   8,513
9/30/1994                           $ 10,101                      $   8,783
10/31/1994                          $ 10,273                      $   8,825
11/30/1994                          $  9,821                      $  11,460
12/31/1994                          $  9,477                      $  11,601
1/31/1995                           $  9,117                      $  11,144
2/28/1995                           $ 10,548                      $  12,136
3/31/1995                           $ 12,162                      $  13,363
4/30/1995                           $ 12,904                      $  13,840
5/31/1995                           $ 13,059                      $  15,460
6/30/1995                           $ 12,837                      $  15,247
7/31/1995                           $ 12,542                      $  14,855
8/31/1995                           $ 12,805                      $  14,669
9/30/1995                           $ 12,536                      $  14,897
10/31/1995                          $ 12,574                      $  13,796
11/30/1995                          $ 12,901                      $  14,454
12/31/1995                          $ 13,120                      $  15,818
1/31/1996                           $ 13,907                      $  16,758
2/29/1996                           $ 13,142                      $  14,087
3/31/1996                           $ 13,234                      $  13,825
4/30/1996                           $ 13,539                      $  14,469
5/31/1996                           $ 13,309                      $  13,353
6/30/1996                           $ 13,601                      $  13,124
7/31/1996                           $ 13,452                      $  12,752
8/31/1996                           $ 13,344                      $  12,408
9/30/1996                           $ 13,771                      $  13,336
10/31/1996                          $ 15,740                      $  15,091
11/30/1996                          $ 17,456                      $  16,596
12/31/1996                          $ 17,002                      $  16,953
1/31/1997                           $ 17,750                      $  17,363
2/28/1997                           $ 17,360                      $  18,441
3/31/1997                           $ 17,238                      $  18,152
4/30/1997                           $ 16,738                      $  18,202
5/31/1997                           $ 15,349                      $  18,890
6/30/1997                           $ 15,978                      $  20,016
7/31/1997                           $ 18,503                      $  22,584
8/31/1997                           $ 17,818                      $  21,193
9/30/1997                           $ 18,210                      $  21,458
10/31/1997                          $ 18,575                      $  20,141
11/30/1997                          $ 19,039                      $  20,703
12/31/1997                          $ 19,591                      $  20,957
1/31/1998                           $ 18,905                      $  20,599
2/28/1998                           $ 18,149                      $  22,002
3/31/1998                           $ 17,859                      $  23,361
4/30/1998                           $ 16,448                      $  22,544
5/31/1998                           $ 16,974                      $  23,062
6/30/1998                           $ 16,159                      $  22,868
7/31/1998                           $ 16,014                      $  22,811
8/31/1998                           $ 18,817                      $  24,096
9/30/1998                           $ 21,695                      $  24,662
10/31/1998                          $ 20,871                      $  23,513
11/30/1998                          $ 19,306                      $  24,136
12/31/1998                          $ 21,024                      $  24,628
1/31/1999                           $ 20,015                      $  24,071
2/28/1999                           $ 20,195                      $  23,460
3/31/1999                           $ 19,670                      $  21,607
4/30/1999                           $ 19,985                      $  21,849
5/31/1999                           $ 21,164                      $  21,119
6/30/1999                           $ 22,455                      $  21,843
7/31/1999                           $ 21,938                      $  21,009
8/31/1999                           $ 21,258                      $  20,519
9/30/1999                           $ 19,770                      $  20,189
10/31/1999                          $ 18,169                      $  18,756
11/30/1998                          $ 17,587                      $  20,029
12/31/1999                          $ 17,095                      $  21,593
1/1/2000                            $ 17,095                      $  20,319



         PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Other trading advisors may be used, and have been used in the past, to manage assets of the Fund from time to time.




         Potential investors should note that the graphs shown above represent past performance results of the Trading Advisors and not that of the Fund. These past performance results are the composite performance of the accounts traded pursuant to the respective trading program of each Trading Advisor currently used for the Fund, not the results of any one account.

         THE FOLLOWING GRAPH SHOWS ACTUAL PERFORMANCE OF THE FUND VERSUS CERTAIN INDICES. ALL PERFORMANCE RETURNS ARE BASED UPON AN INITIAL $10,000 INVESTMENT IN JUNE 1987.



                           GROWTH IN VALUE OF $10,000

                         JUNE 1987 THROUGH JANUARY 2000

                 Actual performance of IDS Managed Futures, L.P.



                           GROWTH IN VALUE OF $10,000

                         IDS Managed          CPI                SP500              Lehman Bond
                         Futures
5/31/1987                 $    10,000         $        10,000    $    10,000        $    10,000
6/30/1987                 $     9,992         $        10,035    $    10,505        $    10,138
7/31/1987                 $    10,075         $        10,061    $    11,037        $    10,130
8/31/1987                 $    10,084         $        10,114    $    11,449        $    10,075
9/30/1987                 $     9,847         $        10,167    $    11,198        $     9,861
10/31/1987                $    11,354         $        10,193    $     8,786        $    10,212
11/30/1987                $    12,322         $        10,203    $     8,062        $    10,293
12/31/1987                $    12,853         $        10,203    $     8,675        $    10,433
1/31/1988                 $    12,293         $        10,229    $     9,040        $    10,801
2/29/1988                 $    12,450         $        10,256    $     9,459        $    10,929
3/31/1988                 $    11,463         $        10,300    $     9,168        $    10,826
4/30/1988                 $    11,087         $        10,352    $     9,269        $    10,768
5/31/1988                 $    11,049         $        10,388    $     9,348        $    10,696
6/30/1988                 $    12,332         $        10,432    $     9,777        $    10,954
7/31/1988                 $    11,172         $        10,476    $     9,739        $    10,897
8/31/1988                 $    10,975         $        10,520    $     9,409        $    10,925
9/30/1988                 $    11,375         $        10,591    $     9,810        $    11,172
10/31/1988                $    11,398         $        10,625    $    10,083        $    11,382
11/30/1988                $    11,385         $        10,634    $     9,939        $    11,244
12/31/1988                $    10,930         $        10,652    $    10,112        $    11,256
1/31/1989                 $    11,296         $        10,705    $    10,850        $    11,419
2/28/1989                 $    10,725         $        10,749    $    10,581        $    11,336
3/31/1989                 $    11,044         $        10,812    $    10,827        $    11,385
4/30/1989                 $    10,621         $        10,882    $    11,389        $    11,623
5/31/1989                 $    12,666         $        10,944    $    11,848        $    11,929
6/30/1989                 $    12,007         $        10,970    $    11,781        $    12,291
7/31/1989                 $    12,728         $        10,996    $    12,844        $    12,553
8/31/1989                 $    11,752         $        11,014    $    13,094        $    12,367
9/30/1989                 $    10,982         $        11,049    $    13,041        $    12,430
10/31/1989                $    10,326         $        11,102    $    12,738        $    12,736
11/30/1989                $    11,624         $        11,129    $    12,997        $    12,857
12/31/1989                $    11,543         $        11,147    $    13,309        $    12,892
1/31/1990                 $    14,410         $        11,262    $    12,416        $    12,739
2/28/1990                 $    16,232         $        11,315    $    12,577        $    12,779
3/31/1990                 $    16,818         $        11,377    $    12,910        $    12,788
4/30/1990                 $    17,791         $        11,395    $    12,588        $    12,671
5/31/1990                 $    14,801         $        11,421    $    13,813        $    13,046
6/30/1990                 $    15,199         $        11,483    $    13,720        $    13,254
7/31/1990                 $    16,559         $        11,526    $    13,676        $    13,437
8/31/1990                 $    18,198         $        11,633    $    12,441        $    13,257
9/30/1990                 $    19,225         $        11,730    $    11,837        $    13,367
10/31/1990                $    18,760         $        11,801    $    11,787        $    13,537
11/30/1990                $    18,852         $        11,827    $    12,547        $    13,828
12/31/1990                $    18,544         $        11,827    $    12,896        $    14,044
1/31/1991                 $    18,257         $        11,898    $    13,457        $    14,218
2/28/1991                 $    18,578         $        11,915    $    14,418        $    14,339
3/31/1991                 $    18,688         $        11,933    $    14,767        $    14,438
4/30/1991                 $    18,342         $        11,951    $    14,801        $    14,594
5/31/1991                 $    17,970         $        11,987    $    15,438        $    14,678
6/30/1991                 $    18,617         $        12,023    $    14,731        $    14,671
7/31/1991                 $    16,519         $        12,041    $    15,417        $    14,875
8/31/1991                 $    17,199         $        12,076    $    15,781        $    15,196
9/30/1991                 $    19,499         $        12,129    $    15,517        $    15,505
10/31/1991                $    18,730         $        12,147    $    15,725        $    15,677
11/30/1991                $    19,388         $        12,182    $    15,094        $    15,821
12/31/1991                $    23,403         $        12,191    $    16,817        $    16,291
1/31/1992                 $    20,138         $        12,208    $    16,504        $    16,069
2/29/1992                 $    18,239         $        12,252    $    16,717        $    16,174
3/31/1992                 $    18,365         $        12,315    $    16,393        $    16,083
4/30/1992                 $    17,208         $        12,332    $    16,873        $    16,199
5/31/1992                 $    16,909         $        12,349    $    16,956        $    16,505
6/30/1992                 $    19,543         $        12,393    $    16,704        $    16,733
7/31/1992                 $    23,078         $        12,419    $    17,386        $    17,074
8/31/1992                 $    24,906         $        12,454    $    17,030        $    17,247
9/30/1992                 $    24,087         $        12,489    $    17,231        $    17,452
10/31/1992                $    23,220         $        12,533    $    17,290        $    17,220
11/30/1992                $    22,748         $        12,550    $    17,877        $    17,223
12/31/1992                $    22,603         $        12,542    $    18,096        $    17,497
1/31/1993                 $    22,872         $        12,603    $    18,247        $    17,833
2/28/1993                 $    25,342         $        12,647    $    18,496        $    18,145
3/31/1993                 $    25,134         $        12,691    $    18,886        $    18,221
4/30/1993                 $    26,778         $        12,727    $    18,430        $    18,349
5/31/1993                 $    27,137         $        12,745    $    18,921        $    18,373
6/30/1993                 $    27,527         $        12,763    $    18,976        $    18,705
7/31/1993                 $    29,826         $        12,763    $    18,900        $    18,812
8/31/1993                 $    30,747         $        12,798    $    19,616        $    19,141
9/30/1993                 $    30,658         $        12,825    $    19,461        $    19,193
10/31/1993                $    30,646         $        12,878    $    19,863        $    19,264
11/30/1993                $    30,637         $        12,887    $    19,675        $    19,100
12/31/1993                $    31,259         $        12,887    $    19,913        $    19,203
1/31/1994                 $    29,858         $        12,922    $    20,589        $    19,462
2/28/1994                 $    28,876         $        12,966    $    20,031        $    19,124
3/31/1994                 $    30,539         $        13,010    $    19,158        $    18,651
4/30/1994                 $    30,335         $        13,028    $    19,404        $    18,502
5/31/1994                 $    31,542         $        13,037    $    19,722        $    18,500
6/30/1994                 $    32,400         $        13,081    $    19,239        $    18,460
7/31/1994                 $    31,470         $        13,117    $    19,870        $    18,827
8/31/1994                 $    30,793         $        13,169    $    20,683        $    18,850
9/30/1994                 $    30,655         $        13,205    $    20,178        $    18,573
10/31/1994                $    30,664         $        13,214    $    20,630        $    18,556
11/30/1994                $    29,588         $        13,231    $    19,880        $    18,515
12/31/1994                $    29,091         $        13,231    $    20,174        $    18,643
1/31/1995                 $    28,203         $        13,284    $    20,697        $    19,012
2/28/1995                 $    30,575         $        13,337    $    21,503        $    19,464
3/31/1995                 $    32,991         $        13,381    $    22,136        $    19,583
4/30/1995                 $    34,545         $        13,425    $    22,787        $    19,857
5/31/1995                 $    35,187         $        13,452    $    23,696        $    20,626
6/30/1995                 $    34,188         $        13,479    $    24,246        $    20,776
7/31/1995                 $    34,280         $        13,479    $    25,050        $    20,731
8/31/1995                 $    34,263         $        13,514    $    25,113        $    20,981
9/30/1995                 $    33,872         $        13,541    $    26,172        $    21,185
10/31/1995                $    33,784         $        13,586    $    26,078        $    21,460
11/30/1995                $    34,605         $        13,576    $    27,222        $    21,782
12/31/1995                $    35,789         $        13,567    $    27,747        $    22,087
1/31/1996                 $    37,245         $        13,647    $    28,690        $    22,233
2/29/1996                 $    35,949         $        13,691    $    28,956        $    21,846
3/31/1996                 $    35,892         $        13,762    $    29,235        $    21,693
4/30/1996                 $    37,148         $        13,815    $    29,666        $    21,572
5/31/1996                 $    36,242         $        13,842    $    30,430        $    21,529
6/30/1996                 $    36,426         $        13,850    $    30,546        $    21,817
7/31/1996                 $    36,029         $        13,876    $    29,197        $    21,876
8/31/1996                 $    36,199         $        13,903    $    29,814        $    21,839
9/30/1996                 $    37,408         $        13,947    $    31,490        $    22,219
10/31/1996                $    40,872         $        13,992    $    32,358        $    22,712
11/30/1996                $    43,614         $        14,018    $    34,802        $    23,100
12/31/1996                $    42,969         $        14,018    $    34,113        $    22,886
1/31/1997                 $    44,550         $        14,063    $    36,243        $    22,957
2/28/1997                 $    44,586         $        14,107    $    36,527        $    23,014
3/31/1997                 $    44,505         $        14,142    $    35,029        $    22,759
4/30/1997                 $    43,615         $        14,159    $    37,119        $    23,100
5/31/1997                 $    41,212         $        14,151    $    39,377        $    23,319
6/30/1997                 $    42,341         $        14,168    $    41,140        $    23,597
7/31/1997                 $    47,020         $        14,185    $    44,413        $    24,234
8/31/1997                 $    44,961         $        14,211    $    41,926        $    24,028
9/30/1997                 $    45,738         $        14,247    $    44,221        $    24,384
10/31/1997                $    45,203         $        14,283    $    42,746        $    24,737
11/30/1997                $    45,958         $        14,274    $    44,723        $    24,851
12/31/1997                $    46,698         $        14,257    $    45,491        $    25,102
1/31/1998                 $    45,353         $        14,284    $    45,993        $    25,423
2/28/1998                 $    45,190         $        14,311    $    49,309        $    25,403
3/31/1998                 $    45,615         $        14,338    $    51,832        $    25,489
4/30/1998                 $    42,777         $        14,364    $    52,353        $    25,622
5/31/1998                 $    43,843         $        14,390    $    51,454        $    25,865
6/30/1998                 $    42,291         $        14,407    $    53,542        $    26,085
7/31/1998                 $    41,880         $        14,425    $    52,974        $    26,140
8/31/1998                 $    47,207         $        14,442    $    45,324        $    26,566
9/30/1998                 $    51,787         $        14,459    $    48,228        $    27,188
10/31/1998                $    50,254         $        14,494    $    52,148        $    27,043
11/30/1998                $    47,620         $        14,494    $    55,307        $    27,198
12/31/1998                $    50,697         $        14,485    $    58,492        $    27,279
1/31/1999                 $    48,567         $        14,520    $    60,937        $    27,473
2/28/1999                 $    48,252         $        14,520    $    59,044        $    26,992
3/31/1999                 $    46,027         $        14,476    $    61,405        $    27,141
4/30/1999                 $    46,681         $        14,371    $    63,782        $    27,227
5/31/1999                 $    47,881         $        14,371    $    62,276        $    26,988
6/30/1999                 $    50,313         $        14,371    $    65,739        $    26,901
7/31/1999                 $    48,829         $        14,328    $    63,687        $    26,788
8/31/1999                 $    47,325         $        14,293    $    63,371        $    26,775
9/30/1999                 $    44,712         $        14,225    $    61,634        $    27,086
10/31/1999                $    41,323         $        14,199    $    65,535        $    27,186
11/30/1998                $    41,162         $        14,190    $    66,867        $    27,183
12/31/1999                $    41,446         $        14,173    $    70,805        $    27,053
1/1/2000                  $    39,279         $        14,173    $    67,251        $    26,963



    Sources:



    S&P 500:
    Standard & Poor's Corp./S&P 500 Total Return Index (includes reinvestment of dividends). The S&P 500 is a market capitalization weighted price index composed of 500 widely held common stocks listed on the New York Stock Exchange, American Stock Exchange and Over-The-Counter market. This index is unmanaged and reflects the inherent volatility and liquidity of the equity markets.



    Bond Index:
    Lehman Aggregate Bond Index. This index is unmanaged, consists of representative government and corporate bonds as well as asset-backed and mortgage-backed securities and reflects the liquidity of the bond markets. Bond investments are fixed income investments and have been generally less volatile than equities or commodities but are sensitive to interest-rate movement.



    Consumer Price Index. U.S. Department of Labor, Bureau of Statistics/CPI Index.



    IDS Managed Futures, L.P., historical performance of IDS Managed Futures, L.P., a managed fund. Actual performance has reflected the more speculative and volatile nature of trading in commodity interests. Investors may liquidate their Units on a monthly basis after six months.

INVESTMENT DIVERSIFICATION



         Unlike a traditional diversified portfolio of stocks, bonds and real estate, the profit potential of the Fund does not depend upon favorable general economic conditions. As demonstrated by the graph below, the Fund is as likely to be profitable (or unprofitable) during periods of declining stock markets as at any other time. In addition to the expected non-correlation in its performance with the performance of the general equity and debt markets, the Fund's flexibility to take either long or short positions, as opposed to traditional portfolios which are typically heavily weighted towards the former, can be an important advantage in times of economic uncertainty.



         An investor who is not prepared to spend substantial time trading in the futures and forward markets may nevertheless participate in the commodities and financial markets through investing in the Fund, thereby obtaining diversification from traditional investments such as a diversified portfolio of stocks, bonds and real estate. By allocating a portion of the risk segment of a traditional diversified portfolio to the Fund, an investor has the potential, if the Fund is successful, to enhance the prospects for superior performance of the overall portfolio as well as to reduce the volatility of the portfolio over time and the dependence of such portfolio on any single country's economy.

                     PORTFOLIO DIVERSIFICATION ILLUSTRATION



                     (QUARTERLY PERCENTAGE CHANGE IN VALUE)



                         JUNE 1987 THROUGH DECEMBER 1999



         This graph demonstrates the low correlation of the Fund's past performance with the Standard & Poor's 500 Index


                     PORTFOLIO DIVERSIFICATION ILLUSTRATION

                     IDS Managed
                       Futures             SP500
9/30/1987              -1.45%              6.59%
12/31/1987             30.53%             -22.51%
3/31/1988              -10.82%             5.70%
6/30/1988               7.58%              6.58%
9/30/1988              -7.76%              0.32%
12/31/1988             -3.91%              3.06%
3/31/1989               1.04%              7.11%
6/30/1989               8.72%              8.76%
9/30/1989              -8.54%             10.69%
12/31/1989              5.11%              2.05%
3/31/1990              45.70%             -2.97%
6/30/1990              -9.63%              6.22%
9/30/1990              26.49%             -13.72%
12/31/1990             -3.54%              8.94%
3/31/1991               0.77%             14.60%
6/30/1991              -0.38%             -0.29%
9/30/1991               4.74%              5.32%
12/31/1991             20.02%              8.37%
3/31/1992              -21.53%            -2.50%
6/30/1992               6.41%              1.85%
9/30/1992              23.25%              3.13%
12/31/1992             -6.16%              5.06%
3/31/1993              11.20%              4.40%
6/30/1993               9.52%              0.45%
9/30/1993              11.37%              2.57%
12/31/1993              1.96%              2.33%
3/31/1994              -2.30%             -3.78%
6/30/1994               6.09%              0.38%
9/30/1994              -5.39%              4.87%
12/31/1994             -5.10%             -0.03%
3/31/1995              13.41%              9.72%
6/30/1995               3.63%              9.53%
9/30/1995              -0.92%              7.94%
12/31/1995              5.66%              6.01%
3/31/1996               0.29%              5.36%
6/30/1996               1.49%              4.48%
9/30/1996               2.69%              3.09%
12/31/1996             14.87%              8.34%
3/31/1997               3.58%              2.68%
6/30/1997              -4.86%             17.47%
9/30/1997               8.02%              7.48%
12/31/1997              2.10%              2.87%
3/31/1998              -2.32%             13.94%
6/30/1998              -7.29%              3.32%
9/30/1998              22.45%             -9.92%
12/31/1998             -2.10%             21.29%
3/31/1999              -9.21%              4.98%
6/30/1999               9.31%              7.06%
9/30/1999              -11.13%            -6.25%
12/31/1999             -7.31%             14.88%

FUTURES MARKETS AND TRADING METHODS

THE FUTURES AND FORWARD MARKETS

FUTURES AND FORWARD CONTRACTS

         Futures contracts in the United States can only be traded on approved exchanges and call for the future delivery of various commodities. These contractual obligations may be satisfied either by taking or making physical delivery or by making an offsetting sale or purchase of a futures contract on the same exchange.

         Forward currency contracts are traded off-exchange through banks or dealers. In such instances, the bank or dealer generally acts as principal in the transaction and charges "bid-ask" spreads.

         Futures and forward trading is a "zero-sum," risk transfer economic activity. For every gain there is an equal and offsetting loss.

EXCHANGE OF FUTURES FOR PHYSICALS ("EFP") TRANSACTIONS

         Although futures contracts are normally entered into through competitive bidding and offering on an exchange floor (or its electronic equivalent), most U.S. exchanges allow futures contracts also to be established in a transaction known as an exchange of futures for physicals ("EFP"). In an EFP transaction where two parties engage in a cash sale of a commodity underlying a futures contract, those same two parties are permitted to establish futures positions of an equivalent quantity opposite to their cash transaction. For example, a seller of a cash commodity would be permitted to establish a long futures position of an equivalent quantity and the buyer of the cash commodity would be permitted to establish a short futures position of the equivalent commodity. In some futures markets, the cash transaction upon which the EFP is based can be the reversal of a previously entered into but unsettled cash transaction. In those markets, because the cash transaction is essentially "transitory," EFPs can serve as a means for parties to enter into futures contracts at negotiated prices and at other than during normal trading hours.

HEDGERS AND SPECULATORS


         The two broad classifications of persons who trade futures are "hedgers" and "speculators." Hedging is designed to minimize the losses that may occur because of price changes, for example, between the time a merchandiser contracts to sell a commodity and the time of delivery. The futures and forward markets enable the hedger to shift the risk of price changes to the speculator. The speculator risks capital with the hope of making profits from such changes. Speculators, such as the Fund, rarely take delivery of the physical commodity but rather close out their futures positions through offsetting futures contracts.


EXCHANGES; POSITION AND DAILY LIMITS; MARGINS

         Each of the commodity exchanges in the United States has an associated "clearinghouse." Once trades made between members of an exchange have been cleared, each clearing broker looks only to the clearinghouse for all payments in respect of such broker's open positions. The clearinghouse "guarantee" of performance on open positions does not run to customers. If a member firm goes bankrupt, customers could lose money.

         The Trading Advisors trade for the Fund on a number of foreign commodity exchanges. Foreign commodity exchanges differ in certain respects from their United States counterparts and are not regulated by any United States agency.

         The CFTC and the United States exchanges have established "speculative position limits" on the maximum positions that the Trading Advisors may hold or control in futures contracts on certain commodities.


         Most United States exchanges limit the maximum change in futures prices during any single trading day. Once the "daily limit" has been reached, it becomes very difficult to execute trades. Because these limits apply on a day-to-day basis, they do not limit ultimate losses, but may reduce or eliminate liquidity.


         When a position is established, "initial margin" is deposited. On most exchanges, at the close of each trading day "variation margin," representing the unrealized gain or loss on the open positions, is either credited to or debited from a trader's account.

If "variation margin" payments cause a trader's "initial margin" to fall below "maintenance margin" levels, a "margin call" is made, requiring the trader to deposit additional margin or have his position closed out.

TRADING METHODS

         Managed futures strategies are generally classified as either (i) systematic or discretionary; and (ii) technical or fundamental.

SYSTEMATIC AND DISCRETIONARY TRADING APPROACHES

         A systematic trader relies on trading programs or models to generate trading signals. Discretionary traders make trading decisions on the basis of their own judgment.

         Each approach involves inherent risks. For example, systematic traders may incur substantial losses when fundamental or unexpected forces dominate the markets, while discretionary traders may overlook price trends which would have been signaled by a system.

TECHNICAL AND FUNDAMENTAL ANALYSIS

         Technical analysis operates on the theory that market prices, momentum and patterns at any given point in time reflect all known factors affecting the supply and demand for a particular commodity. Consequently, technical analysis focuses on market data as the most effective means of attempting to predict future prices.

         Fundamental analysis, in contrast, focuses on the study of factors external to the markets, for example: weather, the economy of a particular country, government policies, domestic and foreign political and economic events, and changing trade prospects. Fundamental analysis assumes that markets are imperfect and that market mispricings can be identified.

TREND-FOLLOWING

         Trend-following advisors try to take advantage of major price movements, in contrast with traders who focus on making many small profits on short-term trades or through relative value positions. Trend-following traders assume that most of their trades will be unprofitable. They look for a few large profits from big trends. During periods with no major price movements, a trend-following trading advisor is likely to have big losses.

RISK CONTROL TECHNIQUES

         Trading advisors often adopt risk management principles. Such principles typically restrict the size of positions taken as well as establishing stop-loss points at which losing positions must be liquidated. However, no risk control technique can assure that big losses will be avoided.

         THE TRADING ADVISORS' PROGRAMS ARE SYSTEMATIC, TECHNICAL AND TREND-FOLLOWING.

"BLUE SKY" GLOSSARY

         THE FOLLOWING DEFINITIONS ARE INCLUDED IN THIS PART TWO IN COMPLIANCE WITH THE REQUIREMENTS OF VARIOUS STATE SECURITIES ADMINISTRATORS WHO REVIEW PUBLIC FUTURES FUND OFFERINGS FOR COMPLIANCE WITH THE "GUIDELINES FOR THE REGISTRATION OF COMMODITY POOL PROGRAMS" STATEMENT OF POLICY PROMULGATED BY THE NORTH AMERICAN SECURITIES ADMINISTRATORS ASSOCIATION, INC. THE FOLLOWING DEFINITIONS ARE REPRINTED VERBATIM FROM SUCH GUIDELINES AND MAY, ACCORDINGLY, NOT IN ALL CASES BE RELEVANT TO AN INVESTMENT IN THE FUND.

         DEFINITIONS -- As used in the Guidelines, the following terms have the following meanings:

         ADMINISTRATOR -- The official or agency administering the security laws of a state.

         ADVISOR -- Any Person who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of commodity contracts or commodity options.

         AFFILIATE -- An Affiliate of a Person means: (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person; (c) any Person, directly or indirectly, controlling, controlled by, or under common control of such Person; (d) any officer, director or partner of such Person; or (e) if such Person is an officer, director or partner, any Person for which such Person acts in any such capacity.

         CAPITAL CONTRIBUTIONS -- The total investment in a Program by a Participant or by all Participants, as the case may be.

         COMMODITY BROKER -- Any Person who engages in the business of effecting transactions in commodity contracts for the account of others or for his or her own account.

         COMMODITY CONTRACT -- A contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

         CROSS REFERENCE SHEET -- A compilation of the Guideline sections, referenced to the page of the prospectus, Program agreement, or other exhibits, and justification of any deviation from the Guidelines.

         NET ASSETS -- The total assets, less total liabilities, of the Program determined on the basis of generally accepted accounting principles. Net Assets shall include any unrealized profits or losses on open positions, and any fee or expense including Net Asset fees accruing to the Program.

         NET ASSET VALUE PER PROGRAM INTEREST -- The Net Assets of the Fund divided by the number of Units outstanding.

         NET WORTH -- The excess of total assets over total liabilities as determined by generally accepted accounting principles. Net Worth shall be determined exclusive of home, home furnishings and automobiles.

         NEW TRADING PROFITS -- The excess, if any, of Net Assets at the end of the period over Net Assets at the end of the highest previous period or Net Assets at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new Capital Contributions, redemptions, or capital distributions, if any, made during the period decreased by interest or other income, not directly related to trading activity, earned on Program assets during the period, whether the assets are held separately or in a margin account.

         ORGANIZATIONAL AND OFFERING EXPENSES -- All expenses incurred by the Program in connection with and in preparing a Program for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter's attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of its Program Interests under federal and state law, including taxes and fees, and accountants' and attorneys' fees.

         PARTICIPANT -- The holder of a Program Interest.

         PERSON -- Any natural Person, partnership, corporation, association or other legal entity.

         PIT BROKERAGE FEE -- Pit Brokerage Fee shall include floor brokerage, clearing fees, National Futures Association fees, and exchange fees.

         PROGRAM -- A limited partnership, joint venture, corporation, trust or other entity formed and operated for the purpose of investing in Commodity Contracts.

         PROGRAM BROKER -- A Commodity Broker that effects trades in Commodity Contracts for the account of a Program.

         PROGRAM INTEREST -- A limited partnership interest or other security representing ownership in a Program.

         PYRAMIDING -- A method of using all or a part of an unrealized profit in a Commodity Contract position to provide margin for any additional Commodity Contracts of the same or related commodities.

         SPONSOR -- Any Person directly or indirectly instrumental in organizing a Program or any Person who will manage or participate in the management of a Program, including a Commodity Broker who pays any portion of the Organizational Expenses of the Program, and the general partner(s) and any other Person who regularly performs or selects the Persons who perform services for the Program. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of the units. The term "Sponsor" shall be deemed to include its Affiliates.

         VALUATION DATE -- The date as of which the Net Assets of the Program are determined.

         VALUATION PERIOD -- A regular period of time between Valuation Dates.

                                                                       EXHIBIT A

                            IDS MANAGED FUTURES, L.P.

                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT

                         DATED AS OF SEPTEMBER 30, 1994

                            IDS MANAGED FUTURES, L.P.

                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

                            STRUCTURE OF PARTNERSHIP

 1.      Formation and Name..................................................................................  A-1
 2.      Principal Offices...................................................................................  A-1
 3.      Business............................................................................................  A-1
 4.      Term, Dissolution and Fiscal Year...................................................................  A-1
         (a)  Term...........................................................................................  A-1
         (b)  Dissolution....................................................................................  A-1
         (c)  Fiscal Year....................................................................................  A-1
         (d)  Certain Definitions............................................................................  A-1
 5.       Management of the Partnership......................................................................  A-3

                   CAPITAL STRUCTURE AND PARTNERSHIP FINANCES

 6.      Net Worth of General Partners ......................................................................  A-4
 7.      Capital Contributions and Partnership Units.........................................................  A-5
 8.      Maintenance of Capital Accounts; Allocation of Profits and Losses.....................................A-5
         (a)  Capital Accounts...............................................................................  A-5
         (b)  Monthly Allocations............................................................................  A-5
         (c)  Allocation of Profit and Loss for Federal Income Tax Purposes..................................  A-5
         (d)  Deficit Balances...............................................................................  A-6
         (e)  Redemptions and Distributions..................................................................  A-7
         (f)  Judgment of General Partners...................................................................  A-7
 9.      Expenses and Limitation Thereof.....................................................................  A-7
10.      Limited Liability of Limited Partners ..............................................................  A-8
11.      Return of Limited Partner's Capital Contribution....................................................  A-8

                      CONDUCT OF THE PARTNERSHIP'S BUSINESS

12.      Trading Policies..................................................................................    A-8
13.      Reports and Statements............................................................................    A-9
14.      Partnership Records...............................................................................   A-10

                      ADMISSION AND WITHDRAWAL OF PARTNERS

15.      Transfer of Units.................................................................................   A-10
16.      Redemption of Units...............................................................................   A-10
17.      Offering of Units of Limited Partnership Interest.................................................   A-12
18.      Admission of Additional Partners..................................................................   A-12
19.      Power of Attorney.................................................................................   A-13
20.      Withdrawal of a Partner...........................................................................   A-13

                                 INDEMNIFICATION

21.      Indemnification...................................................................................   A-14


                                      A-i

                          GOVERNANCE OF THE PARTNERSHIP

                                                                                                              Page
                                                                                                              ----

22.      Amendments and Meetings...........................................................................   A-14
         (a)  Amendments Proposed by the General Partners..................................................   A-14
         (b)  Meetings; Amendments Proposed by the Limited Partners........................................   A-15
         (c)  Proxy Rules..................................................................................   A-15
23.      Governing Laws....................................................................................   A-15
24.      Miscellaneous.....................................................................................   A-15
         (a)   Notices.....................................................................................   A-15
         (b)  Binding Effect...............................................................................   A-16
         (c)  Headings.....................................................................................   A-16
         (d)  Counterparts.................................................................................   A-16

         Testimonium
         Signatures

                            IDS MANAGED FUTURES, L.P.

                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT

         CIS INVESTMENTS, INC. and IDS FUTURES CORPORATION (hereinafter referred to collectively as the "General Partners" and individually referred to as a "General Partner") in their capacities as general partners and as attorneys-in-fact for those who hereafter execute this agreement, as amended or by separate instrument, and for the limited partners of IDS MANAGED FUTURES, L.P. (the "Partnership") hereby agree to and adopt this Amended and Restated Limited Partnership Agreement (the "Agreement") as of this day, September 30, 1994, and hereby amend and revise that certain Limited Partnership Agreement of the Partnership dated June 16, 1987 and amended on January 28, 1992, March 29, 1993, January 25, 1994, and September 30, 1994.

         STRUCTURE OF THE PARTNERSHIP

         1.       FORMATION AND NAME.

         The parties hereto do hereby form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended and in effect on June 16, 1987 (the "Act"). The name of the limited partnership is IDS Managed Futures, L.P. (the "Partnership"). The General Partners shall execute and file a Certificate of Limited Partnership in accordance with the provisions of the Act and execute, file, record and publish as appropriate such amendments, assumed name certificates and other documents as are or become necessary or advisable as determined by the General Partners. Each Limited Partner hereby undertakes to furnish to the General Partners a power of attorney which may be filed with the Certificate of Limited Partnership and any amendments thereto and such additional information as is required from him to complete such documents and to execute and cooperate in the filing, recording or publishing of such documents at the request of the General Partners.

         2.       PRINCIPAL OFFICES.

         The principal offices of the Partnership shall be at the offices of CIS Investments, Inc. or such other places as the General Partners may designate from time to time.

         3.       BUSINESS.

         The Partnership business and purpose is to trade, buy, sell, spread or otherwise acquire, hold or dispose of commodity interests including futures contracts, forward contracts, physical commodities, and related options thereon. The objective of the Partnership business is appreciation of its assets through speculative trading in such commodity interests.

         4.       TERM, DISSOLUTION AND FISCAL YEAR.

         (a) TERM. The term of the Partnership shall commence on the day on which the Certificate of Limited Partnership is filed in the Office of the Secretary of State of Delaware pursuant to the provisions of the Act and shall end upon the first to occur of the following: (1) December 31, 2006; (2) receipt by the General Partners of a notice to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the outstanding Units of Limited Partnership Interest ("Units"), including Units held by representatives and employees of the Partnership's Selling Agent and of its corporate affiliates, but not including any Units held by the General Partners or their corporate affiliates, which notice is sent by registered mail to the General Partners not less than ninety days prior to the effective date of such dissolution; (3) withdrawal, removal, insolvency, bankruptcy, legal disability or dissolution of the General Partners unless the Partnership is continued pursuant to paragraph 22 below; (4) the insolvency or bankruptcy of the Partnership; (5) a decrease in the Net Asset Value of the Partnership to less than $500,000 as of the close of business on any trading day; or (6) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued or requiring termination of the Partnership.

         (b) DISSOLUTION. Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors and distribution of the Partnership assets shall be effected as soon as practicable in accordance with the Act, and the General Partners and Limited Partners (and any assignees) shall share in the assets of the Partnership, if any, PRO RATA in accordance with their respective capital accounts, less any amount owing by such Partners (or assignees) to the Partnership.

         (c) FISCAL YEAR. The fiscal year of the Partnership shall begin on January 1 of each year and end on December 31; PROVIDED, HOWEVER, that the first fiscal year of the Partnership shall commence on the date its Certificate of Limited Partnership is filed.

         (d)      CERTAIN DEFINITIONS.

         "ADVISOR" means any person who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of Commodity Contracts or commodity options.

         "COMMODITY CONTRACT" means a contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

         "NET ASSET VALUE" of the Partnership means the total assets less total liabilities, including any liability for organization and offering expenses of the Partnership, to be determined on the basis of generally accepted accounting principles, consistently applied, unless otherwise specified below. As of the close of business on February 28, 1995, regardless of whether Units are then being offered, each Unit shall be divided into three Units, each of which shall have Net Asset Value per Unit equal to one-third the Net Asset Value per Unit on that date prior to such division. The resulting Net Asset Value per Unit will constitute the Net Asset Value per Unit thereafter.

         "NET ASSET VALUE PER UNIT" means the Net Asset Value divided by the number of Units outstanding on the date of calculation. For purposes of these calculations:

         (a) Net Asset Value shall include any unrealized profit or loss on securities and open commodity positions and any other credit or debit accruing to the Partnership but unpaid or not received by the Partnership.

         (b) All securities and open commodity positions shall be valued at their then market value which means, with respect to open commodity positions, the settlement price as determined by the exchange on which the transaction is effected or the most recent appropriate quotation as supplied by the clearing broker or banks through which the transaction is effected. If there are no trades on the date of the calculation due to the operation of the daily price fluctuation limits or due to a closing of the exchange on which the transaction is executed, the contract will be valued at fair market value as determined by the General Partners. Interest, if any, shall accrue monthly.

         (c) Brokerage commissions on open commodity positions shall be accrued in full upon the initiation of such open positions as a liability of the Partnership. Management fees shall be paid monthly and deducted prior to the calculation of the quarterly incentive fee.

         "NET WORTH" means the excess of total assets over total liabilities as determined by generally accepted accounting principles. Net Worth shall be determined exclusive of home, home furnishings and automobiles.

         "TRADING PROFITS" means Trading Profits (for purposes of calculating each Advisor's incentive fees only) is defined as the excess (if any) of (A) the Net Asset Value of the Partnership's assets under management of an Advisor as of the last day of any calendar quarter (before deduction of incentive fees payable for such quarter) over (B) the highest Net Asset Value of the Partnership's assets under the management of such Advisor as of the last day of the most recent calendar quarter for which an incentive fee was due and owing. In computing Trading Profits, the difference between (A) and (B) above shall be (i) decreased by all interest realized on the Advisor's allocable share of Partnership assets subject to such Advisor's management between the dates referred to in (A) and (B), and (ii) increased by the Advisor's allocable share of any distributions or redemptions paid or payable by the Partnership as of, or subsequent to, the date in (B) through the date in (A), and (iii) adjusted (either increased or decreased, as the case may be) to reflect the Advisor's allocable share of any additional allocations or negative reallocations of Partnership assets from the date in (B) to the last day of the calendar quarter as of which the current incentive fee calculation is made. The incentive fee shall not be payable on interest earned on Partnership assets. For purposes of calculating Trading Profits attributable to the assets under the management of each Advisor only, the definition of Net Asset Value shall be modified, insofar as it takes into consideration the amount of incentive and management fees payable by and brokerage commissions accrued by the Partnership, to provide for the allocation of such incentive and management fees and brokerage commissions specifically to the assets under the management of the Advisor which is entitled to such fees or whose trading decisions generated those brokerage commissions.

         "ORGANIZATIONAL AND OFFERING EXPENSES" means all expenses incurred by the Partnership in connection with and in preparing for registration and subsequently offering and distributing units to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter's attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of its limited partnership interests under federal and state law, including taxes and fees, accountants' and attorneys' fees.

         "PIT BROKERAGE FEE" means the floor brokerage, clearing fees, National Futures Association fees, and exchange fees.

         "SPONSOR" means any person directly or indirectly instrumental in organizing the Partnership or any person who will manage or participate in the management of the Partnership, including a person who pays any portion of the organizational expenses of the Partnership, and the general partner(s) and any other person who regularly performs or selects the persons who perform services for the Partnership. "Sponsor" does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of the units. The term "Sponsor" shall be deemed to include its affiliates.

         "VALUATION DATE" means the date as of which the Net Asset Value of the Partnership is determined.

         "VALUATION PERIOD" means a regular period time between valuation dates.

         5.       MANAGEMENT OF THE PARTNERSHIP.

         Subject to the limitations of this Agreement, the General Partners shall have exclusive management and complete control of the management of all aspects of the Partnership's business for the purposes herein stated. The General Partners shall make all decisions affecting Partnership affairs (except that the General Partners shall not select the purchases and sales of any commodity interests for the Partnership, but shall employ non-affiliated commodity trading advisors to provide such services), and shall have the exclusive right to act for the Partnership including, inter alia, the power to enter into contracts with third parties for trading advisory services and brokerage services, which brokerage services may be performed by entities affiliated with the General Partners at rates that may exceed the lowest rates which might otherwise be available to the Partnership, with respect to the following matters:

         (a) Retaining or replacing any commodity trading advisor to the Partnership;

         (b) Retaining any futures commission merchant or introducing broker to act as the Partnership's broker, or materially revising the terms or conditions upon which any futures commission merchant, or introducing broker, shall be retained;

         (c) Appointing any person, including any person affiliated with the General Partners, to act as a selling agent, clearing broker, introducing broker, underwriter, or otherwise to act on behalf of the Partnership to sell or solicit the purchase of Units in the Partnership;

         (d) Determining to offer additional Units in the Partnership pursuant to its prospectus;

         (e)      Settling claims against the Partnership; and

         (f) Retaining attorneys and accountants to assist in the organization and operation of the Partnership.

         The General Partners shall exercise good faith in carrying out their duties and exercising their powers in regard to, or on behalf of, the Partnership, and shall devote sufficient efforts to the furtherance of the business of the Partnership as reasonably necessary and appropriate. The General Partners shall retain commodity trading advisors not affiliated with either General Partner and will delegate the management of the Partnership's commodity accounts to such advisors.

         No Limited Partner shall take part in the management of the business or transact any business for the Partnership, and no Limited Partner shall have power to sign for or bind the Partnership. No Limited Partner shall be entitled to any salary, draw or other compensation from the Partnership on account of his investment in the Partnership. The General Partners shall have sole discretion in determining what distributions of profits and income, if any, shall be made to the Partners. Any distributions shall become a liability of the Partnership for purposes of calculating Net Asset Value as of the dates of their declaration.

         The General Partners may engage and compensate on behalf of the Partnership from funds of the Partnership, such persons, firms or corporations, including (except as described in this Agreement) the General Partners and any affiliated person or entity, as the General Partners in their sole judgment shall deem advisable for the conduct and operation of the business of the Partnership.

         The General Partners are hereby authorized on behalf of the Partnership to enter into the advisory contract between the Partnership and John W. Henry & Company, Inc. and Sabre Fund Management Limited described in the Prospectus, pursuant to which such entities will have responsibility with respect to the determination of the Partnership's commodity trading decisions. In the event the General Partners shall, in their sole discretion, using their prudent business judgment, determine that any trading instructions issued by such entities or any other commodity trading advisor to the Partnership, violate established trading policies of the Partnership (as described in paragraph 12 below), then the General Partners may negate such trading instructions. The General Partners may, in their sole discretion, select additional commodity trading advisors to direct trading for the Partnership. The General Partners are further authorized, on behalf of the Partnership, (i) to enter into the brokerage agreement and related customer agreements with their affiliates, Cargill Investor Services, Inc. and American Express Financial Advisors Inc., described in the Prospectus, pursuant to which those firms will render brokerage services to the Partnership, (ii) to cause the Partnership to pay brokerage commissions at the rates provided for in the brokerage agreement, and National Futures Association, exchange, clearing, delivery, insurance, storage, service and other fees and charges incidental to the Partnership's trading and (iii) to receive an annual administrative fee equal, in the case of IDS Futures Corporation, to 1.125% of the Partnership's Net Asset Value on the first business day of each fiscal year and, in the case of CIS Investments, Inc., to 0.25% of the Partnership's Net Asset Value on the first business day of each fiscal year. The Partnership shall not pay brokerage commissions to Cargill Investor Services, Inc. and American Express Financial Advisors Inc. (exclusive of National Futures Association, exchange, clearing, delivery, insurance, storage, service and other fees and charges incidental to the Partnership's trading and outside the control of Cargill Investor Services, Inc. and American Express Financial Advisors Inc.) or annual administrative fees to the General Partners at rates higher than those established in the Partnership's initial Prospectus for a period of 60 months from the date the Partnership commences trading.

         The Partnership shall not enter into any contract with the General Partners, any of their affiliates, or any commodity trading advisor which has a term of more than one year and which does not provide that it may be canceled by the Partnership without penalty upon 60 days notice. No such contract between the Partnership and the General Partners or any of their affiliates shall be canceled by the General Partners or such affiliates without 60 days prior written notice to the Limited Partners. The Partnership shall make no loans. No person who shares or participates in commodity brokerage commissions may receive, directly or indirectly, any management or incentive fees for trading advice or trading management (PROVIDED, HOWEVER, that this prohibition shall not apply to the administrative fees payable to the General Partners); no broker of the Partnership may pay, directly or indirectly, rebates or give-ups to any commodity trading advisor of the Partnership or the General Partners.

         The General Partners may take such actions on behalf of the Partnership as they deem necessary or desirable to manage the business of the Partnership including, but not limited to, the following: opening bank accounts; determining the amounts and frequency of distributions to the Partners; calculating and paying, or authorizing the payment of, distributions to the Partners and expenses of the Partnership such as organization and offering expenses (including selling commissions), management, administrative and incentive fees, brokerage commissions, legal, auditing and accounting fees, printing fees, filing and recording fees, and extraordinary expenses (which expenses shall be billed directly to the Partnership); administering transfers and redemptions of Units; filing reports required by any federal or state agency; executing various documents on behalf of the Partnership and the Limited Partners pursuant to powers of attorney; supervising the liquidation of the Partnership if an event causing termination of the Partnership occurs; and investing or directing the investment of the Partnership's funds not involving the purchase or sale of commodity futures contracts or other commodity interests. The General Partners may keep the Partnership's assets on deposit with Cargill Investor Services, Inc. The Partnership will be credited by Cargill Investor Services, Inc., with interest earned on 100% of the Partnership's average monthly Net Asset Value at a rate equal to 90% of the average yield on 90-day U.S. Treasury bills issued during that month. Cargill Investor Services, Inc. may retain for its own account any incremental interest earned on the Partnership's assets in excess of the amounts so credited to the Partnership. The General Partners shall have fiduciary responsibility to the Partnership with respect to the safekeeping and use of all funds and assets of the Partnership, whether or not in their immediate possession or control, and they shall not employ or permit others to employ such funds and assets except as specifically provided herein in any manner other than for the exclusive benefit of the Partnership. The General Partners shall keep and retain, at the principal office of the Partnership, such books and records relating to the business of the Partnership as are required by state securities administrators and by the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder.

         The General Partners may engage in other business activities and, subject to this paragraph 5, shall not be required to refrain from any other activity nor forego any profits from any such activity, including any activity as a commodity broker, a commodity pool operator, or a commodity trading advisor of additional commodity pools organized to trade in commodity interests.

         The General Partners shall give notice to each Limited Partner within seven business days from the effective date of: (i) any material change in contracts with commodity trading advisors, including any change in advisors or any modification in connection with the method of calculating the incentive fee;
(ii) any other material change affecting the compensation of any party. Additionally, no decision shall be made by the General Partners to materially adversely change the brokerage commission to Net Asset Value ratio until notice is given to the Limited Partners and the Limited Partners are provided the opportunity to redeem their Units in the Partnership. The General Partners shall include with each such notification a description of the Limited Partners redemption rights and voting rights, and a description of any material effect such changes may have on the interests of the Limited Partners.

         In reviewing the Partnership's brokerage arrangements, the General Partners shall insure that the brokerage commissions represent the best price and services available, taking into consideration, in particular, when the commodity broker is an "affiliate" of a General Partner: (i) the size of the Partnership; (ii) the commodity interest trading activity; (iii) the services provided by the commodity broker, the General Partner or any affiliate thereof to the Partnership; (iv) the cost incurred by the commodity broker, the General Partner or any affiliate thereof in organizing and operating the Partnership and offering Units; and (v) the overall costs to the Partnership.

         No person dealing with the General Partners shall be required to determine their authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of their authority.

                              CAPITAL STRUCTURE AND
                              PARTNERSHIP FINANCES

         6.       NET WORTH OF GENERAL PARTNERS.

         The General Partners agree that at all times after the admission of Limited Partners to the Partnership pursuant to the public offering of the Partnership's Units of Limited Partnership Interest described in paragraph 17 hereof, so long as they remain General Partners of the Partnership, they will maintain together Net Worth (as defined below) at least equal to (i) the lesser of $250,000 or 15% of the aggregate capital contributions of any limited partnerships (including the Partnership, if applicable) for which they shall act as general partners and which are capitalized at less than $2,500,000, and (ii) 10% of the aggregate capital contributions of any limited partnerships (including the Partnership, if applicable) for which they shall act as general partners and which are capitalized at greater than $2,500,000. For the purposes of this paragraph 6, Net Worth shall be calculated in accordance with generally accepted accounting principles, consistently applied, with all current assets valued at then current fair market values, and may include promissory notes or stock subscriptions issued to the General Partners by their respective parent corporations and shall exclude any interest held by the General Partners in the Partnership or any other limited partnership.

          The requirements of the preceding paragraph may be modified in accordance with the voting procedures set forth in paragraph 22, PROVIDED the General Partners obtain an opinion of counsel for the Partnership that a proposed modification will not adversely affect the classification of the Partnership as a partnership for federal income tax purposes or result in a violation of the securities laws of any states in which Units of Limited Partnership Interest are sold.

          7.      CAPITAL CONTRIBUTIONS AND PARTNERSHIP UNITS.

          The General Partners shall purchase for their own account Units of General Partnership Interest amounting to the greater of (i) 3% of the aggregate capital contributions of the Partnership or $100,000, whichever is less, or (ii) 1% of the aggregate capital contributions of the Partnership. Capital contributions by the General Partners shall be credited to their capital accounts, when and as paid. The General Partners and their affiliates may purchase Units of Limited Partnership Interest and shall share in all Partnership income, gains, losses, deductions and credits to the extent of their interest in the Partnership. The Units of General Partnership Interest representing the minimum capital contribution of the General Partners may not be transferred or redeemed so long as they act as General Partners.

          Interests in the Partnership other than the general partnership interests of the General Partners shall be Units of Limited Partnership Interest ("UNITS" or, individually, a "UNIT"). The initial Limited Partner, Wendell Halvorson, has contributed $235 in cash to the capital of the Partnership in consideration for one Unit. In accordance with the latest Prospectus of the Partnership from time to time filed with the Securities and Exchange Commission pursuant to Rule 424 (the "PROSPECTUS"), the Partnership may issue and sell Units to other persons. The General Partners and their affiliates, including their directors, officers, shareholders and employees (including representatives of American Express Financial Advisors Inc., the Partnership's selling agent), and the Trading Advisors, may purchase Units and such Units shall be included in determining whether the initial $1,000,000 subscription requirement, as set forth in paragraph 17 below, is met. The initial purchase price of each Units shall be $250 to members of the public, and $235 for representatives and employees of American Express Financial Advisors Inc. and certain of its corporate affiliates during the offering of Units as specified in the initial Prospectus. Net proceeds per Unit to the Partnership from any Units subsequently offered must equal at least the Partnership's then current Net Asset Value per Unit (as defined in paragraph 4(d) above). The Units need not be evidenced by certificates.

          8.       MAINTENANCE OF CAPITAL ACCOUNTS;
                  ALLOCATION OF PROFITS AND LOSSES.


          (a) CAPITAL ACCOUNTS. A capital account shall be established for each Partner and shall be maintained and adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). The initial balance of each Partner's capital account shall be the Partner's initial capital contribution to the Partnership.


          (b) MONTHLY ALLOCATIONS. The following determinations and allocations shall be made:

          (1)     The Net Asset Value shall be determined.

          (2) Any increase or decrease in Net Asset Value as of the end of the month shall then be credited or charged to the Partners' capital accounts in the ratio that the balance of each capital account bears to the balance of all capital accounts.

          (3) The amount of any distribution to a Partner, the amount of any accrued but unpaid incentive fees attributable to redeemed Units and the amount paid to a Partner on redemption of Units shall be charged to that Partner's capital account.

           (c) ALLOCATION OF PROFIT AND LOSS FOR FEDERAL INCOME TAX PURPOSES. As of the end of each fiscal year, Partnership profit or loss ("PROFIT" and/or "LOSS") shall be allocated for federal income tax purposes among the Partners pursuant to the following paragraphs. Allocations of Profit and Loss shall be PRO RATA from net capital gain or loss and net ordinary income or loss realized by the Partnership unless allocations of items of gain or income or loss or expense are necessary to satisfy the requirements in paragraphs (bb) and (dd) that sufficient Profit and Loss be allocated to allocation accounts such that allocation accounts attributable to redeemed Units equal distributions in redemption of such Units. Notwithstanding the foregoing requirement that annual allocations of Profit and Loss be PRO RATA from capital and ordinary income, gain, loss and expense, adjustments to such allocations shall be made to reflect the extent to which income or expense is otherwise determined and periodically allocated to the Partners, and such periodic allocations and adjustments shall be determined in a manner that in the judgment of the General Partners is consistent with the intent of this Paragraph 8(c).

          (1)     Partnership Profit and Loss shall be allocated as follows:

                  (aa) For the purpose of allocating Profit or Loss among the Partners, there shall be established an allocation account with respect to each Partner. The initial balance of each allocation account shall be the amount paid to the Partnership for such Partner's Units. Allocation accounts shall be adjusted as of the end of each fiscal year and as of the date a Partner redeems any Units as follows:

                  (i) Each allocation account shall be increased by the amount of Profit allocated to the Partner pursuant to paragraph (cc) below.

                  (ii) Each allocation account shall be decreased by the amount of Loss allocated to the Partner pursuant to paragraph (ee) below and by the amount of any distributions the Partner has received with respect to his Units.

                  (bb) Profit shall be allocated first to each Partner who has redeemed any Units during the fiscal year up to the excess, if any, of the amount received upon redemption of the basis over the allocation account attributable on a PRO RATA basis to the redeemed Units.

                  (cc) Profit remaining after the allocation thereof pursuant to paragraph (bb) shall be allocated next among all Partners whose capital accounts are in excess of their allocation accounts (after the adjustments in paragraph (bb)) in the ratio that each such Partner's excess bears to all such Partners' excesses. In the event that gain to be allocated pursuant to this paragraph (cc) is greater than the excess of all such Partners' capital accounts over all such allocation accounts, the excess will be allocated among all Partners in the ratio that each Partner's capital account bears to all Partners' capital accounts.

                  (dd) Loss shall be allocated first to each Partner who has redeemed any Units during the fiscal year up to the excess, if any, of the allocation account attributable on a PRO RATA basis to the redeemed Units over the amount received upon redemption of the Units.

                  (ee) Loss remaining after the allocation thereof pursuant to paragraph (dd) shall be allocated next among all Partners whose allocation accounts are in excess of their capital accounts (after the adjustments in paragraph (dd)) in the ratio that each such Partner's excess bears to all such Partners' excesses. In the event that loss to be allocated pursuant to this paragraph (ee) is greater than the excess of all such allocation accounts over all such Partners' capital accounts, the excess loss will be allocated among all Partners in the ratio that each Partner's capital accounts bears to all Partners' capital accounts.

          (2) In the event that a Unit has been assigned, the allocations prescribed by this Paragraph (c) shall be made with respect to such Unit without regard to the assignment, except that in the year of assignment the allocations prescribed by this Paragraph (e) shall, to the extent permitted for federal income tax purposes, be allocated between the assignor and assignee using the interim closing of the books method.

          (3) The allocation for federal income tax purposes of Profit and Loss, as set forth herein, is intended to allocate taxable profit and loss among Partners generally in the ratio and to the extent that net profit and net loss are allocated to such Partners under paragraph (b) hereof so as to eliminate, to the extent possible, any disparity between a Partner's capital account and his allocation account with respect to each Unit then outstanding, consistent with the principles set forth in Section 704(c) of the Internal Revenue Code of 1986, as amended (the "CODE").

          (d) DEFICIT BALANCES. Notwithstanding anything herein to the contrary, in the event that at the end of any Partnership taxable year any Partner's capital account is adjusted for, or such Partner is allocated, or there is distributed to such Partner any item described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) in an amount not reasonably expected at the end of such year, and such treatment creates a deficit balance in such Partner's capital account, then such Partner shall be allocated all items of income and gain of the Partnership for such year and for all subsequent taxable years of the Partnership until such deficit balance has been eliminated. In the event that any such unexpected adjustments, allocations or distributions create a deficit balance in the capital accounts of more than one Partner in any Partnership taxable year, all items of income and gain of the Partnership for such taxable year and all subsequent taxable years shall be allocated among all such Partners in proportion to their respective deficit balances until such deficit balances have been eliminated. Upon the dissolution and termination of the Partnership, each General Partner must contribute an amount equal to any deficit balance in his capital account.

          (e) REDEMPTIONS AND DISTRIBUTIONS. No Limited Partner shall have priority over any other Limited Partner either as to return of cash contributions or as to profits, losses or distributions.

          (f) JUDGMENT OF GENERAL PARTNERS. Except with respect to matters as to which the General Partners are granted discretion hereunder, the opinion of the independent public accountants retained by the Partnership from time to time shall be final and binding with respect to all computations and determinations required to be made hereunder, PROVIDED, HOWEVER, that if, in the event that any computation or determination involves a choice of different alternatives, the accountants making such computations and determinations shall be permitted to rely upon the judgment of the General Partners. Notwithstanding any provision herein to the contrary, if in the judgment of the General Partners, the allocations for federal income tax purposes (i) shall not satisfy the requirements of Section 704(b) of the Code or Regulations promulgated thereunder, (ii) shall violate any other provision of the Code or Regulations or
(iii) shall not properly take into account any expenditure by, or receipt of, the Partnership, the General Partners shall adjust the allocations accordingly. No adjustment made by the General Partners pursuant to this paragraph 8(f) shall materially and adversely affect the amount of cash which would otherwise be credited to a Limited Partner, without his consent.

          9.       EXPENSES AND LIMITATION THEREOF.

          IDS Financial Services Inc. (the "SELLING AGENT") was paid $15 for each Unit sold by it to members of the public in the initial offering of Units, but no selling commission shall be charged in connection with any sales of Units to representatives and employees of IDS Financial Services Inc. and certain of its corporate affiliates. The General Partners initially advanced all other organization and offering expenses of the Partnership, including legal, accounting, auditing, filing, registration and recording fees, printing expenses and escrow charges. The General Partners were subsequently reimbursed by the Partnership for advancing the Partnership's organization and offering expenses prior to the commencement of trading by the Partnership. However, the General Partners were entitled to any of the payments called for by this paragraph 9 only if subscriptions for at least $1,000,000 were received and accepted by the General Partners, subject to a maximum reimbursement of such expenses, when added to the selling commissions, equal to 15% of the value of the Units sold prior to any reduction for selling commissions. The terms and provisions of this
Section 9 that pertain to the Partnership's original offering to the public shall be superseded by the terms and provisions of the prospectus given to investors in connection with any subsequent offering.

           The Partnership's assets will be deposited in the Partnership's account with Cargill Investor Services, Inc., the Partnership's clearing broker. Cargill Investor Services, Inc. will credit the Partnership at month-end with interest income on 100% of the Partnership's average monthly Net Asset Value at a rate equal to 90% of the average yield on the 90 day U.S. Treasury Bills issued during that month.

          The General Partners shall each receive as compensation for acting as General Partners an annual administrative fee equal, in the case of IDS Futures Corporation, to 1.45% of the Partnership's Net Asset Value on the first business day of each Partnership fiscal year and, in the case of CIS Investments, Inc., to 0.3% of the Partnership's Net Asset Value on the first business day of each Partnership fiscal year.

         After December 31, 1992, the annual administrative fee payable to IDS Futures Corporation will be 1.125% of the Partnership's beginning Net Asset Value on the first business day of each Partnership fiscal year, and the annual administrative fee payable to CIS Investments, Inc. will be 0.25% of the Partnership's Net Asset Value on the first business day of each Partnership fiscal year.

          Each General Partner shall share in all Partnership income, gain, losses, deductions and credits to the extent of its interest in the Partnership. The Partnership will pay its periodic operating expenses relating to legal, accounting, auditing, printing, filing and recording fees; management and incentive fees; brokerage commissions and any incidental trading charges (including all delivery, insurance, storage, service or other charges paid to third parties in connection with the Partnership's trading); extraordinary expenses, and any items for which payment may be made by the Partnership as set forth in paragraph 21. All of such expenses shall be billed directly to the Partnership. The aggregate annual expenses of every character paid or incurred by the Partnership, including management and advisory fees based on the Partnership's Net Asset Value but excluding commodity brokerage commissions, incentive fees, legal, audit and extraordinary expenses calculated at least quarterly on a basis consistently applied, shall be reasonable but in no event shall exceed 1/2 of 1% of Net Asset Value per month. Appropriate reserves may be created, accrued and charged against the Partnership's assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partners.

          Additionally, the summation of the Administrative Fees and Administrative Expenses, Brokerage Commissions and transaction fees and costs to be paid by the Partnership, any Management Fee, any Advisory Fee, and any financial benefit from interest income earned on Partnership assets in excess of the interest paid to the Partnership shall total no more than 14% of the Partnership's Net Asset Value available for trading and the Net Asset Value available for trading shall not exceed 100% of the Partnership's Net Asset Value. The General Partners will annually review the total of these expenses paid by the Partnership to ensure that they do not exceed 14% of the Net Asset Value available for trading. Should these expenses total more than 14% of the Net Asset Value available for trading, the General Partners will pay and will not be reimbursed by the Partnership for such excess.

          10.      LIMITED LIABILITY OF LIMITED PARTNERS.

          Each Unit, when purchased in accordance with this Agreement, shall be fully paid and nonassessable. Any provisions of this Agreement to the contrary notwithstanding, no Limited Partner shall be liable for the Partnership obligations in excess of the capital contributed by him and profits attributable thereto, if any, and such other amounts as he may be liable for pursuant to the Act. If the Partnership were unable otherwise to meet its obligations, the Limited Partners might be required to repay to the Partnership for a period of one year after the return of a Limited Partner's capital contribution or any part thereof such returned capital contribution, including profits, if any, any distributions and amounts received upon redemption, and interest thereon, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period such capital contribution was held by the Partnership.

          11.      RETURN OF LIMITED PARTNER'S CAPITAL CONTRIBUTION.

          Except to the extent that a Limited Partner shall have the right to withdraw capital in accordance with paragraph 16 below, no Limited Partner shall have any right to demand the return of his capital contribution or any profits added thereto, except upon termination and dissolution of the Partnership. In no event shall a Limited Partner be entitled to demand or receive property other than cash.

           The General Partners shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partners) of the Partnership.

                      CONDUCT OF THE PARTNERSHIP'S BUSINESS

           12.     TRADING POLICIES.

           The Partnership shall adhere to the following trading policies:

           (a) Funds will be invested only in futures contracts which are traded in sufficient volume to permit, in the opinion of the Advisors to the Partnership, ease of taking and liquidating positions. The Advisors may at any time determine to expand or reduce the number of commodity interests traded by that portion of assets under their respective control.

           (b) No Advisor will acquire on behalf of the Partnership additional positions in any commodity interest if such additional positions, when added to the existing open positions initiated by the Advisor, would result in a net long or short position for that commodity interest requiring as margin or premiums more than 15% of the Partnership assets allocated to that Advisor's management. For purposes of implementing this policy, soybeans will be treated as one commodity interest and soybean oil and soybean meal will be treated together as one commodity interest.

           (c) The Partnership will not normally be as highly leveraged as permitted in the case of an investment by an individual. On the basis of information supplied by the Advisors, the General Partners estimate that between 20% and 60% of the Partnership's assets will normally be committed as initial margin (although the percentage may be more or less than such range from time to time). To reduce the Clearing Broker's risk, additional restrictions on the leverage of the Partnership may be imposed by the Clearing Broker without notice at any time.

           (d) No Advisor will acquire on behalf of the Partnership additional positions in any commodity interest if such additional positions, when added to the existing open positions initiated by the Advisor, would result in aggregate net long or short positions (including any forward contracts) for all commodity interests requiring as margin or premiums more than 66 2/3% of the Partnership's assets allocated to that Advisor's management.

           (e) The Partnership will not generally enter into an open position for a particular commodity during a delivery month for that commodity. However, the Partnership may occasionally make or accept delivery of a commodity. This may occur because an Advisor's trading strategy may, from time to time, identify certain trends which occur in delivery months which can be taken advantage of by the Partnership. The Partnership may take delivery of a commodity and take a corresponding short position in the commodity by selling futures contracts for the commodity. The Partnership will not engage in cash commodity transactions, except as indicated above, unless the cash position is hedged.

           (f) The Partnership will not employ the trading technique, commonly known as "pyramiding," in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or a related commodity interest. However, the Advisors may take into account the Partnership's open trade equity in assets of the Partnership in determining whether to acquire additional commodity futures contracts on behalf of the Partnership.

         (g) The Partnership will not purchase, sell or trade in securities or write, purchase, sell or trade in options to purchase or sell securities, commodity futures contracts or physical commodities unless such options have been approved for trading on a designated contract market by the CFTC. The Partnership may trade in foreign options if permitted under the Commodity Exchange Act, as amended, and CFTC regulations, but only when and to the extent authorized in writing by the General Partners to the Advisors. The Partnership may trade in futures contracts on securities.

         (h) The Partnership will not generally utilize borrowings, except for short-term borrowings where the Partnership takes delivery of any cash commodity or to the extent that Cargill Investor Services, Inc., as the Partnership's clearing broker, obtains lines of credit for the trading of forward contracts with banks. The Partnership will not make any loans.

         (i) The Advisors may, from time to time, employ trading techniques such as spreads or straddles on behalf of the Partnership. The term "spread" or "straddle" describes a transaction involving the simultaneous buying and selling of commodity interests dealing with the same or different commodity interests but involving different delivery dates or markets, and in which the trader expects to earn profits from a widening or narrowing movement of the two prices of the commodity interests.

         (j) The Partnership may trade in futures contracts on foreign currencies through foreign and domestic commodity exchanges, including the International Monetary Market Division of the Chicago Mercantile Exchange. The Partnership may also establish positions in foreign currencies through banks or in the interbank market. Forward contracts on foreign currencies will be transacted only with banks having in excess of $100,000,000 in combined capital and surplus. No specific limitation on the percentage or amount of forward contracts, if any, engaged in by the Partnership has been imposed.

         (k) The Partnership's assets will not be commingled with the assets of any other person; funds used to satisfy margin requirements will not be considered commingled.

         (l) No Advisor to the Partnership will be permitted to engage in churning the assets of the Partnership.

         (m) No rebates or give ups may be paid to or received by the General Partners, nor may the General Partners participate in any reciprocal business arrangements which could circumvent this prohibition, but retention of Cargill Investor Services, Inc. to act as the Partnership's clearing broker and retention of American Express Financial Advisors Inc. to act as the Partnership's introducing broker shall not be deemed to violate this prohibition. The General Partners and their affiliates shall not establish or participate in any reciprocal business arrangements which would circumvent the restrictions against dealing with affiliates or other interested parties, but this prohibition shall not be deemed to prevent the Partnership from using the services of Cargill Investor Services, Inc. as clearing broker or American Express Financial Advisors Inc. as introducing broker.

         Material changes in the trading policies described above must be approved by a vote of a majority of the outstanding Units (not including Units held by the General Partners or their corporate affiliates). A change in commodity interests traded shall not be deemed to be a material change in the trading policies. If the General Partners determine, in their sole discretion, using prudent business judgment, that any trading instructions issued by the Partnership's Advisors violate one of the Partnership's trading policies, the General Partners may negate such trading instructions.

         13.       REPORTS AND STATEMENTS.

         The General Partners, in their sole discretion, may cause the Partnership to make, refrain from making or, once having made, revoke, the election referred to in Section 754 of the Internal Revenue Code of 1986, as amended, and any similar election provided by state or local law or any similar provision enacted in lieu thereof. Each Limited Partner shall be furnished as of the end of each month and as of the end of each fiscal year with (i) such reports (in such detail) as are required to be given to Limited Partners by the rules of the Commodity Futures Trading Commission, (ii) any other reports (in such detail) as are required by any other governmental authority which has jurisdiction over the activities of the Partnership; and (iii) any other reports or information which the General Partners, in their discretion, determine to be necessary or appropriate. Each Limited Partner shall be furnished an annual report containing audited financial statements examined by an independent public accountant within 90 days after the close of each fiscal year, setting forth, among other matters:

         (a) The Net Asset Value of the Partnership and the Net Asset Value per Unit at the end of the fiscal year or the total value of a Partner's interest in the Partnership;

         (b) the total amount of (i) management, administrative, and advisory fees, (ii) brokerage commissions and fees for commodity and other investment transactions during the fiscal year and (iii) all other expenses incurred or accrued by the Partnership during the fiscal year;

         (c) any change in the Partnership's commodity trading advisors or any material change in the management of the Partnership's commodity trading advisors;

         (d) any other material business dealings between the Partnership, the General Partners, the commodity trading advisors, its commodity broker or any principal of any of the foregoing;

         (e) the actual performance of the Partnership during prescribed time periods;

         (f) a statement of financial condition as of the close of the fiscal year and preceding fiscal year;

         (g) statements of income (loss), changes in financial position and changes in partners' equity during the fiscal year and the previous fiscal year; and

         (h) appropriate footnote disclosures and such further material information as may be necessary to make the financial statements not misleading.

         In addition to the annual report, the General Partners will furnish each Limited Partner, within 30 days of the end of each month, with an account statement (unaudited) covering such month, which statement shall contain generally the same type of information set forth in the items (a) - (e) above. Each Limited Partner shall also be notified within seven business days from the date of any decline in the Net Asset Value per Unit to less than 50% of the Net Asset Value per Unit since the last business day on which the Partnership's Net Asset Value was calculated, and shall at that time be provided with a description of Limited Partners' voting rights hereunder. The General Partners will also furnish each Limited Partner with tax information not later than March 15 of each year in a form which may be utilized in the preparation of income tax returns.

         14.      PARTNERSHIP RECORDS.

         Proper books of account and records relating to the Partnership's business shall be made and kept by the General Partners as required by the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder. Such books and records shall be kept on an accrual basis. Limited Partners or their duly authorized representatives may inspect and copy (upon payment of reasonable reproduction costs) such books and records during normal business hours at the Partnership's principal office. Upon request, copies of such books and records will be sent to any Limited Partner if reasonable reproduction and distribution costs are paid by such Limited Partner, or as otherwise required by the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder.

                      ADMISSION AND WITHDRAWAL OF PARTNERS

         15.      TRANSFERS OF UNITS.

         Subject to compliance with the suitability standards of the Partnership, federal and state securities laws and the rules of any other applicable governmental authority, Units may be assigned, transferred or disposed of at the election of a Limited Partner upon written notice to the General Partners. No consent of the General Partners is necessary. No assignment, transfer or disposition shall be effective against the Partnership or the General Partners until the General Partners receive the written notice described below. The assignee shall become a substituted Limited Partner in the Partnership only upon the consent of the General Partners (which consent may be granted or withheld at their sole discretion). An assignee who becomes a substituted limited partner will be subject to all of the rights and liabilities of the assigning limited partner. An assignment of Units will not be permitted if, in the judgment of the General Partners, such assignment may cause the partnership to be taxable under the Internal Revenue Code as a corporation or an association rather than as a partnership.

         The written notice of assignment shall specify the name and address of the assignee, the date of assignment, shall include a statement by the assignee that he agrees to give written notice to the General Partners upon any subsequent assignment and shall be signed by the assignor (or his duly authorized representative) and assignee. The General Partners may, in their sole discretion, waive receipt of the above-described notice or waive any defect therein. If an assignment, transfer or disposition occurs by reason of the death of a Limited Partner or assignee, written notice of such assignment may be given by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may be reasonably requested by the General Partners. Neither the estate nor any beneficiary of a deceased Limited Partner or assignee will have any right to withdraw any capital or profits from the Partnership except by redemption of Units. A substituted Limited Partner shall have all rights and powers and shall be subject to all the restrictions and liabilities of his assignor; PROVIDED, HOWEVER, that a substituted Limited Partner shall not be subject to those liabilities of which he was ignorant at the time he became a substituted Limited Partner and which could not be ascertained from the Certificate of Limited Partnership. Each Limited Partner agrees that with the consent of the General Partners any assignee may become a substituted Limited Partner without the further act or consent of any Limited Partner. Each Limited Partner agrees that he has no right to consent to and will not consent to any person or entity becoming a substituted Limited Partner, except as set forth in the preceding sentence. If the General Partners withhold consent, an assignee shall not become a substituted Limited Partner and shall not have any of the rights of a Limited Partner, except that the assignee shall be entitled to receive that share of capital or profits and shall have that right of redemption to which his assignor would otherwise have been entitled. An assigning Limited Partner shall remain liable to the Partnership as provided in the Act, regardless of whether his assignee becomes a substituted Limited Partner.

         16.      REDEMPTION OF UNITS.

         No redemptions are permitted during the first six months after an investor has been first admitted to the Partnership. Thereafter, a Limited Partner (or any assignee of Units whom the General Partners have received written notice as described in paragraph 15 above) may withdraw from the Partnership all or any part of his capital contributions and undistributed profits, if any, effective as of the last trading day of any month. Redemption amounts may be designated either in terms of a number of Units or an amount in dollars. The minimum redemption amount, whether requested in terms of dollars or Units, is the lesser of $500 or the Net Asset Value of two Units, unless the Limited Partner is redeeming his entire interest in the Partnership. Redemptions may be obtained by a Limited Partner by requiring the Partnership to redeem any or all of his Units based on Net Asset Value per Unit, calculated as of the close of business (as determined by the General Partners) on the effective date of redemption; PROVIDED, that (1) there remains property of the Partnership sufficient to pay all liabilities, contingent or otherwise, of the Partnership (except any liability to Partners on account of their capital contributions) and (2) the General Partners shall have timely received a Request for Redemption as hereinafter defined. As used herein, Request for Redemption shall mean a letter in the form specified by the General Partners sent by a Limited Partner (or any assignee of whom the General Partners have received written notice as described in paragraph 15 above) and received by the General Partners ten days prior to the end of the month of the requested redemption. A form of Request for Redemption may be obtained by written request to the General Partners. The General Partners may declare additional redemption dates upon notice to the Limited Partners. Upon redemption, a Partner (or any assignee of whom the General Partners have received written notice as described above) shall receive from the Partnership for each Unit redeemed an amount based on the Net Asset Value per Unit, less any amount owing by such Partner (and assignees, if any) to the Partnership. If redemption is requested by an assignee, all amounts owed by the Partner to whom such Units was sold by the Partnership as well as all amounts owed by all assignees who owned such Unit shall be deducted from the amount paid to such assignee upon redemption of his Units. An assignee shall not be entitled to redemption until the General Partners have received written notice (as described in Paragraph 15 above) of the assignment, transfer or disposition under which the assignee claims an interest in the Units to be redeemed and shall have no claim against the Partnership or the General Partners with respect to distributions or amounts paid on redemption of Units prior to the receipt by the General Partners or such notice. Profits and losses shall be allocated to Partners in proportion to their respective units and to their respective dates of redemption in accordance with Section 8(b) hereof. The Partnership's commodity positions will be liquidated to the extent necessary to effect redemptions. Redemptions are contingent upon the Partnership having property sufficient to discharge its liabilities (contingent or otherwise) on the effective date of redemption. If the General Partners determine that permitting the number of redemptions sought would be detrimental to the tax status of the Partnership, they may restrict the number of redemptions to be permitted, and shall select by lot so many redemptions as will not, in their judgment, impair the Partnership's tax status.

         After the 3-for-1 split of Units (as described in paragraph 17 hereof) occurs, if the Net Asset Value per Unit (as defined in paragraph 4(a) hereof) decreases below $125 (after adding back any distributions from the Partnership to the Limited Partners), at the close of business on any trading day, the Partnership will attempt to liquidate all open positions as expeditiously as possible and suspend trading. Within ten business days after the date of any such suspension of trading, the General Partners shall either give notice to the Limited Partners of their intention to withdraw from the Partnership or shall declare a special redemption date. Such special redemption date, if declared, shall be a business day within 30 business days from the date of suspension of trading by the Partnership, and the General Partners shall mail notice of such date to each Limited Partner (and assignee of Units of whom they have notice pursuant to paragraph 15 above) by first class mail, postage prepaid, not later than ten business days prior to such special redemption date together with instructions as to the procedure such Partner or assignee must follow to have his Units redeemed on such date. Upon redemption pursuant to a special redemption date, a Partner (or any assignee of whom the General Partners have received written notice as described in paragraph 15 above) shall receive from the Partnership for each Unit redeemed an amount equal to the Net Asset Value per Unit determined as of the close of business on such special redemption date less any amount owing by such Partner (and assignees, if any) to the Partnership. If redemption is requested by an assignee, all amounts owed by the Partner to whom such Unit was sold by the Partnership as well as all amounts owed by all assignees who owned such Unit shall be deducted from the amount paid to such assignee upon redemption of his Unit. An assignee shall not be entitled to redemption until the General Partners have received written notice (as described in paragraph 15 above) of the assignment, transfer or disposition under which the assignee claims an interest in the Units to be redeemed. If, after such special redemption date, the Partnership's Net Asset value is at least $500,000, the Partnership will resume trading, unless the General Partners elect to withdraw from the Partnership.

         Payment will be made within ten business days after the effective date of redemption or special date of redemption, except that under special circumstances, including but not limited to inability to liquidate commodity positions as of the effective date of redemption (including any special redemption date) or default or delay in payments due the Partnership from commodity brokers, banks or other persons, the Partnership may in turn delay payment to Partners requesting redemption of Units of the proportionate part of the Net Asset Value of the Units represented by the sums which are the subject of such default or delay.

         The General Partners may require any subscriber which is an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974 to withdraw in whole or in part from the Partnership through redemption of its Units if such withdrawal, in the General Partners' sole good faith judgment, is necessary to avoid violation by the Partnership and/or Limited Partners which are employee benefit plans of applicable provisions of such statute.

         17.      OFFERING OF UNITS OF LIMITED PARTNERSHIP INTEREST.

         The General Partners on behalf of the Partnership shall (i) cause to be filed a registration statement or registration statements, and such amendments thereto as the General Partners deem advisable, with the Securities and Exchange Commission for the registration and public offering of Units, (ii) qualify Units for sale under the securities laws of such States of the United States or other jurisdictions as the General Partners shall deem advisable and (iii) take such action with respect to the matters described in (i) and (ii) as it shall deem advisable or necessary. The expenses of the Partnership in connection with such filings, qualifications and offerings, other than selling commissions, shall be advanced by the General Partners, but the Partnership will subsequently reimburse the General Partners for such expenses out of the proceeds of the offering. The terms and provisions of this Section 17 that pertain to the Partnership's original offering to the public shall be superseded by the terms and provisions of the prospectus given to investors in connection with any subsequent offering.

         The General Partners are authorized to take such action and make such arrangements for the sale of the Units as they deem appropriate, including without limitation (i) the execution on behalf of the Partnership of a selling agreement appointing American Express Financial Advisors Inc. as agent of the Partnership for the offer and sale of the Units during the offering period as contemplated in a prospectus and appointing American Express Financial Advisors Inc. as the Fund's introducing broker, and (ii) the indemnification of American Express Financial Advisors Inc. and John W. Henry & Company, Inc. and Sabre Fund Management Limited (the Partnership's initial Advisors) and each person controlling them against certain liabilities incurred in connection with the issuance and sale of the Units. The General Partners will keep copies of all subscription agreements (including suitability records) signed by Limited Partners in connection with public offerings of Units for a period of six years.

         If the Partnership shall not have obtained during the period of its initial public offering of the Units subscriptions representing an aggregate offering price of $1,000,000 this Agreement shall terminate, and all capital contributed to the Partnership shall be promptly returned to the contributors thereof. In addition, any interest which shall have accrued (from the time of deposit of each subscription to the time such funds are released by the Escrow Agent referred to below) shall be promptly distributed to such contributors. The General Partners and officers, directors, shareholders and employees of Cargill Investor Services, Inc. and American Express Financial Advisors Inc., may subscribe for Units and any such subscriptions shall be included in determining whether the minimum subscription requirement is met. All initial subscriptions will be held in escrow by the Marquette Bank Minneapolis, N.A. (the "ESCROW AGENT"). The Partnership shall not commence trading operations unless and until the General Partners have accepted subscriptions for Units representing an aggregate offering price of $1,000,000 pursuant to the Partnership's initial public offering of Units. The allocable portion of any interest earned on each subscription shall be distributed to each subscriber. The General Partners may terminate any offering of Units at any time. The aggregate of all capital contributions shall be available to the Partnership to carry on its business, and no interest shall be paid by the Partnership on any such contributions after such contributions are released by the Escrow Agent.

         All Units subscribed for upon receipt of a check or draft of the subscriber are issued subject to the collection of the funds represented by such check or draft. In the event a check or draft of a subscriber for Units representing payment for Units is returned unpaid, the Partnership shall cancel the Units issued to such subscriber represented by such returned check or draft and the General Partners shall file an amendment, if required, to the Partnership's Certificate of Limited Partnership reflecting such cancellation. Any losses or profits sustained by the Partnership in connection with the Partnership's commodity trading allocable to such canceled Units shall be deemed an increase or decrease in Net Asset Value and allocated among the remaining partners as described in paragraph 8 above. Each subscriber agrees to reimburse the Partnership for any expenses or losses incurred in connection with any such cancellation of Units issued to him.

         As of the close of business on February 28, 1995, regardless of whether Units are then being offered, each Unit shall be divided into three Units, each of which shall have Net Asset Value per Unit equal to one-third the Net Asset Value per Unit on that date prior to such division. The resulting Net Asset Value per Unit will constitute the Net Asset Value per Unit thereafter.

         18.      ADMISSION OF ADDITIONAL PARTNERS.

         At any time the General Partners may, in their sole discretion and subject to applicable law, admit additional Limited Partners, each of which newly admitted Limited Partner shall contribute cash to the capital of the Partnership for each Unit of Limited Partnership Interest to be acquired in at least the minimum amount specified in paragraph 7. Pursuant to paragraph 15, the General Partners may consent to and admit any assignee of Units as a substituted Limited Partner. There is no limit on the total number of Units which may be outstanding.

         19.      POWER OF ATTORNEY.

         Each Limited Partner, by the execution of this Agreement, whether by counterpart or separate instrument, does irrevocably constitute and appoint the General Partners his true and lawful attorneys and agents, with full power of substitution and with full power and authority in his name, place and stead, to admit additional Limited Partners, to file, prosecute, defend, settle or compromise any and all actions at law or suits in equity for or on behalf of the Partnership with respect to any claim, demand or liability asserted or threatened by or against the Partnership, and to execute, acknowledge, swear to, deliver, file and record in the appropriate public offices and publish (i) all certificates and other instruments (including counterparts of this Agreement) which the General Partners deem appropriate to qualify or continue the Partnership as a limited partnership in the jurisdictions in which the Partnership may conduct business or which may be required to be filed by the Partnership under the laws of any jurisdiction; (ii) all instruments which the General Partners deem appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement relating to the Partnership or any amendment thereto; (iii) all conveyances and other instruments which the General Partners deem appropriate to reflect the dissolution and termination of the Partnership; and (iv) certificates of assumed name. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive the incapacity or death of a Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partners and by any successor thereto, acting in good faith pursuant to such Power of Attorney. Each Limited Partner agrees to execute a special Power of Attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments filed by the General Partners pursuant to the Power of Attorney granted in this paragraph 19, this Agreement shall control.

         20.      WITHDRAWAL OF A PARTNER.

         The Partnership shall terminate and be dissolved upon the withdrawal of the General Partners. A General Partner may withdraw from the Partnership at any time on 120 days' written notice by first class mail, postage prepaid to each Limited Partner. If the Limited Partners or the remaining General Partner elect to continue the Partnership, the withdrawing General Partner shall pay all expenses incurred as a result of its withdrawal. The withdrawing General Partner shall cease to be a General Partner as of the day of such withdrawal, and shall then receive a return of its capital plus any portion of compensation as a General Partner accrued and owing to it at such time.

         If any of the events specified below occurs in regard to a General Partner, the General Partner shall be considered to have submitted a notice of withdrawal from the Partnership as of the date of the occurrence of such event:

         (a) any levy or attachment by a creditor on or by any person claiming a lien on any material interest of the General Partner if such levy or attachment is not cured within 10 days;

         (b) any assignment by the General Partner of any interest for the benefit of creditors;

         (c) any voluntary filing by the General Partner, or filing by another against the General Partner, of any petition for adjudication of such General Partner as insolvent or bankrupt;

         (d) any use of any insolvency or similar act by the General Partner;

         (e) any filing by the General Partner of a petition for reorganization or arrangement under any provision of state or federal bankruptcy laws then in force and effect;

         (f) any appointment in any insolvency proceeding of any receiver or trustee for the General Partner or any material portion of the General Partner's property;

         (g) any adjudgment of bankruptcy or insolvency, or entry of an order for relief in any bankruptcy or insolvency proceeding; and

         (h) the filing of any petition for, or consent to, any of the foregoing by the General Partner or the filing of an answer or other pleading admitting or failing to contest material allegations contained in a petition filed against it in any proceeding of such nature.

         Unless written consent from all Limited Partners is obtained permitting a General Partner to continue to act in that capacity, a General Partner shall be considered to have submitted a notice of withdrawal if 120 days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation such proceeding has not been dismissed, or if within 90 days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of the General Partner or all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

         A Limited Partner will cease to be a Partner upon redemption or assignment of all of his Units. The death, legal disability, withdrawal, insolvency or dissolution of a Limited Partner shall not terminate or dissolve the Partnership and such Limited Partner, his estate, custodian or personal representative shall have no right to withdraw or value such Limited Partner's interest in the Partnership except as provided in paragraph 16 above. Each Limited Partner (and any assignee of a Limited Partner's interest) expressly agrees that, in the event of his death, he waives on behalf of himself and his estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the assets of the Partnership and any right to an audit of the Partnership other than those expressly granted or established in paragraph 13.

                                 INDEMNIFICATION

         21.      INDEMNIFICATION.

         (a) A General Partner and its Affiliates, shall bear no liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if such action or inaction did not constitute negligence or misconduct of the General Partner or its Affiliate and if the General Partner or its Affiliate, in good faith, determined that its course of conduct for which exculpation is sought was in the best interest of the Partnership, and if the General Partner or its Affiliate was acting on behalf of or performing services for the Partnership and wholly within the scope of authority of the General Partner.

         (b) A General Partner and its Affiliates, may be indemnified by the Partnership, but only out of the assets of the Partnership and not from the assets of the Limited Partners, against expenses, including attorney's fees, judgments and amounts paid in settlement, actually and reasonably incurred by the General Partner or such Affiliates in connection with the Partnership PROVIDED that such expense were not the result of negligence or misconduct on the part of the General Partner or its Affiliate, the General Partner or its Affiliate determined in good faith that its course of conduct was in the best interests of the Partnership, and the General Partner or its Affiliate was acting on behalf of or performing services for the Partnership and wholly within the scope of authority of the General Partner. The Partnership shall not advance Partnership funds to a General Partner or any of its Affiliates for legal expenses and other costs incurred as a result of any legal action brought against the General Partner or its Affiliate.

         (c) Notwithstanding subparagraph (a) and subparagraph (b) of this paragraph 21, the General Partner and its Affiliates and any person acting as a broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or
(2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (3) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made.

         (d) In any claim for indemnification for federal or state securities law violations, the party seeking indemnification shall place before the court the positions of the Securities and Exchange Commission and the Massachusetts Securities Division, and the position of any state regulatory authority where partnership interests were offered or sold with respect to the issue of indemnification for securities law violations.

         (e) For purposes of this Paragraph 21 an Affiliate is: any person owning or controlling, directly or indirectly, either General Partner or who is under common control with a General Partner, and any officer or director of either General Partner, and each affiliate may be entitled to exculpation or indemnification under this Paragraph 21 in circumstances in which such Affiliate is being sued for an act of such General Partner solely because of its relationship to the General Partner, or in circumstances in which such person is actually performing the duties of the General Partner in regard to the Partnership.

         (f) The Partnership shall not incur the cost of that portion of any liability insurance which may insure either General Partner and its Affiliates who are performing services on behalf of the Partnership for any liability as to which such person is prohibited from being indemnified hereunder.

         GOVERNANCE OF THE PARTNERSHIP

         22.      AMENDMENTS AND MEETINGS.

         (a) AMENDMENTS PROPOSED BY THE GENERAL PARTNERS. If at any time during the term of the Partnership the General Partners shall deem it necessary or desirable to amend this Agreement, such amendment shall be effective only if embodied in an instrument signed by the General Partners and by Limited Partners owning more than fifty percent (50%) of the Units then owned by the Limited Partners (not including any Units held by the General Partners or their corporate affiliates) and if made in accordance with and to the extent permissible under the Act. For purposes of obtaining a written vote, the General Partners may require response within a specified time with respect to amendments proposed by them. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement; PROVIDED, HOWEVER, that no such supplemental or amendatory agreement shall change or alter this paragraph 22, extend the term of the Partnership, change the Partnership to a general partnership, change the liability or reduce the capital account of any Partner or modify the percentage or profits, losses or distributions to which any Partner is entitled. In addition, reduction of the capital account of any assignee or modification of the percentage of profits, losses or distributions to which an assignee is entitled hereunder shall not be effected by amendment or supplement to this Agreement without such assignee's consent.

         The General Partners may amend this Agreement without the consent of the Limited Partners in order: (i) to clarify any inaccuracy, ambiguity or reconcile any inconsistency; (ii) to add to the representations, duties or obligations of the General Partners or surrender any right or power of the General Partners for the benefit of the Limited Partners; (iii) to delete or add any provision of this Agreement required to be deleted or added by the staff of the Securities and Exchange Commission or other federal agency or any state securities official or similar official or in order to opt to be governed by any amendment or successor statute to the Act; (iv) change the name of the Partnership or the location of the principal place of business of the Partnership; (v) change this Agreement in any manner that is appropriate or necessary to qualify or maintain the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is appropriate or necessary to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes; (vi) change this Agreement in any manner that does not adversely affect the Limited Partners in any material respect or that is required or contemplated by other provisions of this Agreement; (vii) make any amendment that is appropriate or necessary, in the opinion of the General Partners, to prevent the Partnership or the General Partners or their directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under ERISA, regardless of whether substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; or
(viii) make any other amendment similar to the foregoing; PROVIDED, that no such amendment will be adverse to the interests of the Limited Partners.

         (b) MEETINGS; AMENDMENTS PROPOSED BY THE LIMITED PARTNERS. Upon payment of the costs of reproduction and mailing, any Limited Partner upon written request addressed to the General Partners shall be entitled to obtain from the General Partners a list of the names and addresses of record of all Limited Partners and the number of Units held by each; PROVIDED, HOWEVER, that any Limited Partner requesting such list shall give written assurance that the list will not in any event be used for commercial purposes. In addition, such list will be made available at the Partnership's principal office for the review of any Limited Partner or his representative at reasonable times. Upon receipt of a written request, signed by Limited Partners owning at least 10% of the Units then owned by Limited Partners, that a meeting of the Partnership be called to vote upon any matter which the Limited Partners may vote upon pursuant to this Agreement, the General Partners shall, by written notice to each Limited Partner of record delivered in person or by certified mail, within fifteen days after such receipt, call a meeting of the Partnership. Such meeting shall be held at least thirty but not more than fifty days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting. Partners may vote in person or by proxy at any such meeting. At any meeting called pursuant to this subparagraph 22(b), upon affirmative vote (which may be in person or by proxy) of Limited Partners owning more than 50% of the Units then owned by the Limited Partners (not including any Units held by the General Partners or their corporate affiliates), the following actions may be taken: (i) this Amended and Restated Limited Partnership Agreement may be amended in accordance with and only to the extent permissible under the Act; PROVIDED, HOWEVER, that no amendment shall alter this paragraph 22, extend the term of the Partnership, change the Partnership to a general partnership, change the liability or reduce the capital account of any Partner or modify the percentage of profits, losses or distributions to which any Partner is entitled (in addition, reduction of the capital account of any assignee or modification of the percentage of profits, losses or distributions to which an assignee is entitled hereunder shall not be effected by amendment or supplement to this Agreement without such assignee's consent); (ii) the Partnership may be dissolved; (iii) the General Partners may be removed; (iv) a successor (or successors) general partner may be elected as long as the Partnership continues to have one General Partner, PROVIDED that the election of a general partner at a time when there is no remaining General Partner, after an event of withdrawal or removal of the last remaining General Partner, may only be conducted in accordance with the Act; (v) a new general partner or general partners may be elected if the General Partners elect to withdraw from the Partnership, PROVIDED, that the appointment of the new general partner(s) is effective as of the date of any such withdrawal; (vi) any contracts with the General Partners or any of their affiliates may be terminated on sixty days notice without penalty; and (vii) the sale of all the assets of the Partnership may be approved.

         (c) PROXY RULES. In the event the Partnership is required to comply with Regulation 14A under the Securities Exchange Act of 1934 (the "PROXY RULES") or any successor regulation, the foregoing time periods specified in this paragraph 22 may be altered by the General Partners so as not to conflict therewith.

         23.      GOVERNING LAWS.

         The validity and construction of this Agreement shall be governed by and construed by the laws of the State of Delaware without regard to principles of conflicts of law; PROVIDED, that the foregoing choice of law shall not restrict the application of any state's securities laws to the sale of Units to its residents or within such state.

         24.      MISCELLANEOUS.

         (a) NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if mailed postage prepaid, or if telegraphed, by prepaid telegram, and addressed, if to IDS Managed Futures, L.P. c/o CIS Investments, Inc., and IDS Futures Corporation, 233 South Wacker Drive, Suite 2300, Chicago, Illinois 60606, and if to a Limited Partner, to the address set forth above such Limited Partner's signature on the signature page annexed hereto. Any Limited Partner may change his address by giving notice in writing to the General Partners stating his new address, and the General Partners may change their address by giving such notice to all Partners. Commencing on the tenth day after the giving of such notice by any Limited Partner or the General Partners, such newly designated address shall be such Partner's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

         (b) BINDING EFFECT. This Agreement shall inure to and be binding upon all of the parties, their successors and assigns, custodians, estates, heirs and personal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partners may rely upon the Partnership records as to who are Partners and assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby.

         (c) HEADINGS. Paragraph headings in no way define, extend or describe the scope of this Agreement or the effect of any of its provisions.

         (d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one instrument.

CIS INVESTMENTS, INC.
  GENERAL PARTNER

By:  /s/  Hal T. Hansen
     ----------------------------
             President

IDS FUTURES CORPORATION
  GENERAL PARTNER

By:   /s/ Janis E. Miller
      ---------------------------
               President

FOR THE LIMITED PARTNERS:

CIS INVESTMENTS, INC.
  AS ATTORNEY-IN-FACT

By:  /s/ Hal T.  Hansen
     -----------------------------
President

IDS FUTURES CORPORATION
  AS ATTORNEY-IN-FACT

By:   /s/ Janis E. Miller
      -----------------------------
             President

                                                                       EXHIBIT B

                            IDS MANAGED FUTURES, L.P.

                              --------------------

                            SUBSCRIPTION REQUIREMENTS

         Purchaser represents (for Purchaser, and if Purchaser is an entity, on behalf of and with respect to each of Purchaser's shareholders, partners or beneficiaries) by executing and delivering the Fund's Subscription Agreement and Power of Attorney, that he/she meets the financial requirements applicable to his/her state of residence and that he/she is of legal age to execute this Agreement. If Purchaser no longer meets such financial requirements, or if any other information provided in connection with this subscription becomes inaccurate, prior to his/her admission to the Fund as a limited partner, he/she will immediately notify the General Partners. Purchaser is urged to review carefully the responses, representations and warranties he/she is making herein and in the Subscription Agreement and Power of Attorney. Purchaser agrees that this subscription may be accepted or rejected in whole or in part by CIS Investments, Inc. ("CISI") and IDS Futures Corporation ("IDS Futures") (collectively, the "General Partners") in their sole and absolute discretion. Purchaser certifies that he/she has received a Prospectus of the Fund dated April 30, 1999. Purchaser acknowledges that the representations and warranties herein are made through the Fund's Subscription Agreement and Power of Attorney to, and may be relied upon by, the Fund, the General Partners, and the Selling Agent.

         Purchaser should read the following notices: (a) he/she can lose his/her entire investment in the Fund; (b) there is no assurance that the Fund will have results similar to the past performance of the Fund; (c) CISI, a General Partner, is a wholly-owned subsidiary of Cargill Investor Services Inc. ("CIS"), the Fund's clearing broker, and IDS Futures, a General Partner, is an affiliate of American Express Financial Advisors Inc., the Fund's selling agent and introducing broker, and conflicts of interest therefore exist; (d) CIS, the Fund's clearing broker, and American Express Financial Advisors Inc., the Fund's introducing broker, will receive, pursuant to the brokerage agreement described in the Prospectus, substantial brokerage commissions from the Fund which will exceed the lowest such rates which are otherwise available; (e) the redemption of Units is restricted, he/she will have no right to demand distributions from the Fund and the transferability of Units is also restricted; (f) investment in the Fund and trading in commodity interests have certain special federal income tax aspects and that he/she should seek such advice from qualified sources as he/she deems necessary; (g) the performance data of the Fund in the Prospectus should be read only in conjunction with the notes accompanying such information, and that such data should not be interpreted to mean that the Fund will have performance results similar to those reported in the future or that it will realize any profits; and (h) the Fund has entered into advisory agreements with John W. Henry & Company, Inc. ("JWH") and Welton Investment Corporation ("Welton") as the Fund's commodity trading advisors and brokerage agreements with American Express Financial Advisors Inc. and CIS as the Fund's introducing and clearing brokers, respectively.

          Purchaser also agrees by delivering the Fund's Subscription Agreement and Power of Attorney that he/she shall become a limited partner, and he/she hereby agrees to each and every term of the Amended and Restated Limited Partnership Agreement as if his/her signature were subscribed thereto. The General Partners, as the Purchaser's Attorneys-in-Fact, may subscribe his/her name to the Certificate of Limited Partnership and the Amended and Restated Limited Partnership Agreement.

SPECIAL REQUIREMENTS FOR EMPLOYEE PENSION PLANS OR INDIVIDUAL RETIREMENT
ACCOUNTS

          If the undersigned is acting on behalf of an "employee benefit plan," as defined in and subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any "plan," as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") (each such employee benefit plan and plan, a "Plan"), the individual signing this Subscription Agreement and Power of Attorney on behalf of the undersigned, in addition to the representations and warranties set forth above, hereby further represents and warrants as, or on behalf of the fiduciary of the Plan responsible for purchasing a Unit (the "Plan Fiduciary") that: (a) the Plan Fiduciary has considered an investment in the Fund for such Plan in light of the risks relating thereto; (b) the Plan Fiduciary has determined that, in view of such considerations, the investment in the Fund for such Plan is consistent with the Plan Fiduciary's responsibilities under ERISA; (c) the Plan's investment in the Fund does not violate and is not otherwise inconsistent with the terms of any legal document constituting the Plan or any trust agreement thereunder; (d) the Plan's investment in the Fund has been duly authorized and approved by all necessary parties; (e) none of the General Partners, JWH, Welton, IDS Futures, CIS, CIS Financial Services, Inc. ("CISFS"), any Selling Agent, wholesaler or correspondent, U.S. Bank National Association (the "Escrow Agent"), any of their respective affiliates or any of their respective agents or employees (i) has investment discretion with respect to the investment of assets of the Plan used to purchase Units; (ii) has authority or responsibility to or regularly gives investment advice with respect to the assets of the Plan used to purchase Units for a fee and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to the Plan and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to the Plan; and (f) the Plan Fiduciary (i) is authorized to make, and is responsible for, the decision to invest in the Fund, including the determination that such investment is consistent with the requirement imposed by

Section 404 of ERISA that Plan investments be diversified so as to minimize the risk of large losses, (ii) is independent of the General Partners, JWH, Welton, CIS, IDS Futures, CISFS, any Selling Agent, wholesaler or correspondent, the Escrow Agent and any of their respective affiliates, and (iii) is qualified to make such investment decision. The undersigned will, at the request of the General Partners, furnish the General Partners with such information as the General Partners may reasonably require to establish that the purchase of Units by the Plan does not violate any provision of ERISA or the Code, including, without limitation, those provisions relating to "prohibited transactions" by "parties in interest" or "disqualified persons" as defined therein.

SUITABILITY REQUIREMENTS

         The states listed below require that residents of those states must meet higher minimum suitability requirements and/or higher minimum investments than those established by the Fund of a net worth of at least $45,000 (exclusive of home, furnishings and automobiles) plus a minimum annual gross income of at least $45,000 or, in the alternative, a net worth of $150,000 (exclusive of home, furnishings and automobiles) and a minimum investment of $1,000.

         Massachusetts, Minnesota, Missouri and North Carolina require that residents of those states must meet minimum suitability requirements of a net worth (excluding home, furnishings and automobiles) of at least $60,000 plus a gross annual income of at least $60,000 or, in the alternative, a net worth of at least $225,000 (exclusive of home, furnishings and automobiles).

         California: Net worth of at least $100,000 (exclusive of home, furnishings and automobile) plus an annual gross income of at least $65,000 or, in the alternative, a net worth of at least $250,000.

         Iowa: Net worth of at least $100,000 (exclusive of home, furnishings and automobile) plus an annual taxable income of at least $75,000 or, in the alternative, a net worth of at least $350,000.

         Michigan: Net worth of at least $60,000 (exclusive of home, furnishings, automobiles and investment in the Fund) plus a gross annual income of at least $60,000 or, in the alternative, a net worth (as defined above) of at least $225,000. Additionally, a subscriber's investment in the Fund may not exceed 10% of his or her net worth (exclusive of home, furnishings, automobiles and investment in the Fund).

         Pennsylvania: Net worth of at least $275,000 (exclusive of home, furnishings and automobiles). Additionally, if subscriber's net worth, as described above, is less than $1,000,000, then subscriber's investment in the Fund may not exceed 10% of his/her net worth.

         Tennessee: A gross income of at least $65,000 in the most recent past tax year and in the current tax year and a net worth of $65,000 (exclusive of home, furnishings and automobile) or, in the alternative, a net worth (exclusive of home, furnishings and automobile) of at least $250,000.

         Oregon and Texas: Net worth of at least $60,000 (exclusive of home, furnishings and automobiles) plus an annual taxable income of at least $60,000 or, in the alternative, a net worth of at least $225,000.

         Washington: Net worth (exclusive of home, furnishings and automobiles) or joint net worth with spouse in excess of $1,000,000 or an income in excess of $200,000 or joint income with spouse in excess of $300,000 in each of the last two tax years and reasonably expects to achieve the same level of income in the current year.

MINIMUM INVESTMENT CRITERIA

         Although the General Partners of the Fund believe that a minimum investment of $1,000 is appropriate for the Fund, the states listed below require that residents of those states must make a larger initial minimum investment in the Fund.


       Iowa:                  $3,000
       Minnesota:             $2,500
       Nebraska:              $5,000
       North Carolina:        $5,000
       Texas:                 $5,000


ATTENTION CALIFORNIA RESIDENTS:

   The General Partners, pursuant to Section 260.141.11 of the California Code of Regulations, are required to deliver to each California investor a copy of the rules regarding the restriction on transferring your limited partnership units.

RULE 260.141.11. RESTRICTION ON TRANSFER

   (a) The issuer of any security upon which a restriction on transfer has been imposed pursuant to Sections 260.141.10 or 260.534 shall cause a copy of this section to be delivered to each issuee or transferee of such security at the time the certificate evidencing the security is delivered to the issuee or transferee.

   (b) It is unlawful for the holder of any such security to consummate a sale or transfer of such security, or any interest therein, without the prior written consent of the Commissioner (until this condition is removed pursuant to Section
260.141.12 of these rules), except:

   (1)   to the issuer;

   (2)  pursuant to the order or process of any court;

   (3) to any person described in Subdivision (i) of Section 25102 of the Code or Section 260.105.14 of these rules;

   (4) to the transferor's ancestors, descendants or spouse, or any custodian or trustee for the account of the transferor or the transferor's ancestors, descendants, or spouse; or to a transferee by a trustee or custodian for the account of the transferee or the transferee's ancestors, descendants or spouse;

   (5)  to holders of securities of the same class of the same issuer;

   (6)  by way of gift or donation inter vivos or on death;

   (7) by or through a broker-dealer licensed under the Code (either acting as such or as a finder) to a resident of a foreign state, territory or country who is neither domiciled in this state to the knowledge of the broker-dealer, nor actually present in this state if the sale of such securities is not in violation of any securities law of the foreign state, territory or country concerned;

   (8) to a broker-dealer licensed under the Code in a principal transaction, or as an underwriter or member of an underwriting syndicate or selling group;

   (9) if the interest sold or transferred is a pledge or other lien given by the purchaser to the seller upon a sale of the security for which the Commissioner's written consent is obtained or under this rule not required;

   (10) by way of a sale qualified under Sections 25111, 25112, 25113 or 25121 of the Code, of the securities to be transferred, PROVIDED that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

   (11) by a corporation to a wholly owned subsidiary of such corporation, or by a wholly owned subsidiary of a corporation to such corporation;

   (12) by way of an exchange qualified under Section 25111, 25112 or 25113 of the Code, PROVIDED that no order under Section 25140 or subdivision (a) of Section 25143 is in effect with respect to such qualification;

   (13) between residents of foreign states, territories or countries who are neither domiciled nor actually present in this state;

   (14) to the State Controller pursuant to the Unclaimed Property Law or to the administrator of the unclaimed property law of another state;

   (15) by the State Controller pursuant to the Unclaimed Property Law or by the administrator of the unclaimed property law of another state, if, in either such case, such person (i) discloses to potential purchasers at the sale that transfer of the securities is restricted under this rule,
        (ii) delivers to each purchaser a copy of this rule, and (iii) advises the Commissioner of the name of each purchaser;

   (16) by a trustee to a successor trustee when such transfer does not involve a change in the beneficial ownership of the securities; or

   (17) by way of an offer and sale of outstanding securities in an issuer transaction that is subject to the qualification requirement of Section 25110 of the Code but exempt from that qualification requirement by subdivision (f) of Section 25102; PROVIDED that any such transfer is on the condition that any certificate evidencing the security issued to such transferee shall contain the legend required by this section.

   (c) The certificates representing all such securities subject to such a restriction on transfer, whether upon initial issuance or upon any transfer thereof, shall bear on their face a legend, prominently stamped or printed thereon in capital letters of not less than 10- point size, reading as follows:

   IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

                            IDS MANAGED FUTURES, L.P.

                              --------------------

                            SUBSCRIPTION INSTRUCTIONS

         Subscribers for Units of limited partnership interest in IDS Managed Futures, L.P. must deliver an executed copy of the Subscription Agreement and Power of Attorney (Exhibit C) with a check for the amount of such subscription payable to U.S. Bank National Association. The minimum subscription (including subscriptions of Individual Retirement Accounts, Keogh Plans and Employee Benefit Plans) is $1,000 (certain states have higher minimum amounts); any greater subscription amount must be in increments of $100. Each subscriber should review carefully the Subscription Requirements (Exhibit B) before completing and executing the Subscription Agreement and Power of Attorney (Exhibit C).

         The subscriber should return the completed Subscription Agreement and Power of Attorney and the check to: American Express Financial Advisors Inc., Geographic Service Team, P.O. Box 74, Minneapolis, Minnesota 55440. Subscription checks must be made payable to U.S. Bank National Association, St. Paul, Minnesota as Escrow Agent for IDS Managed Futures, L.P.

                                                                       EXHIBIT C

                            IDS MANAGED FUTURES, L.P.
                  SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY

           (1) SUBSCRIPTIONS. The undersigned ("Subscriber") hereby subscribes for units of limited partnership interest ("Units") in IDS Managed Futures, L.P. (the "Fund") at a price per Unit, if an Affiliated Purchaser, equal to the Net Asset Value per Unit as of the close of business on the last business day of the month in which the General Partners accept such subscriptions and admit the subscribers as Limited Partners, plus the amount of the Offering Expense Charge on a per Unit basis, and if a non-Affiliated Purchaser, at a price per Unit equal to the Net Asset Value per Unit as of the last business day of the month in which the General Partners accept such subscriptions and admit the subscribers as Limited Partners, plus the amount of the Sales Charge and the Offering Expense Charge on a per Unit basis (minimum initial subscription:
$1,000 including subscriptions for Individual Retirement Accounts and Keogh Plans). Concurrently with or prior to delivery of this Subscription Agreement and Power of Attorney, the Subscriber is delivering a check payable to U.S. Bank National Association as escrow agent for IDS Managed Futures, L.P. for the amount of his/her subscription to American Express Financial Advisors Inc., Geographic Service Team, P.O. Box 74, Minneapolis, Minnesota 55440. The General Partners may, in their sole and absolute discretion, accept or reject this subscription, and this subscription cannot be revoked, cancelled, or terminated by subscriber except as provided below. If this subscription is accepted, subscriber agrees to contribute the amount of the subscription to the Fund and to be bound by the terms of its Amended and Restated Limited Partnership Agreement.

         All subscription documents from a potential investor must be received by American Express Financial Advisors Inc. by the tenth calendar day of the month if they are to be considered for acceptance by the Fund in that month. American Express Financial Advisors Inc. will promptly send a confirmation of the investment and a copy of the Fund's most recent monthly account statement to the potential investor. The mailing of the confirmation and the account statement marks the beginning of the "Free Look" period. The Free Look period is 16 days. During this time the prospective investor will have the opportunity to determine whether he or she wishes his or her subscription to be retained by the Fund. The potential investor must notify American Express Financial Advisors Inc. by mail or telephone (pursuant to instructions in the notice from American Express Financial Advisors Inc.) of his or her decision NOT to invest. No further action is required in response to the notification from American Express Financial Advisors Inc. if the investor elects to subscribe. The investor's negative response must be received by American Express Financial Advisors Inc. during the Free Look period. Investors electing to withdraw their subscription pursuant to the above alternative will promptly receive a return of their subscription funds from the escrow agent. The investor may withdraw his or her subscription for any reason during the Free Look period. All subscriptions are subject to acceptance by the General Partners.

           (2) REPRESENTATIONS AND WARRANTIES. In addition to the representations to be acknowledged in the box on the facing page, Subscriber represents that he/she has had an opportunity to ask questions relating to the Subscription Requirements or to the Prospectus.

           (3) POWER OF ATTORNEY. In connection with the interest in IDS Managed Futures, L.P. acquired or to be acquired pursuant to this subscription, Subscriber hereby irrevocably constitutes and appoints CIS Investments, Inc. and IDS Futures Corporation (the General Partners of the Fund), with full power of substitution, his/her true and lawful attorneys-in-fact, with full power and authority in his/her name, place, and stead, to admit additional limited partners to the Fund, to file, prosecute, defend, settle or compromise any and all actions at law or suits in equity for or on behalf of the Fund with respect to any claim, demand or liability asserted or threatened by or against the Fund, and to execute, acknowledge, swear to, deliver, file and record on his/her behalf in the appropriate public offices and publish (i) all certificates and other instruments (including but not limited to a Certificate of Limited Partnership and a certificate of doing business under an assumed name) which the General Partners deem appropriate to qualify or continue the Fund as a limited partnership in the jurisdictions in which the Fund may conduct business or which may be required to be filed by the Fund or the Partners under the laws of any jurisdiction; (ii) all instruments which the General Partners deem appropriate to reflect a change or modification of the Fund in accordance with the terms of the Limited Partnership Agreement relating to the Fund or any amendment thereto; and (iii) all conveyances and other instruments which the General Partners deem appropriate to reflect the dissolution and termination of the Fund. The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable, and shall survive Subscriber's death or incapacity. Subscriber hereby agrees to be bound by any representation made by the General Partners and by any successor thereto, acting in good faith pursuant hereto.

                   LIMITED PARTNERSHIP PURCHASE PLAN AGREEMENT

         Please complete this form for each limited partnership sponsored by companies in the American Express Financial Corporation Group of companies when making purchases without a sales commission. Mail or route this form, the American Express Financial Advisors Inc. new business application, the partnership subscription agreement and a check to:

                    American Express Financial Advisors Inc.
                             Geographic Service Team
                                   P.O. Box 74
                              Minneapolis, MN 55440

         The following individuals are eligible to purchase limited partnership interests without paying a sales commission:

                  Advisors, managers and employees of companies in the American Express Financial Corporation Group of Companies.

         Eligible persons may purchase limited partnership interests in partnerships sponsored by the American Express Financial Group of Companies without paying the sales charge which is the base selling commission payable to American Express Financial Advisors Inc., not including any dealer/manager fee or other similar charge.

         I understand that the total discount I receive will be reported on my Form W-2 or 1099 as taxable income to me. (100% to independent contractors; 80% for employees).

         I represent that I have purchased these limited partnership interests as an investment and not with a view toward their resale.

         Please check the appropriate box and fill out your employee or advisor number below. Advisor numbers must include the check digit.

         I am an

1.      _____     Independent Contractor (veteran advisor, district manager)

2.      _____     American Express Employee (first year advisors, division
                  V.P., region V.P., associate manager, training and recruiting manager, division staff, home office staff)

Advisor/Employee Number_________________________________________________________

Unit/DO Number______________________    Advisor/Employee Name________________

Partnership Name____________________    ParTnership Account Number_____________
                                        (Entered by New Business)

Investment Amount $_________________

Signature___________________________    Date________________

                                                                       EXHIBIT D

                               IDS MANAGED FUTURES
                             REQUEST FOR REDEMPTION

IDS MANAGED FUTURES, L.P.                         ______________________________
c/o American Express Financial Advisors Inc.             Date
Geographic Service Team
P.O. Box 74
Minneapolis, Minnesota  55440

Dear Sirs:

         The undersigned hereby requests redemption of $_______ or _______ Units (please designate redemption amount in terms of dollars or Units or write "all") of the partnership identified below, less any amount the undersigned owes to such Fund. The undersigned hereby represents and warrants that he, she, or it is the true and lawful owner of the Unit or Units to which this request relates with full power and authority to request redemption of such Unit(s). The undersigned acknowledges that no redemptions are permitted during the first six months after he/she has been first admitted to the Fund. Further, the undersigned acknowledges that if he/she redeems all of his/her Units, he/she will not be permitted to purchase any Units offered by the Fund for six months following the date of any such redemption. Such Unit(s) are not subject to any pledge or otherwise encumbered in any fashion. Redemption shall be effective as of the last trading day of the month in which the General Partners receive this Request, PROVIDED that the General Partners receive notice ten days in advance of such date, and shall be in an amount based on Net Asset Value per Unit on such date. The minimum redemption amount, whether requested in terms of dollars or Units, is the lesser of $500 or the Net Asset Value of two Units, unless the undersigned is redeeming his/her entire interest in the Fund.

            SIGNATURES MUST BE IDENTICAL TO NAME(S) IN WHICH UNITS OF
                   LIMITED PARTNERSHIP INTEREST ARE REGISTERED

Please forward such funds by mail to the undersigned at:


-------------------------------------      -------------------------------------
                Name                          Street, City, State and Zip Code




Please forward such funds to the following IDS account:



-------------------------------------      -------------------------------------
           Product Name                                 Account Number



-------------------------------------
      Subscriber Tax ID Number


         ENTITY LIMITED PARTNER:                 INDIVIDUAL LIMITED PARTNER:
            (or Assignee)                               (Or Assignee)





-------------------------------------      -------------------------------------
          (Name of entity)




-------------------------------------      -------------------------------------
     (Authorized trustee partner
        or corporate officer)



-------------------------------------      -------------------------------------
     (Print title of authorized                 (Signature of all partners
trustee, partner or corporate officer)                 or assignees)


-------------------------------------      -------------------------------------
       Customer Account Number                      Name of Partnership

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         Set forth below are estimates of the approximate amounts of fees and expenses payable by the Registrant in connection with updating the Prospectus and preparing and filing this Post-Effective Amendment No. 6 to the Registration Statement. (Such fees and expenses will be paid jointly by the General Partners, and in return, the General Partners will receive the Offering Expense Charge as described in the Prospectus):



                                                                                               APPROPRIATE
                                                                                                 AMOUNT
                                                                                                 ------
Printing Expenses.......................................................................         85,000.00
Accounting Fees and Expenses............................................................         25,000.00
Seminars................................................................................        100,000.00
Blue Sky Fees and Expenses (excluding Legal Fees).......................................         40,000.00
Legal Fees and Expenses.................................................................         70,000.00
Escrow Fees.............................................................................         26,700.00
Marketing Expenses......................................................................         85,000.00
Miscellaneous Expenses..................................................................         50,000.00
                                                                                             -------------
      TOTAL.............................................................................       $481,700.00
                                                                                             =============



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 21 of the Limited Partnership Agreement included herein as
Exhibit 3.1, provides for indemnification of the General Partners, their officers, directors and persons owning or controlling the General Partners, under the circumstances described therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         There have been no recent sales of unregistered securities.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES.

         (1) EXHIBITS

         The following documents are filed herewith and made a part of this Registration Statement.



              EXHIBIT                              DESCRIPTION OF DOCUMENT
              NUMBER                               -----------------------
              ------
               1.1*         Form of Selling Agreement among Registrant, American
                            Express Financial Advisors Inc., IDS Futures
                            Corporation and CIS Investments, Inc.

               1.2*         Form of Amendment to Selling Agreement among
                            Registrant, American Express Financial Advisors
                            Inc., IDS Futures Corporation and CIS Investments,
                            Inc.

                3.1         Amended and Restated Limited Partnership Agreement (attached to Prospectus as Exhibit A).
                3.2         Subscription Requirements (attached to Prospectus as Exhibit B).
                3.3         Subscription Agreement and Power of Attorney (attached to Prospectus as Exhibit C).
                3.4         Request for Redemption (attached to Prospectus as Exhibit D).

                                      II-1

              EXHIBIT                              DESCRIPTION OF DOCUMENT
              NUMBER                               -----------------------
              ------
               5.1*         Opinion of Sidley & Austin relating to the legality of the Units.
               8.1*         Opinion of Sidley & Austin with respect to federal income tax consequences.
              10.1.1*       Advisory Contract between Registrant and John W. Henry & Company Inc. and Sabre Fund
                            Management Limited.
              10.1.2*       Amendment to Advisory Contract between Registrant and John W. Henry & Company, Inc.
              10.1.3*       Amendment to Advisory Contract between Registrant and Sabre Fund Management Limited.
              10.1.4*       Amendment to Advisory Contract between Registrant, John W. Henry & Company, Inc., and
                            Sabre Fund Management Limited dated April 30, 1996.
              10.1.5*       Advisory Contract between Registrant and Welton Investment Corporation dated July 2, 1997.
              10.1.6        Amendment to Advisory Contract between Registrant and John W. Henry & Company, Inc. dated
                            December 31, 1999.
               10.2*        Escrow Agreement between Registrant and First Trust National Association (replaces prior
                            Escrow Agreement between Registrant and First Bank National Association).
               10.3*        Brokerage Agreement between Registrant, Cargill Investor Services, Inc., and American
                            Express Financial Advisors Inc.
               10.4*        Form of Net Worth Agreement between Cargill Investor Services, Inc. and CIS
                            Investments, Inc. and between IDS Financial Corporation and IDS Futures Corporation.
               10.5*        Form of Representation Agreement between IDS Managed Futures, L.P., American Express
                            Financial Advisors Inc., CIS Investments, Inc., Cargill Investor Services, Inc., IDS Futures
                            Corporation, John W. Henry & Co., Inc. and Sabre Fund Management Limited.
               10.6*        Foreign Exchange Account Agreement between CIS Financial Services, Inc. and Registrant.
               10.7*        Form of Representation Agreement between IDS Managed Futures, L.P., American Express
                            Financial Advisors Inc., CIS Investments, Inc., Cargill Investor Services, Inc., IDS Futures
                            Corporation and Welton Investment Corporation.
               10.8         Form of Guarantee between Cargill, Incorporated and the Registrant 23.1 The consent of KPMG LLP.
               23.1         The consent of KPMG LLP.
               23.2         The consent of Ernst & Young LLP.
               23.3         The consent of Sidley & Austin.
               27.1         Financial Date Schedule


-------------------------
 *       Previously filed.

         (2)      FINANCIAL STATEMENT SCHEDULES

         No financial statement schedules are required to be filed with the registration statement.

ITEM 17.  UNDERTAKINGS.

         (a)(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Registration Statement Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago in the State of Illinois on March 2, 2000.

IDS MANAGED FUTURES, L.P.

By:  CIS Investments, Inc., General Partner



      By: /s/ Bernard W. Dan
         ---------------------------------------
          Bernard W. Dan
          President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Registration Statement Amendment has been signed below by the following persons on behalf of CIS Investments, Inc., a general partner of the Registrant, in the capacities indicated on March 2, 2000.


        /s/ Bernard W. Dan          President and Director
---------------------------------   (Principal Executive Officer)
   Bernard W. Dan


        /s/ Shaun D. O'Brien        Treasurer and Director
---------------------------------   (Principal Financial and Accounting Officer)
   Shaun D. O'Brien



        /s/ Barbara A. Pfendler     Vice President and Director
---------------------------------
   Barbara A. Pfendler


         (Being the principal executive officer, the principal financial and accounting officer and a majority of the directors of CIS Investments, Inc.)

CIS INVESTMENTS, INC., a general partner of Registrant


By:    /s/ Bernard W. Dan
       ------------------------
       Bernard W. Dan
       President

                            IDS MANAGED FUTURES, L.P.

                                  EXHIBIT INDEX


    EXHIBIT
     NUMBER            DESCRIPTION OF DOCUMENT
     ------            -----------------------
      1.1*        Form of Selling Agreement among Registrant, American Express Financial Advisors Inc.,
                  IDS Futures Corporation and CIS Investments, Inc.
      1.2*        Form of Amendment to Selling Agreement among Registrant, American Express Financial
                  Advisors Inc., IDS Futures Corporation and CIS Investments, Inc.
      3.1         Amended and Restated Limited Partnership Agreement (attached to Prospectus as
                  Exhibit A).
      3.2         Subscription Requirements (attached to Prospectus as Exhibit B).
      3.3         Subscription Agreement and Power of Attorney (attached to Prospectus as Exhibit C).
      3.4         Request for Redemption (attached to Prospectus as Exhibit D).
      5.1*        Opinion of Sidley & Austin relating to the legality of the Units.
      8.1*        Opinion of Sidley & Austin with respect to federal income tax consequences.
     10.1.1*      Advisory Contract between Registrant and John W. Henry & Co., Inc. and Sabre Fund
                  Management Limited.
     10.1.2*      Amendment to Advisory Contract between Registrant and John W. Henry & Co., Inc.
     10.1.3*      Amendment to Advisory Contract between Registrant and Sabre Fund Management Limited.
     10.1.4*      Amendment to Advisory Contract between Registrant, John W. Henry & Co., Inc., and
                  Sabre Fund Management Limited dated April 30, 1996.
     10.1.5*      Advisory Contract between Registrant and Welton Investment Corporation dated July 2,
                  1997.
     10.1.6       Amendment to Advisory Contract between Registrant and John W. Henry & Co. Inc. dated
                  December 31, 1999
     10.2*        Escrow Agreement between Registrant and First Trust National Association (replaces prior
                  Escrow Agreement between Registrant and First Bank National Association).
     10.3*        Brokerage Agreement between Registrant, Cargill Investor Services, Inc., and American
                  Express Financial Advisors Inc.
     10.4*        Form of Net Worth Agreement between Cargill Investor Services, Inc. and CIS
                  Investments, Inc. and between IDS Financial Corporation and IDS Futures Corporation.
     10.5*        Form of Representation Agreement between IDS Managed Futures, L.P., American Express
                  Financial Advisors Inc., CIS Investments, Inc., Cargill Investor Services, Inc., IDS Futures
                  Corporation, John W. Henry & Co., Inc. and Sabre Fund Management Limited.
     10.6*        Foreign Exchange Account Agreement between CIS Financial Services, Inc. and Registrant.
     10.7*        Form of Representation Agreement between IDS Managed Futures, L.P., American Express
                  Financial Advisors Inc., CIS Investments, Inc., Cargill Investor Services, Inc., IDS Futures
                  Corporation and Welton Investment Corporation.
     10.8         Form of Guarantee between Cargill, Incorporate and IDS Managed Futures, L.P.
     23.1         The consent of KPMG LLP.
     23.2         The consent of Ernst & Young LLP.
     23.3         The consent of Sidley & Austin.
     27.1         Financial Data Schedule.

-------------------------
 * Previously filed.